Exhibit 1.1

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Securities code: 8182

June 7, 2024

To Shareholders with Voting Rights:

Yoshikazu Motosugi
Representative Director and President
Inageya Co., Ltd.
6-1-1 Sakae-cho, Tachikawa City, Tokyo, Japan

NOTICE OF CONVOCATION OF

THE 76th ANNUAL GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation for your continued support and patronage.

We hereby inform you that the 76th Annual General Meeting of Shareholders of Inageya Co., Ltd. (the “Company”) will be held as described below.

In convening this General Meeting of Shareholders, the Company has taken measures to provide the information contained in the Reference Documents for the General Meeting of Shareholders (Items for Electronic Provision) electronically. Please access each website below to view this information.

The Company’s website

https://www.inageya.co.jp/ir/holder/ (Japanese only)

Tokyo Stock Exchange website (TSE Listed Company Information service)

https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show

Please access the above, enter “Inageya” in the issue name (company name) or “8182” in the securities code field, select “Basic Information,” “Documents for Public Inspection” from “Documents for Public Inspection/PR Information,” then “Notice of General Shareholders Meeting /Informational Materials for a General Shareholders Meeting” to view.

Please review the attached Reference Documents for the General Meeting of Shareholders listed in the items for electronic provision, and exercise your voting rights.

1.	Date and Time:	Wednesday, June 26, 2024 at 10:00 a.m. Japan time Reception will start at 9:00 a.m.
2.	Place:	Carlo, 4th floor, HOTEL emisia TOKYO TACHIKAWA 2-14-16 Akebono-cho, Tachikawa City, Tokyo, Japan
3.	Meeting Agenda:

	Matters to be reported:	1.	The Business Report and Consolidated Financial Statements for the Company’s 76th Fiscal Year (April 1, 2023 - March 31, 2024) and results of audits by the Accounting Auditor and the Audit & Supervisory Board of the Consolidated Financial Statements

		2.	Non-consolidated Financial Statements for the Company’s 76th Fiscal Year (April 1, 2023 - March 31, 2024)

Proposals to be resolved:
	Proposal 1:	Appropriation of Surplus
	Proposal 2:	Approval of Share Exchange Agreement between the Company and United Super Markets Holdings Inc.
	Proposal 3:	Election of Nine (9) Directors
	Proposal 4:	Election of One (1) Audit & Supervisory Board Member
	Proposal 5:	Appointment of an Accounting Auditor

■	In the event of any modifications to the items for electronic provision, the Company will post the modifications on the respective websites.

■	In accordance with provisions of laws and regulations as well as Article 16 of the Company’s Articles of Incorporation the following items for electronic provision are not provided in the documents attached to this Convocation Notice. Accordingly, a portion of the Business Report that was audited by the Audit & Supervisory Board Members and the Consolidated Financial Statements and Non-consolidated Financial Statements that were audited by the Audit & Supervisory Board Members and the Accounting Auditor in preparing the Auditor’s Report is included in this Convocation Notice.

“Matters Regarding Accounting Auditors,” “Matters Regarding Establishment of Systems to Ensure the Properness of Operations” and the “Policy on Determining the Dividends of Surplus, etc.” in the Business Report; “Consolidated Statement of Changes in Equity” and “Notes to Consolidated Financial Statements” of the consolidated financial statements; “Non-consolidated Statement of Changes in Equity” and “Notes to Non-consolidated Financial Statements” of the non-consolidated financial statements; “Accounting Auditor’s Audit Report on Consolidated Financial Statements,” “Accounting Auditor’s Audit Report on Non-consolidated Financial Statements,” and “Audit Report by the Audit & Supervisory Board” in the Audit Reports; and “Contents of Non-consolidated Financial Statements for the final fiscal year of United Super Markets Holdings Inc.” in Proposal 2 “Approval of Share Exchange Agreement between the Company and United Super Markets Holdings Inc.”

How to exercise your voting rights

■	If you exercise your voting rights by mail

●	Please indicate your approval or disapproval for each proposed resolution on the enclosed voting right exercise sheet and return the sheet to us before the deadline. If approval or disapproval is not indicated on the sheet, it will be treated as indicating your approval.

●	Deadline: The sheet must arrive by 6:00 p.m. on Tuesday, June 25, 2024.

■	If you exercise your voting rights via the Internet

●	Please access the below-listed voting right exercise website, follow the instructions on the screen, and register your approval or disapproval for each proposed resolution.

●	If voting rights are exercised both in writing and via the Internet, the indication of approval or disapproval via the Internet will be considered as effective.

●	If voting rights are exercised more than once via the Internet, the last indication of approval or disapproval will be considered as effective.

●	Voting right exercise website: https://evote.tr.mufg.jp/

For details, please see the next page.

●	Deadline: Voting rights must be exercised by 6:00 p.m. on Tuesday, June 25, 2024.

■	Attendance at the General Meeting of Shareholders

●	The General Meeting of Shareholders will be held from 10:00 a.m. on Wednesday, June 26, 2024.

●	Please bring the enclosed voting right exercise sheet with you and submit it to the reception at the meeting site. Please do not rip the right part of the sheet.

●	If your agent is attending the meeting, the agent needs to bring the voting right exercise sheet and your power of attorney. Only one agent per shareholder having a voting right of the Company may attend the meeting.

*	Any changes to the details and operations of the General Meeting of Shareholders will be announced on our website at https://www.inageya.co.jp/ir/holder/.

*	Photography, video recording and audio recording of the meeting, as well as storing thereof and posting thereof on SNS are strictly prohibited.

Information on the exercise of voting rights via the Internet

Deadline: Voting rights must be exercised by 6:00 p.m. on Tuesday, June 25, 2024.

■	By reading the QR code

You can log in to the voting right exercise website without entering the voting right exercise code or password.

1.	Please read the QR code printed on the lower right part of the voting right exercise sheet.

(The “QR code” is a registered trademark of Denso Wave Inc.)

2.	Please enter your approval or disapproval according to instructions on the screen afterward.

■	By entering the voting right exercise code and password

1.	Please access the voting right exercise website.

https://evote.tr/mufg.jp/

2.	Please enter the login ID and temporary password written on the voting right exercise sheet.

3.	Please enter your approval or disapproval according to the instructions on the screen afterward.

Any cost incurred in connection with accessing the voting website (e.g. Internet connection fees) should be borne by the shareholder.

If you have any questions on how to vote via Internet, please call Stock Transfer Agency Department (helpdesk) of Mitsubishi UFJ Trust and Banking Corporation at 0120-173-027 (between 9:00 – 21:00)

[For institutional investors]

You may also exercise your voting rights via the electronic voting right exercise platform operated by Investor Communications Japan, Inc. (ICJ).

Live Streaming

We will broadcast the General Meeting of Shareholders live over the Internet, allowing shareholders to watch from the comfort of their homes as detailed below. We will take privacy into consideration during the filming at the venue, but please be aware that shareholders may unavoidably appear in the video. Please understand this in advance.

Date and Time: From June 26 (Wed.), 2024, at 10:00 AM until the end of the General Meeting of Shareholders

Viewing method:

(1)	Please access the designated website at https://engagement-portal.tr.mufg.jp/
(2)	Please enter your login ID and password

-Login ID (12 digits): 3252-	XXXX-XXXX	-	XXX
	(8-digit shareholder number)		(leave them blank)

*Please make a note of your shareholder number before submitting the voting right exercise sheet.

-Password (11 digits): XXXXXXX2024

(7-digit postal code of your registered address (as of March 2024)

(3)	Once you have logged in, please click “live streaming” button.

Please accept terms and conditions of the live streaming by ticking the “accept” box before accessing the live streaming.

Important notes regarding viewing the live streaming

(1)	Watching the live streaming does not constitute attendance at the General Meeting of Shareholders under the Companies Act, and we will not be able to accept any statements, including exercising voting rights or asking questions. Voting rights must be exercised in advance either in writing or via Internet.

(2)	Due to unavoidable circumstances, it may become impossible to conduct the live streaming. In such case, we will notify you on our website (https://www.inageya.co.jp/ir/holder/).

(3)	Viewing is limited to the shareholder themselves.

(4)	It is strictly prohibited to film, record, save, or share the live streaming on social media or any other platforms.

(5)	Please be aware that issues with the video or audio may occur depending on your computer environment (model, performance, etc.) or Internet connection (line condition, speed, etc.).

(6)	Any costs associated with viewing (Internet connection fees, communication charges, etc.) will be borne by the shareholder.

[Questions on how the designated website, login method, login ID or password]

Stock Transfer Agency Department, Mitsubishi UFJ Trust and Banking Corporation

Tel: 120-676-808 (Accept calls: (1) between 9:00 – 17:00 on weekdays until June 25 (Tue.); and (2) between 9:00 and the end of the General Meeting of Shareholders on June 26 (Wed.))

[Questions relating to live streaming]

V-cube, Inc.

Tel: 03-6833-6879 (Accept calls between 9:00 and the end of the General Meeting of Shareholders on June 26 (Wed.))

Reference Documents for the General Meeting of Shareholders

Proposals and References

Proposal 1: Appropriation of Surplus

We would like to appropriate our surplus as follows.

Matters concerning year-end dividend We regard the return of profits to our shareholders to be an important management policy. While upholding a basic policy of paying out stable dividends on an ongoing basis, we comprehensively considered our consolidated business performance and future business development as well as internal reserves for increasing our earning power and strengthening our financial strength, and decided that we would like to pay a year-end dividend as follows.

(1)	Type of dividend property

Cash

(2)	Matters concerning the allotment of dividend property and the total amount thereof

7.50 yen per share of common stock of the Company for a total amount of 348,257,213 yen

The annual dividend for the fiscal year under review, including interim dividends, will be 15.00 yen per share.

(3)	Effective date of distribution of surplus

June 27, 2024

Proposal 2: Approval of Share Exchange Agreement between the Company and United Super Markets Holdings Inc.

The Company and United Super Markets Holdings Inc. (“U.S.M.H”) decided at their respective Board of Directors meetings held on April 18, 2024 to implement a share exchange effective November 30, 2024 in which U.S.M.H will become the wholly owning parent company in the share exchange and the Company will become the wholly owned subsidiary in the share exchange (the “Share Exchange”), and U.S.M.H will make the Company a wholly owned subsidiary of U.S.M.H (“make Inageya a wholly owned subsidiary”). On the same date, the Company and U.S.M.H concluded a share exchange agreement (the “Share Exchange Agreement”) regarding the Share Exchange.

This proposal requests our shareholders to approve the Share Exchange Agreement. The reasons for conducting the Share Exchange, the details of the Share Exchange, and other matters related to this Proposal are described below.

If this proposal is approved, prior to the effective date of the Share Exchange, the common stock of the Company (“Inageya Stock”) is scheduled to be delisted from the Prime Market of the Tokyo Stock Exchange, Inc. (“Tokyo Stock Exchange”) (the last trading date of the shares will be November 27, 2024).

1.	Reasons for Conducting the Share Exchange

U.S.M.H was established on March 2, 2015 through a joint share transfer by The Maruetsu, Inc. (“Maruetsu”), Kasumi Co., Ltd. (“Kasumi”), and MaxValu Kanto Co., Ltd. (“MV Kanto”; hereinafter, U.S.M.H, Maruetsu, Kasumi, and MV Kanto are collectively referred to as “U.S.M.H Group Companies” ). U.S.M.H is comprised of twelve (12) consolidated subsidiaries and three (3) affiliated companies (as of June 2024). U.S.M.H welcomes the participation of like-minded supermarket companies in the Tokyo metropolitan area under the basic philosophy to “offer customers healthy and valuable choices in food, cultivate deep relationships to build prosperous local communities, and constantly pursue innovation and move with the times.” U.S.M.H aims to become the number one supermarket company in the Tokyo metropolitan area by establishing 1,000 stores with one (1) trillion yen in sales as the core of AEON CO., LTD. (“AEON”)’s Kanto supermarket business.

Inageya was founded in 1900 in Tachikawa City, Tokyo, and operates supermarket and drug store businesses in one (1) metropolitan area and three (3) prefectures in the Kanto region (Tokyo, Kanagawa, Saitama, and Chiba). Inageya aims to contribute to society as a “helpful local business” by promoting “sukoyakeku,” which means “contributing to the realization of healthy, rich and warm daily lives, and a healthier society for customers” and practicing “the way of the merchant” which refers to “a group of people who can experience the joy of their customers as their own joy.”

AEON is promoting management based on the basic philosophy of “pursuing peace, respecting humans, and contributing to local communities, always with customers as our starting point” and aims to become a “company that contributes to local communities to the upmost of its ability” by responding to increasingly diverse environmental changes and by continuing to provide customers with a better lifestyle and improved convenience as competition across business lines is expected to intensify against the background of changes in consumer lifestyles and purchasing behavior.

In the food supermarket industry, demand for home meals increased due to the spread of COVID-19, which increased the number of people spending time at home and working from home. The industry as a whole performed well and was temporarily greatly affected by this “stay-at-home demand.” However, the business environment has become increasingly severe, as consumer behavior has shifted away from stay-at-home meals to eating out due to the normalization of economic and social activities. Further, operating costs have increased due to rising raw material prices, rising wages, and rising water and utility costs. In addition, the handling of food products by other industries, such as e-commerce operators and drug stores has increased due to Japan’s declining birthrate and aging population, as well as due to changes in consumer lifestyles and purchasing behavior. As a result, competition across industries has become more intense. Consequently, further shakeout and industry restructuring is expected in the future.

Based on this recognition of the environment, AEON, the Company, and U.S.M.H have continued to share information and discuss issues and have strived to realize their respective principles and increase corporate value. As announced in the press release dated April 25, 2023 “AEON CO., LTD., Inageya Co., Ltd., and United Super Markets Holdings Inc. Announce the Execution of a Memorandum of Understanding Regarding the Business Integration for Realization of a JPY1 trillion Supermarket in Kanto” (the “25 April 2023 Press Release”) AEON, the Company, and U.S.M.H have come to the conclusion that, in order to continue to respond to customers’ needs with a sense of speed, and to coexist with local communities and grow together in the Tokyo metropolitan area, where competition is expected to intensify further in the future, it is most appropriate to further deepen the relationship through strengthening capital relationships and management integration. This will allow AEON, the Company and U.S.M.H to make the most of the AEON Group’s various assets such as digital, products, human resources, and payment infrastructure. The goal being to evolve into a new business model that utilizes economies of scale as a combined one (1) trillion yen supermarket group. The Company and U.S.M.H will set aside sufficient time for discussions following the execution of the memorandum of understanding with a view to determining how to maximize synergies by around November 2024. AEON and the Company, which have already formed an alliance, will further strengthen their capital and business alliance relationship. AEON and the Company determined that they can promptly realize synergies by utilizing various assets of the AEON Group. AEON conducted a tender offer to the Company (the “Tender Offer”), as announced in the “Notice of Commencement of Tender Offer to Inageya Co., Ltd. (Securities Code: 8182)” dated October 6, 2023, and now holds 51.0% of shares of the Company, as announced in the “Notice of Results of Tender Offer for Shares of Inageya Co., Ltd. and Change of Subsidiary” dated November 30, 2023.

The preparatory committee for integration, which was jointly established on June 19, 2023, by the Company and U.S.M.H Group Companies, discussed and reviewed the realization and effect of the synergies envisaged following the execution of the memorandum of understanding. As a result of discussions, it has been determined that, in addition to contributing to the enhancement of corporate value through the synergies described below, in an increasingly competitive environment, strengthening the dominance of the Company and U.S.M.H in the Tokyo metropolitan area, where stable demand is expected to continue, will lead to the creation of various economies of scale.

In response to a proposal from U.S.M.H, the Company commenced consideration of whether to proceed with the transactions that would make Inageya a wholly owned subsidiary of U.S.M.H, including the Share Exchange (the “Transactions”). After thorough consideration of the potential disadvantages associated with the delisting of the Company, such as its corporate creditworthiness and the impact on current shareholders, the Company concluded that it would benefit from becoming a wholly owned subsidiary of U.S.M.H. This is because the Company considered that it will be able to maintain its corporate creditworthiness as a major group company of U.S.M.H even following the Share Exchange, and that it is possible to provide the shareholders of the Company with the value and benefits that can be generated by the Share Exchange through the delivery of shares of U.S.M.H as consideration for the Share Exchange. The Company considered that the Share Exchange will be beneficial not only for U.S.M.H but also for the shareholders of Inageya. AEON agreed with the Company’s plans and approved the Share Exchange. Further, as described in “Notice Regarding 100% Acquisition of Welpark Co., Ltd. by WELCIA HOLDINGS CO., LTD., Changes in Subsidiary at Inageya Co., Ltd. (share transfer) and receipt of special dividend from such Subsidiary, as well as Recognition of Extraordinary Income” dated April 18, 2024, the Company has reached an agreement with WELCIA HOLDINGS CO., LTD. (“Welcia HD”), a subsidiary of AEON, to transfer the shares of Welpark Co., Ltd. (“Welpark”), which is a subsidiary of the Company and operates a drug store business, to Welcia HD prior to the execution of the Transactions. The consideration of the Share Exchange by U.S.M.H and the Company is subject to the transfer of the shares of Welpark to Welcia HD.

As a result of the above, both Boards of Directors resolved to implement the Share Exchange as of April 18, 2024. Specifically, the two (2) companies expect the following synergies to arise, which will result in the improvement of corporate value:

(i)	Increase in sales and gross margin by expanding the use of TOPVALU private label products;

(ii)	Cost reduction through joint product procurement (national brand products, regional products, and imported products);

(iii)	Promotion of mutual efforts to revitalize food supermarkets, develop stores tailored to local customers, etc.;

(iv)	Cost reduction by organizing and utilizing the functions of distribution centers, and process centers, etc.;

(v)	Cost reduction through joint procurement of materials, fixtures and equipment, and integration of back-office operations;

(vi)	Joint use of credit cards, e-money and loyalty cards;

(vii)	E-commerce initiatives such as joint research and development of online businesses;

(viii)	Utilization of AEON Group’s education system and personnel exchange;

(ix)	Provision of analysis services combining membership information and POS information; and

(x)	Cost reduction through system sharing, and DX promotion.

2.	Contents of the Share Exchange Agreement

The contents of the Share Exchange Agreement are as stated in the Share Exchange Agreement (copy) as follows.

Share Exchange Agreement (copy)

United Super Markets Holdings Inc. (hereinafter “U.S.M.H”) and Inageya Co., Ltd. (hereinafter “Inageya”) will enter into a share exchange agreement (hereinafter the “Agreement”) as follows on April 18, 2024 (hereinafter the “Agreement Conclusion Date”).

Article 1 (The Share Exchange)

Pursuant to the provisions of the Agreement, U.S.M.H and Inageya shall conduct a share exchange (hereinafter the “Share Exchange”) in which U.S.M.H will become the wholly-owning parent company in the share exchange and Inageya will become the wholly-owned subsidiary in the share exchange. Through the Share Exchange, U.S.M.H shall acquire all of Inageya’s outstanding shares.

Article 2 (Trade names and addresses of the wholly-owning parent company in the share exchange and the wholly-owned subsidiary in the share exchange)

The trade names and addresses of U.S.M.H and Inageya are as follows.

(1)	U.S.M.H (the wholly-owning parent company in the share exchange)

Trade name: United Super Markets Holdings Inc.

Address: 1 Kanda Aioi-cho, Chiyoda-ku, Tokyo

(2)	Inageya (the wholly-owned subsidiary in the share exchange)

Trade name: Inageya Co., Ltd.

Address: 6-1-1 Sakae-cho, Tachikawa-shi, Tokyo

Article 3 (Matters regarding shares to be delivered at the time of the Share Exchange and their allotment)

1.	At the time of the Share Exchange, immediately before the time when U.S.M.H acquires all of the outstanding shares of Inageya through the Share Exchange (hereinafter the “Reference Time”), U.S.M.H shall provide each shareholder listed or recorded in the shareholder register of Inageya (excluding U.S.M.H; hereinafter the “Shareholders Eligible for Allotment”) with a number of shares of U.S.M.H common stock equal to the total number of shares of Inageya common stock owned by each multiplied by 1.46 (hereinafter the “Exchange Share Ratio”).

2.	Regarding the allotment of consideration in the preceding paragraph, U.S.M.H shall allot to each of the Shareholders Eligible for Allotment the number of U.S.M.H common shares obtained by multiplying each share of Inageya common stock owned by each said shareholder by the Exchange Share Ratio.

3.	If there is a fraction less than one share in the number of U.S.M.H common shares to be delivered to each of the Shareholders Eligible for Allotment pursuant to the provisions of the preceding two paragraphs, it shall be handled in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations.

Article 4 (U.S.M.H’s amount of capital and reserves)

U.S.M.H’s amount of capital and reserves to be increased through the Share Exchange shall be the amount separately determined by U.S.M.H in accordance with Article 39 of the Regulations on Corporate Accounting.

Article 5 (Effective date)

The date on which the Share Exchange shall become effective (hereinafter the “Effective Date”) shall be November 30, 2024. However, if necessary due to the necessity of proceeding with the procedures for the Share Exchange or for any other reason, U.S.M.H and Inageya may change this upon consultation and agreement.

Article 6 (Approval at the general meeting of shareholders)

1.	By the day before the Effective Date, U.S.M.H shall seek approval at its general meeting of shareholders for the matters necessary for the Agreement and the Share Exchange, and shall endeavor to the extent reasonably practical to obtain such approval by resolution at said general meeting of shareholders.

2.	By the day before the Effective Date, Inageya shall seek approval at its general meeting of shareholders for the matters necessary for the Agreement and the Share Exchange, and shall endeavor to the extent reasonably practical to obtain such approval by resolution at said general meeting of shareholders.

Article 7 (Cancellation of treasury shares)

By resolution at a Board of Directors meeting held by the day before the Effective Date, Inageya shall, at the Reference Time, cancel all treasury shares (including treasury shares acquired in response to a share purchase request from a dissenting shareholder as stipulated in Article 785, Paragraph 1 of the Companies Act, exercised at the time of the Share Exchange) held at the Reference Time.

Article 8 (Operation of business, etc.)

From the Agreement Conclusion Date until the Effective Date, U.S.M.H and Inageya will each carry out their own business operations and manage and operate their assets within the scope of normal business and with the care of prudent managers, as well as have their respective subsidiaries carry out their own business operations and manage and operate their assets with the care of prudent managers. Except with the prior written consent of the other party, neither company shall commit itself or its subsidiaries to any act that could result in a significant change in its financial status or that could have a material impact on the Share Exchange.

Article 9 (Changes to and termination of the Agreement)

If there are any significant changes in the financial status or management status of U.S.M.H or Inageya between the Agreement Conclusion Date and the day before the Effective Date, or in the event of a situation arising or showing signs of arising that will seriously impede the execution of the Share Exchange, making it difficult to achieve the purpose of the Share Exchange, U.S.M.H and Inageya may, through consultation, change the contents of the Agreement including the terms and conditions of the Share Exchange, or terminate the Agreement.

Article 10 (Validity of the Agreement)

The Agreement shall lose its validity if, by the day before the Effective Date, (i) approval by U.S.M.H and Inageya’s general meetings of shareholders as specified in Article 6 cannot not obtained, if (ii) the necessary approvals from relevant government agencies, etc. for the execution of the Share Exchange as stipulated by laws and regulations cannot be obtained, or if (iii) the Agreement is terminated in accordance with the preceding Article.

Article 11 (Governing law and jurisdiction)

The Agreement shall be governed by and interpreted in accordance with Japanese law, and all disputes regarding the performance or interpretation of the Agreement shall be under the exclusive jurisdiction of the Tokyo District Court at the first instance.

Article 12 (Good faith consultation)

If any questions arise regarding matters not stipulated in or the interpretation of the Agreement, U.S.M.H and Inageya shall consult in good faith and endeavor to resolve the issue.

(Remainder of page intentionally left blank.)

As proof of completion of the Agreement, two copies of this document shall be prepared, and each party shall retain one copy with their names and seals affixed.

April 18, 2024

U.S.M.H:	1 Kanda Aioi-cho, Chiyoda-ku, Tokyo United Super Markets Holdings Inc. President and Representative Director: Motohiro Fujita Seal:

Inageya:	6-1-1 Sakae-cho, Tachikawa-shi Tokyo Inageya Co., Ltd. Representative Director and President: Yoshikazu Motosugi Seal:

3.	Matters Related to the Appropriateness of the Consideration for the Exchange

(1)	Matters related to the appropriateness of the total number of considerations for the Share Exchange

1)	Details of the ownership ratio for the Share Exchange

	U.S.M.H (to become the parent company resulting from the share exchange)	Inageya (wholly owned subsidiary resulting from the share exchange)
Allotment ratio related to the Share Exchange	1	1.46
Number of shares to be delivered as a result of the Share Exchange	U.S.M.H ordinary shares (planned) 67,794,529 shares

(Note 1) Allotment ratio of shares

For each share of Inageya Stock, 1.46 shares of U.S.M.H stock (the “U.S.M.H Stock”) shall be allocated and delivered. However, no shares will be allotted through the Share Exchange for the Inageya Stock that U.S.M.H holds as at the Reference Time (as defined below). The above allotment ratio related to the Share Exchange (the “Share Exchange Ratio”) is subject to change upon consultation and agreement between the companies in the event of any material change to the terms and conditions on which the calculation is based. As of June, 2024, U.S.M.H does not hold any Inageya Stock. However, as of the end of March 2024, Kasumi, a subsidiary of U.S.M.H, held 96,000 shares of Inageya Stock. As part of the Share Exchange, shares of the U.S.M.H Stock will be allotted and delivered in accordance with the number of shares of the Inageya Stock held by Kasumi as at the Reference Time. Such shares will then be disposed of at a reasonable time in accordance with the provisions of Article 135, Paragraph 3 of the Companies Act.

(Note 2) Number of shares of U.S.M.H Stock to be delivered in the Share Exchange

In connection with the Share Exchange, U.S.M.H shall deliver the number of shares of the U.S.M.H Stock that is calculated by multiplying the total number of outstanding shares of the Company that U.S.M.H holds by 1.46 to the shareholders of the Company (however, meaning the shareholders after the cancellation of the treasury shares described below, excluding U.S.M.H) at the time immediately prior to the time when U.S.M.H acquires all Inageya Stock (the “Reference Time”) (except for the Inageya Stock held by U.S.M.H) through the Share Exchange, in exchange for the Inageya Stock they hold.

In addition, the shares to be delivered by U.S.M.H will be allocated as newly issued shares. Furthermore, pursuant to the resolution of the board of directors’ meeting of the Company to be held no later than the day prior to the effective date of the Share Exchange, the Company will cancel at the Reference Time all of the treasury shares it held as at the Reference Time (including the treasury shares to be acquired through the purchase of shares pertaining to the dissenting shareholders’ appraisal rights as provided in Article 785, Paragraph 1 of the Companies Act that will be exercised in connection with the Share Exchange).

(Note 3) Handling of shares less than one (1) unit

Pursuant to the provisions of the articles of incorporation and share handling regulations of U.S.M.H, shareholders who will hold shares less than one (1) unit (less than one hundred (100) shares) of U.S.M.H as a result of the Share Exchange will be entitled to use the following system. Shares less than one (1) unit cannot be sold on the financial instruments exchange market.

1.	System requiring additional purchase for shares less than one (1) unit (additional purchase to constitute one hundred (100) shares) Pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of U.S.M.H, a shareholder who holds less than one (1) unit of U.S.M.H shares may purchase from U.S.M.H the additional number of shares that when combined together with the number of shares less than one (1) unit the shareholder already holds will collectively constitute one (1) unit.

2.	System for requesting purchase of shares less than one (1) unit (sale of shares less than one (1) unit) Pursuant to Article 192, Paragraph 1 of the Companies Act, shareholders who hold shares less than one (1) unit of U.S.M.H may make a request to U.S.M.H requesting that U.S.M.H purchase their shares that constitute less than one (1) unit.

(Note 4) Handling of fractions of less than one (1) share

Pursuant to Article 234 of the Companies Act and other relevant laws and regulations, the Company’s shareholders that will receive fractional U.S.M.H shares less than one (1) share as a result of the Share Exchange shall be entitled to the number of U.S.M.H shares sold by U.S.M.H equivalent to the total whole number of shares that such fraction represents (any fraction less than one (1) in the total number shall be rounded down), and U.S.M.H shall pay the fractional percentage of such sale proceeds to such shareholders.

2)	Basis for the Share Exchange allocation

a.	Basis and reasons for the allocation

U.S.M.H and the Company have separately appointed third-party valuation institutions and legal advisors that are independent of U.S.M.H, the Company and AEON to ensure that the Share Exchange Ratio is determined in a fair and appropriate manner. U.S.M.H appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) and the Company appointed Nomura Securities Co., Ltd. (“Nomura Securities”) as its respective third-party valuation institutions. U.S.M.H appointed Yodoyabashi & Yamagami LPC and the Company appointed Nagashima Ohno & Tsunematsu as its respective legal advisors. The third-party valuation institutions and legal advisors commenced thorough examinations.

As described in 1) “Measures to Ensure Fairness” and 2) “Measures to Avoid Conflicts of Interest” in (3) “Matters Taken into Consideration to Avoid Conflicts of Interest with the Company’s Shareholders Other than U.S.M.H” below, U.S.M.H conducted careful examination and discussion upon taking into account the share exchange ratio calculation report received from Mizuho Securities on April 17 2024, as well as advice from Yodoyabashi & Yamagami LPC, and the results of due diligence that U.S.M.H conducted on the Company. U.S.M.H also considered instructions and advice from the U.S.M.H Special Committee, which consists solely of independent members who have no interest in the Company and AEON, and the contents of the report received on April 18, 2024. As a result, U.S.M.H concluded that the Share Exchange Ratio is appropriate and will benefit the shareholders of U.S.M.H Therefore, U.S.M.H determined that it is appropriate to implement the Share Exchange based on the Share Exchange Ratio.

As described in 1) “Measures to Ensure Fairness” and 2) “Measures to Avoid Conflicts of Interest” in (3) “Matters Taken into Consideration to Avoid Conflicts of Interest with the Company’s Shareholders Other than U.S.M.H” below, the Company conducted a careful examination and discussion upon taking into account the share exchange ratio calculation report obtained from Nomura Securities on April 18, 2024, as well as advice from Nagashima Ohno & Tsunematsu, and the results of the due diligence that the Company conducted on U.S.M.H. The Company also took into account instructions and advice from the Company’s Special Committee, which consists solely of independent members who have no interest in U.S.M.H and AEON, and the contents of the report received on April 18, 2024. As a result, the Company concluded that the Share Exchange Ratio is appropriate and will benefit the shareholders of the Company. Therefore, the Company determined that it is appropriate to implement the Share Exchange based on the Share Exchange Ratio.

As stated above, both U.S.M.H and the Company carefully considered the results of their respective due diligence reviews of the other party by reference to the calculation results of the share exchange ratio submitted by their respective third-party valuation institutions, and repeatedly conducted negotiations and consultations by comprehensively taking into account factors, such as their financial condition, asset status and future prospects. As a result, U.S.M.H and the Company have concluded that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders, and, therefore, they have determined that it is appropriate to conduct the Share Exchange based on the Share Exchange Ratio.

The Share Exchange Ratio may be amended by consultation and agreement between the two (2) companies in the event of any material change to the terms and conditions that serve as the basis for calculation of the Share Exchange Ratio pursuant to the Share Exchange Agreement.

b.	Matters relating to calculation

(i)	Name of the valuation institution and its relationship with the listed company and other companies

Mizuho Securities, U.S.M.H’s third-party valuation institution, and Nomura Securities, the Company’s third-party valuation institution, are both valuation institutions that are independent from U.S.M.H, the Company, and AEON, and are not related parties of U.S.M.H, the Company, or AEON.

Mizuho Bank, Ltd. (“Mizuho Bank”), a group company of Mizuho Securities, is a shareholder in the Company and AEON. Mizuho Trust Bank Co., Ltd. (“Mizuho Trust Bank”) is a shareholder in U.S.M.H and AEON. Mizuho Bank does not have any significant interest in connection with the Share Exchange, although it is involved in financing transactions with U.S.M.H, the Company and AEON as part of their ordinary banking transactions. Mizuho Securities stated that it has established and implemented an appropriate conflict of interest management system, including information barrier measures between Mizuho Securities, Mizuho Bank and Mizuho Trust Bank in accordance with the applicable laws and regulations as set forth in Article 36, Paragraph 2 of the Financial Instruments and Exchange Act (Act No. 25 of 1948; as amended) and Article 70-4 of the Cabinet Office Ordinance on Financial Instruments Business. Through these measures, the department in charge of financial advisory at Mizuho Securities valued the shares of the two (2) companies independently in connection with the Share Exchange without being affected by any conflict of interest and without considering the status of Mizuho Bank and Mizuho Trust Bank as shareholders and the status of Mizuho Bank as lender. An appropriate conflict of interest management system has been established and implemented at Mizuho Securities, the independence of Mizuho Securities as a third-party valuation institution has been secured because U.S.M.H and Mizuho Securities conduct transactions under the same terms and conditions as general trading partners, and Mizuho Securities has a track record of acting as a third-party valuation institution in similar cases in the past. For these reasons, U.S.M.H has judged that Mizuho Securities’ independence has been secured and accordingly selected Mizuho Securities as its third party valuation institution.

(ii)	Overview of calculation

Mizuho Securities calculated the exchange ratio by using the market price standard method because U.S.M.H is listed on the Tokyo Stock Exchange Standard Market and the Company on the Tokyo Stock Exchange Prime Market, and therefore market share prices for both companies exist (using April 25, 2023 as the calculation base date, Mizuho Securities analyzed the closing price of the market share prices by reference to the calculation base date on the Tokyo Stock Exchange Standard Market and the Tokyo Stock Exchange Prime Market based on the simple average closing price for the past one (1) month, the simple average closing price for the past three (3) months, and the simple average closing price for the past six (6) months.). Mizuho Securities also utilized the comparable multiple valuation method because there are several similar listed companies which are comparable to both companies and it is possible to infer share values by comparing similar companies. Finally, Mizuho Securities utilized the discounted cash flow method (the “DCF Method”) to reflect the expected value of the future business activities of both companies in the calculation. The valuation ranges for each of the valuation methods where the value per share for U.S.M.H is set at one (1) is as follows.

Method used	Calculation range of share exchange ratio
Market price standard method	1.13 to 1.17
Comparable multiple valuation method	0.78 to 1.22
DCF method	0.53 to 1.78

Under the market price standard method, using April 25, 2023, which is the date of the announcement of the 25 April 2023 Press Release, as the calculation base date, the closing price on that date and the simple average of the closing prices for each period of the past one (1) month, the past three (3) months, and the past six (6) months ended on April 25, 2023 were used for both U.S.M.H and the Company.

The financial forecasts for U.S.M.H and Inageya, which Mizuho Securities used as a base in calculating the DCF Method, include fiscal years in which significant increases and decreases in profits are expected. Specifically, operating income is expected to increase significantly from the previous fiscal year in the fiscal years ending February 2025 and February 2026, mainly due to an increase in same-store sales and the implementation of various measures to reduce SG&A expenses. Net income is expected to increase significantly from the previous fiscal year in the fiscal years ending February 2026 and February 2027. In addition, the Company’s financial forecasts also includes fiscal years in which significant changes in profit are expected. Specifically, in terms of operating profit, we expect a significant increase in profit from the previous fiscal year in the fiscal years ending March 2024 and 2025, mainly due to improvements in the gross profit margin at each store, and in terms of net income, we expect a return to profitability in the fiscal year ending March 2024 because there will be no impact from the reversal of deferred tax assets recorded in the fiscal year ending March 2023, and we expect a significant increase in profit from the previous fiscal year in the fiscal year ending March 2025, due to the aforementioned increase in operating profit. The synergies expected to be realized through the execution of the Share Exchange are not reflected in the financial forecasts of the two (2) companies because it is difficult to estimate the impact on earnings in detail at present. Therefore, such synergies are not reflected in the valuation using the DCF Method. The financial forecasts of the two (2) companies are not based on the implementation of the Share Exchange.

In calculating the share exchange ratio, Mizuho Securities assumed that prior to the effective date of the Share Exchange, the Company will receive a special dividend of JPY 1,263 million from Welpark and transfer its Welpark shares to Welcia HD for JPY 6,989 million, as described in “Notice Regarding 100% Acquisition of Welpark Co., Ltd. by WELCIA HOLDINGS CO., LTD., Changes in Subsidiary at Inageya Co., Ltd. (share transfer) and receipt of special dividend from such Subsidiary, as well as Recognition of Extraordinary Income” announced by Welcia HD, the Company and AEON as of April 18, 2024. In addition, in principle, the information provided by U.S.M.H and the Company, as well as publicly available information has been adopted as is (i.e., without modification). All such materials and information are assumed to be accurate and complete, and Mizuho Securities has not independently verified their accuracy and completeness. In addition, Mizuho Securities has not conducted any independent evaluation or assessment of assets and liabilities (including unrecorded assets, liabilities and other contingent liabilities) of U.S.M.H and the Company and their affiliates, nor has it requested a third party to conduct an evaluation or assessment. Mizuho Securities has relied on such information without independently verifying the accuracy, adequacy or feasibility of the companies’ business plans. Mizuho Securities’ calculations reflect the above information up to April 17, 2024.

Nomura Securities calculated the share exchange ratio between the two (2) companies by using the market price average method because U.S.M.H is listed on the Standard Market of the Tokyo Stock Exchange and the Company is listed on the Prime Market of the Tokyo Stock Exchange, and therefore market share prices for both companies exist. Nomura Securities also utilized the comparable valuation method because there are several similar listed companies which are comparable to both companies, and it is possible to infer share values by comparing similar companies. Finally, Nomura Securities utilized the DCF Method to reflect the expected value of the future business activities of both companies in the calculation. In calculating the share exchange ratio, Nomura Securities assumed that prior to the effective date of the Share Exchange, the Company will receive a special dividend of JPY 1,263 million from Welpark and transfer its Welpark shares to Welcia HD for JPY 6,989 million, as described in “Notice Regarding 100% Acquisition of Welpark Co., Ltd. by WELCIA HOLDINGS CO., LTD., Changes in Subsidiary at Inageya Co., Ltd. (share transfer) and receipt of special dividend from such Subsidiary, as well as Recognition of Extraordinary Income” announced by Welcia HD, the Company and AEON as of April 18, 2024.

The valuation range for the Company under each of the valuation methods when the value per share for U.S.M.H is set at one (1) is as follows.

Calculation method	Calculation range of share exchange ratio
Market price average method	1.34 to 1.50
Comparable multiple valuation method	1.16 to 1.20
DCF method	0.96 to 1.68

Under the market price average method, using April 17, 2024 as the calculation base date, the closing price of U.S.M.H shares on the Tokyo Stock Exchange Standard Market on the calculation base date and the simple average of the closing prices on the last five (5) business days, one (1) month, three (3) months, and six (6) months up to the calculation base date were used for U.S.M.H shares, and, using April 17, 2024 as the calculation base date, the closing price of Inageya Stock on the Tokyo Stock Exchange Prime Market on the calculation base date and the simple average of the closing prices on the last five (5) business days, one (1) month, three (3) months, and six (6) months up to the calculation base date were used for the Company’s shares.

Under the comparable multiple valuation method, JM Holdings Co., Ltd., Ecos Co., Ltd., Life Corporation Co., Ltd., Yaoko Co., Ltd., Mammy Mart Co., Ltd., and Belc Co., Ltd. were selected as listed companies deemed to be similar to the supermarket business, which is the main business of the two (2) companies, U.S.M.H and the Company, and the calculation was made using the multiple (“EBITDA Multiple”) of operating income before depreciation and amortization (“EBITDA”).

Under the DCF Method, the share value of U.S.M.H is evaluated by discounting the free cash flow that U.S.M.H is expected to generate in and after the fiscal period ending February 2025 to present value at a certain discount rate, based on various factors, including earnings and investment plans in business plans from the fiscal period ending February 2025 to the fiscal period ending February 2027 prepared by U.S.M.H, and public information. The discount rate for U.S.M.H is between 3.25% and 3.75%, and the perpetual growth rate is between −0.25% and 0.25%, and the EBITDA multiple is between 5.0 times and 7.0 times, using the perpetual growth rate method and the multiple method. Meanwhile, regarding the valuation of shares in the Company, the free cash flow that the Company is expected to generate in and after the fourth quarter of the fiscal year ending March 2024 is discounted to present value at a certain discount rate, based on various factors including earnings forecasts and investment plans in the Company’s business plans from the fiscal period ending March 2024 to the fiscal period ending March 2027 and public information. Discount rates ranging from 3.25% to 4.25% are used, and the perpetual growth rate and the multiple method are used to calculate the continuing value, with the perpetual growth rate ranging from −0.25% to 0.25% and the EBITDA multiple ranging from 5.0 times to 7.0 times, respectively.

The financial projections of U.S.M.H and the Company used by Nomura Securities for the calculation using the DCF Method refer to the fiscal years in which significant increases and decreases in profit are expected. Specifically, for the fiscal years ending February 2025, February 2026 and February 2027, U.S.M.H expects a significant increase in profit from the previous fiscal year mainly due to an increase in same-store sales and the implementation of various measures to reduce SG&A expenses. In particular, operating income is expected to increase by more than 30% compared to the previous year for the fiscal year ending February 2025 and by more than 30% compared to the previous year for the fiscal year ending February 2026. Net income is expected to increase by more than 70 compared to the previous year in the fiscal year ending February 2027. The financial forecasts for U.S.M.H are not based on the implementation of the Share Exchange. For Inageya, the company expects a significant increase in profit from the previous fiscal year in the fiscal years ending March 2024, March 2026 and March 2027, mainly due to improvement in profit by revitalization through renovation of existing stores and expansion of new stores, and introduction and expansion of private brand products. In particular, operating income is expected to increase by more than 70% compared to the previous year in the fiscal year ending March 2024 and by more than 30% compared to the previous year in the fiscal year ending March 2026. Net income is expected to increase by more than 40% compared to the previous year in the fiscal year ending March 2027. In addition, in the fiscal year ending March 2025, due to increases in corporation tax and corporation tax adjustments, the Company expects net income to decrease by more than 60% from the previous fiscal year. The financial forecasts for the Company are not based on the implementation of the Share Exchange.

The calculation of the share exchange ratio by Nomura Securities is based on financial, economic, market, business environment and other conditions as of calculation base date, and Nomura Securities relies on information available to it as of that date. Nomura Securities assumes the accuracy and completeness of public information reviewed by Nomura Securities and financial, legal, regulatory, tax, accounting and other information provided to Nomura Securities, and has not independently verified the accuracy and completeness thereof. In addition, Nomura Securities has not conducted any independent evaluation, appraisal or valuation of the assets or liabilities of the two (2) companies and their affiliates (including financial derivatives, off-balance sheet assets and liabilities and other contingent liabilities), including analysis and valuation of individual assets and liabilities, and has not requested any third-party institution to conduct any evaluation, appraisal or valuation. Nomura Securities assumes that the financial forecasts and other forward-looking information of the two (2) companies have been reasonably prepared or considered by the management of the companies based on the best and good faith forecasts and judgments currently possible, and that the financial condition of the companies will vary in accordance with such forecasts, and relies on such financial forecasts and other forward-looking information without conducting any independent investigation.

(2)	Reasons for selecting U.S.M.H ordinary shares as consideration for the Share Exchange

The Company and U.S.M.H selected the ordinary shares of U.S.M.H, the wholly owning parent company in the Share Exchange, as consideration for the Share Exchange. Since U.S.M.H is listed on the Tokyo Stock Exchange and has a high level of liquidity, which will ensure trading opportunities, and taking into consideration the fact that it will be possible for shareholders who hold Inageya Stock to enjoy the benefits of the integration resulting from the Share Exchange by receiving the ordinary shares of U.S.M.H, which will become the wholly owning parent company in the Share Exchange, it was determined that it is appropriate to use U.S.M.H’s ordinary shares as consideration for the Share Exchange.

(3)	Matters Taken into Consideration to Avoid Conflicts of Interest with the Company’s Shareholders Other than U.S.M.H

1)	Measures to ensure fairness

In the Share Exchange, AEON is the parent company of U.S.M.H and the Company, and there is a structure through which mutual conflicts of interest may arise through AEON. Therefore, U.S.M.H and the Company have determined that it is necessary to ensure the fairness of the Share Exchange and have implemented the following measures.

a.	Valuation reports from independent third-party institutions

In order to ensure fairness in the calculation of the share exchange ratio to be used for the Share Exchange, U.S.M.H selected Mizuho Securities, a third-party institution that is independent of U.S.M.H, the Company and AEON, and obtained a valuation report on the share exchange ratio as of April 17, 2024, and the Company selected Nomura Securities, a third-party institution that is independent of U.S.M.H, the Company and AEON, and obtained a valuation report on the share exchange ratio as of April 18, 2024. For an overview of each evaluation, please see 2) “Basis for the Share Exchange allocation” “b. Matters relating to calculation” in (1) Matters related to the appropriateness of the total number of considerations for the Share Exchange above. Neither of the companies obtained any written opinions (fairness opinions) from any third-party valuation institution to the effect that the share exchange ratio for the Share Exchange is fair from a financial viewpoint for the shareholders of U.S.M.H and the Company.

b.	Advice from independent law firms

U.S.M.H has appointed Yodoyabashi & Yamagami LPC to act as its legal advisor for the Share Exchange and has received legal advice regarding the procedures for the Share Exchange, and the decision-making methods and processes of the board of directors. Yodoyabashi & Yamagami LPC has no significant conflict of interest with U.S.M.H, the Company or AEON. The Company, on the other hand, has appointed Nagashima Ohno & Tsunematsu as its legal advisor for the Share Exchange, and has received their legal advice regarding the procedures for the Share Exchange, the decision-making methods and processes of the board of directors, and other matters. Nagashima Ohno & Tsunematsu does not have any significant conflict of interest with U.S.M.H, the Company or AEON.

Although Yodoyabashi & Yamagami LPC has legal advisory agreements in place with U.S.M.H and AEON, they are an outside law firm that provides legal services to several clients and not limited to these two (2) companies. The firm’s independence from U.S.M.H and AEON is not impaired by the existing legal advisory agreements. Since the firm provides legal advice regarding the Share Exchange as a legal advisor independent of U.S.M.H, the Company and AEON, U.S.M.H has determined that the firm’s independence is secured.

2)	Measures to avoid conflicts of interest

In the Share Exchange, AEON is the parent company of U.S.M.H and the Company, and there is a structure through which mutual conflicts of interest may arise through AEON. Therefore, the following measures have been implemented to avoid conflicts of interest.

a.	Acquisition by U.S.M.H of a report from a special committee with no interest

In an effort of being careful with the decision making in connection with the Share Exchange and for the purpose of confirming that eliminating the possibility of arbitrariness and conflicts of interest arising from the decision-making process of the board of directors of U.S.M.H, ensuring the fairness of such process, and causing the board of directors of U.S.M.H to approve the Share Exchange is not disadvantageous to minority shareholders of U.S.M.H, the company has established a special committee consisting of three (3) members: Mr. Shigekazu Torikai (Torikai Law Office) and Ms. Naoko Makino have no conflict of interest with AEON or the Company, are outside directors of U.S.M.H and have filed with the Tokyo Stock Exchange that they are independent officers; and Mr. Shinobu Okamoto, an outside auditor of U.S.M.H and for whom U.S.M.H has filed with the Tokyo Stock Exchange as an independent officer (“U.S.M.H Special Committee”). In considering the Share Exchange, U.S.M.H has consulted with the U.S.M.H Special Committee on whether the Share Exchange would be disadvantageous to the minority shareholders of U.S.M.H (“U.S.M.H Matters for Consultation”).

The U.S.M.H Special Committee held a total of 8 meetings between January 31, 2024, and April 15, 2024. In addition, it carefully considered the U.S.M.H Matters for Consultation by expressing opinions and collecting information via email and other means outside the meetings and by holding consultations as necessary. Specifically, the U.S.M.H Special Committee confirmed at its first meeting that there were no problems with the independence and expertise of the financial advisor, Mizuho Securities, a third-party appraiser, and the legal advisor, Yodoyabashi & Yamagami LPC, both of which were appointed by the U.S.M.H, and approved their appointment.

Afterwards, we received an explanation from and conducted a question-and-answer session with U.S.M.H on the purpose of the Share Exchange, pros and cons of the implementation of the Share Exchange, expected synergies to be realized from the Share Exchange, and the process and summary of the preparation of the business plan of U.S.M.H that serves as a precondition for the share exchange ratio. From Yodoyabashi & Yamagami LPC, a legal advisor of U.S.M.H, we received an explanation on the measures taken to ensure fairness of the operation of U.S.M.H Special Committee and other procedures in connection with the Share Exchange, including the decision-making methods and processes of the board of directors, and to avoid conflicts of interest, as well as the results of legal due diligence on the Company, followed by a question-and-answer session. Furthermore, upon U.S.M.H’s request, we received an explanation from and conducted a question-and-answer session with PwC Advisory G.K. on the results of financial and tax due diligence on the Company. We also received an explanation from and conducted a question-and-answer session with Mizuho Securities, a financial advisor of U.S.M.H and a third-party valuation institution, on the methods and results of the calculation of the Share Exchange Ratio, in order to verify their reasonableness. Moreover, U.S.M.H Special Committee received advice from Mizuho Securities and Yodoyabashi & Yamagami LPC for setting our negotiation policy on the Share Exchange Ratio, received updates on the negotiation periodically, gave instructions as needed, and took other actions to substantially involve in the negotiation process with the Company.

Under these circumstances, the U.S.M.H Special Committee carefully discussed and considered the U.S.M.H Matters for Consultation and submitted a report to the board of directors of U.S.M.H on April 18, 2024, to the effect that the Share Exchange is not disadvantageous to minority shareholders of U.S.M.H.

b.	Approval of all directors of U.S.M.H excluding those who have a conflict of interest, and supportive opinions of all auditors excluding those who have a conflict of interest

All seven (7) of the nine (9) directors of U.S.M.H, excluding Mr. Motohiro Fujita and Mr. Motoya Okada, attended the meeting of the board of directors of U.S.M.H held on April 18, 2024 and resolved to approve the Share Exchange with the support of all the directors present. In addition, all auditors of U.S.M.H participated in the above meeting, and they expressed no objection to the above resolution.

Mr. Motohiro Fujita is concurrently serving as Advisor to AEON, and Mr. Motoya Okada is concurrently serving as Director, Chairperson and Representative Executive Officer of AEON. Considering their possible conflict of interest in connection with the Share Exchange, neither of them participated in the deliberation or resolution regarding the Share Exchange at the board of directors’ meeting of U.S.M.H, nor participated in the discussion or negotiation with the Company regarding the Share Exchange in the capacity of U.S.M.H.

c.	Receipt of a report from a special committee with no conflict of interest with the Company

In an effort of being careful with the decision making in connection with the Share Exchange and the purpose of eliminating the possibility of arbitrariness and conflicts of interest which may arise from a decision-making process of its board of directors, ensuring the fairness thereof, and confirming that the decision to implement the Share Exchange by the board of directors will not be disadvantageous to the minority shareholders of the Company, the Company established a special committee (“Inageya Special Committee”), consisting of Mr. Shuichi Otani and Ms. Yaeko Ishida (Kitadai), who have no conflict of interest in AEON or U.S.M.H and are independent outside directors of the Company, for whom the Company has filed with the Tokyo Stock Exchange that they are independent officers, and Mr. Koji Makino, who is an outside corporate auditor of the Company and for whom the Company has filed with the Tokyo Stock Exchange that the auditor is an independent officer. In considering the Share Exchange, the Inageya Special Committee was consulted with matters, including: (i) the reasonableness of the purpose of the Share Exchange (including whether it will contribute to increasing corporate value); (ii) the appropriateness of the terms and conditions of the Share Exchange; (iii) the fairness of the procedures for the Share Exchange; and (iv) based on the above (i) to (iii), whether the Share Exchange would be considered disadvantageous to the minority shareholders (collectively, (i) through (iv) below, the “Inageya Matters for Consultation”). In deciding the matters in connection with the Share Exchange at the board of directors meeting, the board of directors of the Company resolved that the Special Committee’s judgment should be respected to the extent possible, and that in considering the above matters for consultation, the Inageya Special Committee shall (1) have the authority to collect information necessary for considering the matters for consultation (authority to request necessary information from the executing side of the Company and other parties); (2) have the authority to seek professional advice from Nomura Securities, which is a financial advisor appointed by the Company and a third-party valuation institution, and Nagashima Ohno & Tsunematsu, which is a legal advisor; (3) have the authority to designate or appoint, as necessary, an independent advisor of the Inageya Special Committee; and (4) have the authority to negotiate, as necessary, the terms and conditions of the Share Exchange with other parties (expenses related to (1) through (3) above shall be borne by the Company).

In addition to holding a total of 13 meetings between January 12, 2024, and April 18, 2024, the Inageya Special Committee also expressed its opinions and collected information via email and other means outside the meetings, held ad hoc discussions, and carefully considered the Inageya Matters for Consultation. Specifically, the Inageya Special Committee first confirmed the independence and expertise of Nomura Securities, which is the financial advisor appointed by the Company and a third-party valuation institution, and Nagashima Ohno & Tsunematsu, which is a legal advisor, and approved their appointment. Subsequently, the Inageya Special Committee sent a questionnaire to U.S.M.H regarding the purpose, etc. of the Share Exchange, and received from and conducted a question-and-answer session with U.S.M.H on the purpose of the Share Exchange, background to the Share Exchange, reason for selecting the Share Exchange, policy behind the management policy and approach to the treatment of employees after the Share Exchange, and treatment of Shareholder Yutai Plan. The Company also received advice from Nagashima Ohno & Tsunematsu, the Company’s legal advisor, regarding the decision making methods of the board of directors of the Company relating to the Share Exchange, the operation of the Special Committee, and other measures to ensure the fairness of the procedures relating to the Share Exchange and measures to avoid conflicts of interest, as well as the results of legal due diligence, and conducted a question-and-answer session. In addition, the Inageya Special Committee received the results of financial and tax due diligence conducted on U.S.M.H by EY Strategy & Consulting Co., Ltd. and Ernst & Young Tax Co. pursuant to a request from the Company, and conducted a question-and-answer session. Furthermore, the Inageya Special Committee received explanations from Nomura Securities, the Company’s financial advisor and a third-party valuation institution, on the method and results of the calculation of the consideration for the Transactions (e.g., the Share Exchange Ratio), and conducted a question-and-answer session to verify their reasonableness. Finally, based on advice from Nomura Securities and Nagashima Ohno & Tsunematsu, the Inageya Special Committee was substantially involved in the negotiations with U.S.M.H, such as by setting the negotiation policy for the consideration for the Transactions (e.g., the Share Exchange Ratio), receiving updates on the negotiations periodically, and giving instructions as needed.

Under such circumstances, the Inageya Special Committee carefully discussed and considered the Inageya Matters for Consultation, and submitted a report to the board of directors of the Company on April 18, 2024, to the effect that the Share Exchange was considered not disadvantageous to the minority shareholders of the Company.

d.	Unanimous approval of all directors of the Company excluding directors who have a conflict of interest

At the meeting of the board of directors of the Company held on April 18, 2024, which resolved the proposal regarding the Share Exchange, eight (8) of the nine (9) directors, excluding Mr. Hiroyuki Watanabe to avoid a potential conflict of interest due to his position of Executive Vice President of AEON and the positions of directors of AEON Financial Service Co., Ltd. and AEON DELIGHT CO., LTD., which are included in the AEON Group, resolved the Share Exchange by unanimous vote. In order to avoid a conflict of interest, Mr. Hiroyuki Watanabe did not participate in the discussions or negotiations regarding the Share Exchange in his capacity of the Company, nor did he participate in the deliberations regarding the Share Exchange at the aforementioned meeting of the board of directors of the Company.

(4)	Matters related to amounts of U.S.M.H’s capital and reserves

U.S.M.H’s amount of capital and reserves to be increased through the Share Exchange shall be the amount separately determined by U.S.M.H in accordance with Article 39 of the Regulations on Corporate Accounting. Such handling was decided within the scope of laws and regulations after comprehensive consideration of U.S.M.H’s capital policy and other circumstances, and was determined to be appropriate.

4.	Matters for Referral in Regard to Consideration

(1)	Provisions of the Articles of Incorporation of U.S.M.H

The provisions of the Articles of Incorporation of U.S.M.H are as stated in the Attachment.

(2)	Matters related to the conversion method of the exchange consideration

1)	Market for trading exchange consideration

U.S.M.H’s common stock is traded on the Tokyo Stock Exchange Standard Market

2)	Persons acting as an intermediary, agent or proxy for transactions of exchange consideration

The common stock of U.S.M.H is handled by intermediaries and agents at securities companies, etc. nationwide.

3)	Details of restrictions on transfer and other disposition of exchange consideration.

This item is not applicable.

(3)	Matters related to the market price of exchange consideration

The trends in share price of the common stock of U.S.M.H on the Tokyo Stock Exchange Standard Market over the past six months are as follows.

By month	Nov. 2023	Dec.	Jan. 2024	Feb.	Mar.	Apr.
Highest price ¥	1,076	1,021	1,042	1,017	1,011	1,009
Lowest price ¥	1,004	981	1,004	983	949	869

The market price of the common stock of U.S.M.H and trends thereof can be viewed by means of stock price information and charts, etc. disclosed by the Japan Exchange Group at the URL below.

https://www.jpx.co.jp/english/

(4)	Details of balance sheets for U.S.H.M. for each fiscal year ended in the past five years

U.S.M.H submits a securities report for each fiscal year pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act.

5.	Matters Related to the Appropriateness of Provisions Regarding Stock Acquisition Rights Related to the Share Exchange

This item is not applicable.

6.	Matters Related to Non-consolidated Financial Statements, etc.

(1)	Details of non-consolidated financial statements, etc. for the most recent business year of U.S.M.H Non-consolidated financial statements for U.S.M.H’s most recent business year (March 1, 2023 to February 29, 2024) are posted on the Company’s website (https://www.inageya.co.jp/ir/holder/) (Japanese only) and the Tokyo Stock Exchange website (Tokyo Stock Exchange Listed Company Search (https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show).

(2)	Details of events occurring after the last day of the most recent business year that have a significant impact on the status of company assets of the Company and U.S.M.H

1)	The Company

a.	The Company concluded the Share Exchange Agreement with U.S.M.H on April 18, 2024. The contents of the Share Exchange Agreement are described in “2. Contents of the Share Exchange Agreement” above.

b.	In light of the drugstore industry’s ongoing shakeouts and industry restructuring, the Company determined that Welpark, a consolidated subsidiary of the Company, will achieve the further improvement and growth of its corporate value in what is a severely competitive environment by acquiring the support of Welcia HD, which operates a nationwide drugstore business, rather than aiming to grow independently as the Group’s drugstore business. At the Board of Directors meeting held on April 18, 2024, the Company resolved to transfer all of Welpark’s shares to Welcia HD after receiving a special dividend of 1,263 million yen with an effective date of August 30, 2024 (scheduled), and concluded a Share Transfer Agreement with Welcia HD. The overview of the share transfer is as follows.

Transferee:	Welcia HD
Number of shares to be transferred:	16,000,000 shares
Transfer date:	September 2, 2024 (scheduled)
Transfer price:	6,989 million yen

2)	U.S.M.H

U.S.M.H concluded the Share Exchange Agreement with the Company on April 18, 2024. The contents of the Share Exchange Agreement are described in “2. Contents of the Share Exchange Agreement” above.

Attachment: Articles of Incorporation of United Super Markets Holdings Inc. (copy)

Articles of Incorporation of United Super Markets Holdings Inc.

CHAPTER I GENERAL PROVISIONS

(Trade Name)

Article 1. The name of the Company shall be United Supermarket Holdings Kabushiki Kaisha in Japanese, and United Super Markets Holdings Inc. in English.

(Purposes)

Article 2. The purposes of the Company shall be to operate the following businesses, and to control or manage the business activities of companies that operate those businesses by holding shares or equity in said companies.

(1)	Retail of apparel, foodstuffs, household goods, daily necessities, electrical products, furniture products, cosmetics, accessories, and other various goods, as well as the manufacture, processing, wholesale, and import/export of related goods

(2)	Sale of rice and grains, salt, tobacco products, postage stamps, revenue stamps, firearms and swords, and secondhand goods, as well as the sale and distribution of lottery tickets

(3)	Retail, wholesale, and import/export of alcoholic beverages

(4)	Sale and import/export of pharmaceuticals, quasi-pharmaceuticals, industrial chemical products, veterinary drugs, pesticides, poisonous substances, deleterious substances, petroleum, gases, fertilizers, feedstuffs, and measuring instruments

(5)	Sale, import/export, and leasing of vehicles such as automobiles, bicycles, light vehicles and other transport vehicles, yachts, motorboats, and their parts and accessories, and the automobile maintenance business

(6)	Production, sale, import/export, and leasing of movies, records, compact discs, videotapes, and video discs, etc.

(7)	Sale, import/export, and leasing of paintings and other works of art, sports equipment, medical equipment, kitchen equipment, and store equipment

(8)	Raising of livestock and pets, cultivation of plants, and their sale, import/export, and lease

(9)	Mail-order sales through catalogs

(10)	Sale of communication equipment, and agency business related to the solicitation for use of telecommunication lines and promotion of those usage rights

(11)	Entrustment with data entry using computer systems and related administrative processing services, and undertaking of filing and classification of documents and magnetic tapes, etc., photocopying of office documents, document preparation and shipping agency services, and accounting and accounting processing works, including cost accounting, journal entries, and financial statements

(12)	Development, production, sales, rental, installation support, and maintenance of video equipment, communications equipment, information equipment, educational equipment, computers and related system software, and related service business

(13)	Information processing services, information provision services, and personnel placement services, as well as telecommunications services and agency business thereof

(14)	Management of pharmacies, clinics, restaurants, entertainment facilities, amusement centers, public baths, sports facilities, private nursing homes, movie theaters and other theaters, and parking facilities

(15)	Management of wedding venues, exhibition venues, and ticketing agencies

(16)	Planning and operation of cram schools, cooking classes, and other culture classes

(17)	Management of nursery schools and childcare centers

(18)	Management guidance for affiliated stores using the franchise chain system

(19)	Building maintenance, building security, cleaning business, and hotel business

(20)	Automobile transportation, freight forwarding, port freight forwarding agency, and warehousing business

(21)	Entrustment with management and operation of logistics centers and logistics operations, and collection and processing of logistics information

(22)	Business related to photography, hairdressing, beauty, travel agency, printing, publishing, and advertising

(23)	Information provision and mediation services for marriage counseling and ceremonial occasions

(24)	Sale, purchase, lease, brokerage, management and appraisal of real estate, as well as undertaking of civil construction work, landscaping work, and interior decorating work

(25)	Management consulting business

(26)	Research, planning, design, and supervision related to regional development, urban development, and environmental improvement, as well as agency services for tenant recruitment, planning, research, and design services related to the effective use of land and buildings, and entrustment therewith

(27)	Agency services related to intermediation, guarantee, collection and payment of money lending and money borrowing, business related to investment, operation, purchase, sale, management, and brokerage of investment securities, credit card handling, and general leasing business

(28)	Issuance, sale, and management of electronic money, electronic points, and other electronic value-related information and pre-paid payment instruments, and provision of electronic payment systems

(29)	Non-life insurance agency business and life insurance solicitation business, as well as mediation and support for the entrustment of specified financial product transaction services with non-life insurance companies

(30)	Brokerage business for financial products

(31)	Sale of specified welfare equipment, lending of specified welfare equipment, sale of specified preventive long-term care equipment, and lending of specified preventive long-term care equipment pursuant to the Long-Term Care Insurance Act

(32)	Power generation business and management and operation thereof, as well as business related to the purchase and sale of electricity

(33)	Collection, transportation, and treatment of general industrial waste, and the effective utilization of related useful resources, including recovery, recycling, and regeneration

(34)	All other operations related to the items mentioned above

(Location of Head Office)

Article 3: The head office of the Company shall be located in Chiyoda-ku, Tokyo.

(Organizational Bodies)

Article 4: The Company shall have the following organizational bodies in addition to the General Meeting of Shareholders and Directors

(1)	Board of Directors
(2)	Corporate Auditors
(3)	Board of Corporate Auditors
(4)	Accounting Auditor

(Method of Public Notices)

Article 5: Public notices by the Company shall be by method of electronic notifications; provided, however, that if electronic notification is not possible due to an incident or other unavoidable circumstance, public notice shall be by publication in the Nihon Keizai Shimbun.

CHAPTER II. SHARES

(Total Number of Authorized Shares)

Article 6: The total number of shares authorized to be issued by the Company shall be five hundred million (500,000,000) shares.

(Acquisition of Treasury Stock)

Article 7: The Company may acquire treasury stock through market transactions or tender offer by resolution of the Board of Directors pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

(Unit of Shares)

Article 8: The number of shares constituting one unit of shares of the Company shall be one hundred (100) shares.

(Rights Regarding Fractional Shares)

Article 9: A shareholder of the Company may not exercise rights regarding fractional shares other than the rights stated below.

(1)	The rights stated in each item of Article 189, Paragraph 2 of the Companies Act

(2)	The right of demand pursuant to the provisions of Article 166, Paragraph 1 of the Companies Act

(3)	The right to allocations of offered shares and offered stock acquisition rights proportionally to the number of shares held by the shareholder

(4)	The right of demand stipulated in the following Article

(Additional Purchase of Fractional Shares)

Article 10: A shareholder of the Company may request the Company to sell a number of shares that, together with the number of fractional shares held by the shareholder, would constitute one unit of shares, pursuant to the provisions of the Share Handling Regulations.

(Shareholder Register Administrator)

Article 11: The Company shall have a Shareholder Register Administrator.

2.	The Shareholder Register Administrator and its business office shall be determined by resolution of the Board of Directors, and public notice thereof shall be issued by the Company.

3.	The preparation and retention of the Company’s Shareholder Register and Share Option Register, as well as other administrative matters related to the Shareholder Register and Share Option Register shall be entrusted to the Shareholder Register Administrator and shall not be handled by the Company.

(Share Handling Regulations)

Article 12: The handling of procedures for exercising the rights of shareholders of the Company and other matters related to shareholders shall be in accordance with laws and regulations, the Articles of Incorporation, and the Share Handling Regulations established by the Board of Directors.

CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

(Convocation)

Article 13: An Ordinary General Meeting of Shareholders of the Company shall be convened within three (3) months following the last day of each fiscal year, and an Extraordinary General Meeting of Shareholders shall be convened whenever necessary.

(Record Date for Ordinary General Meeting of Shareholders)

Article 14: The record date for the Ordinary General Meeting of Shareholders of the Company shall be the last day of February each year.

(Convener and Chairperson)

Article 15: A General Meeting of Shareholders of the Company shall be convened and chaired by the President by resolution of the Board of Directors, unless otherwise provided by laws and regulations.

2.	In the event that the President is incapacitated, a General Meeting of Shareholders shall be convened and chaired by another Director determined in an order previously determined by the Board of Directors.

(Measures for Electronic Provision, etc.)

Article 16: The Company shall, when convening a General Meeting of Shareholders, provide information contained in the Reference Documents for the General Meeting of Shareholders, etc. electronically.

2.	Among the matters to be provided electronically, the Company may omit all or part of the matters specified in the Ordinance of the Ministry of Justice from the written documents delivered to shareholders who have requested a paper copy by the record date for voting rights.

(Method of Resolutions)

Article 17: Resolutions of a General Meeting of Shareholders require the majority vote of attending shareholders who are eligible to exercise voting rights, unless otherwise provided by laws, regulations and the Articles of Incorporation.

2.	Resolutions stipulated in Article 309, Paragraph 2 of the Companies Act require no less than two-thirds of the voting rights of attending shareholders who hold one-third or more of the voting rights of shareholders eligible to exercise voting rights.

(Exercise of Voting Rights by Proxy)

Article 18: A shareholder may exercise voting rights through one (1) proxy who has voting rights in the Company.

2.	A shareholder or proxy must submit a document certifying the proxy right to the Company for each General Meeting of Shareholders.

CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

(Number of Directors)

Article 19: The number of Directors of the Company shall be no more than sixteen (16).

(Election of Directors)

Article 20: Directors shall be elected at a General Meeting of Shareholders.

2.	Resolutions for the election of Directors require the majority vote of attending shareholders who hold one-third or more of the voting rights of shareholders eligible to exercise voting rights.

3.	Resolutions for the election of Directors shall not be conducted by cumulative voting.

(Term of Office of Directors)

Article 21: The term of office of each Director shall expire upon conclusion of the Ordinary General Meeting of Shareholders held with respect to the most recent business year ending within one (1) year from assumption of office.

(Representative Directors and Directors with Special Titles)

Article 22: The Board of Directors shall, by resolution, appoint Representative Directors.

2.	The Board of Directors may, by resolution, appoint one (1) Chairman of the Board of Directors, one (1) President, and one or more Executive Vice Presidents, Senior Managing Directors, Managing Directors, and Directors & Advisors.

(Persons with the Right to Convene a Board of Directors Meeting, and Chairperson)

Article 23: A Board of Directors meeting shall be convened and chaired by the President, unless otherwise provided by laws and regulations.

2.	In the event that the President is incapacitated, the Board of Directors meeting shall be convened and chaired by another Director determined in an order previously determined by the Board of Directors.

(Convocation of a Board of Directors Meeting)

Article 24: A notice of convocation of a Board of Directors meeting shall be sent to each Director and Corporate Auditor no later than three (3) days prior to the meeting; provided, however, that in the case of urgency, such period may be shortened.

2.	When the consent of all Directors and Corporate Auditors is obtained, a Board of Directors meeting may be held without following the convocation procedures.

(Omission of Resolution by the Board of Directors)

Article 25: The Company shall deem that a resolution of the Board of Directors has been adopted when the conditions provided in Article 370 of the Companies Act have been fulfilled.

(Regulations of the Board of Directors)

Article 26: Matters relating to the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors, in addition to laws, regulations, and the Articles of Incorporation.

(Remuneration, etc. for Directors)

Article 27: Directors’ remuneration, bonuses, and other financial benefits received from the Company as consideration for the execution of duties (hereinafter, “Remuneration, etc.”) shall be determined by resolution of the General Meeting of Shareholders.

(Exemption from Liabilities of Directors)

Article 28: The Company may, by resolution of the Board of Directors, waive the liability for damages of Directors (including former Directors) for negligence of duties to the limit prescribed in laws and regulations pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act.

2.	The Company may enter into agreements with Outside Directors to limit their liability for damages due to the neglect of duties pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act; provided, however, that the maximum amount of liability under such agreements shall be the amount stipulated by laws and regulations.

CHAPTER V. CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

(Number of Corporate Auditors)

Article 29: The number of Corporate Auditors of the Company shall be no more than five (5).

(Election of Corporate Auditors)

Article 30: Corporate Auditors shall be elected at a General Meeting of Shareholders.

2.	Resolutions for the election of Corporate Auditors require a majority vote of attending shareholders who hold one-third or more of the voting rights of shareholders eligible to exercise voting rights.

(Term of Office of Corporate Auditors)

Article 31: The term of office of each Corporate Auditor shall expire upon conclusion of the Ordinary General Meeting of Shareholders held with respect to the most recent business year ending within four (4) years from assumption of office.

2.	The term of office of a Corporate Auditor who is appointed as a substitute for a Corporate Auditor who retires prior to the expiration of term of office shall continue until the expiration of the term of office of the retired Corporate Auditor.

(Standing Corporate Auditors)

Article 32: The Board of Corporate Auditors shall appoint Standing Corporate Auditors by resolution.

(Convocation of a Board of Corporate Auditors Meeting)

Article 33: A notice of convocation of a Board of Corporate Auditors Meeting shall be sent to each Corporate Auditor no later than three (3) days prior to the meeting; provided, however, that in the case of urgency, such period may be shortened.

2.	When the consent of all Corporate Auditors is obtained, a Board of Corporate Auditors Meeting may be held without following the convocation procedures.

(Regulations of the Board of Corporate Auditors)

Article 34: Matters relating to the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors, in addition to laws, regulations, and the Articles of Incorporation.

(Remuneration, etc. for Corporate Auditors)

Article 35: Remuneration, etc. for Corporate Auditors shall be determined by resolution of the General Meeting of Shareholders.

(Exemption from Liabilities of Corporate Auditors)

Article 36: The Company may, by resolution of the Board of Directors, waive the liability for damages of Corporate Auditors (including former Corporate Auditors) for negligence of duties to the limit prescribed in laws and regulations pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act.

2.	The Company may enter into agreements with Outside Corporate Auditors to limit their liability for damages due to the neglect of duties pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act; provided, however, that the maximum amount of liability under such agreements shall be the amount stipulated by laws and regulations.

CHAPTER VI. ACCOUNTS

(Fiscal Year)

Article 37: The fiscal year of the Company shall begin on March 1 of each year and end on the last day of February the following year.

(Decision-making Body with Respect to Distribution of Surplus, etc.)

Article 38: The Company shall determine the distribution of surplus and other matters stipulated in each item of Article 459, Article 1 of the Companies Act by resolution of the Board of Directors, and not by resolution of the General Meeting of Shareholders, unless otherwise provided by laws and regulations.

(Record Date for Distribution of Surplus)

Article 39: The record date for distribution of year-end dividends of the Company shall be the last day of February each year.

2.	The record date for distribution of interim dividends of the Company shall be August 31 each year.

3.	In addition to the preceding two paragraphs, the Company may distribute dividends of surplus by stipulating a record date.

(Exclusion Period for Distribution of Surplus)

Article 40: The Company shall be released from its obligation to pay any cash dividends that remain unclaimed after the lapse of three (3) years from the date of commencement of payment.

2.	Interest shall not accrue on unpaid dividends.

Date of establishment:	March 2, 2015
Date of implementation:	March 2, 2015
Date of amendment:	May 1, 2015
Date of amendment:	May 21, 2018
Date of amendment:	May 21, 2021
Date of amendment:	May 20, 2022

<Supplementary Explanation>

Please refer to the following list of Frequently Asked Questions regarding Proposal 2 (Approval of Share Exchange Agreement between the Company and United Super Markets Holdings Inc.).

Q1. Why did you choose a share exchange method using U.S.M.H shares as consideration?

The Share Exchange is one that uses U.S.M.H shares as consideration and is not a cash-out involving cash consideration. Following the Share Exchange, through which U.S.M.H shares, which are the consideration for the Share Exchange, will be delivered to shareholders of the Company, the shareholders of the Company will become shareholders of U.S.M.H, which will be the Company’s wholly owning parent company, and it will be possible to provide the value and benefits that can be generated by the Share Exchange. In addition, U.S.M.H’s shares are listed shares with a high level of liquidity, making it possible to secure trading opportunities for our shareholders. Therefore, we have adopted the share exchange method as we believe it will be beneficial for shareholders of the Company.

Q2. Does the Share Exchange constitute a tax-qualified reorganization? Or does it incur tax for the shareholders of the Company?

We believe that the Share Exchange will be recognized as a tax-qualified reorganization.

Although we understand that the tax-qualified reorganization itself will not result in any tax liability for our shareholders, it is possible that tax liability may arise if U.S.M.H shares are sold after the Share Exchange. Please consult a tax professional for more information.

Q3. Until when can the Company’s shares be sold on the market?

As a result of the Share Exchange, the Company will become a wholly owned subsidiary of U.S.M.H as of the effective date (November 30, 2024) (scheduled). The Company’s shares can be traded on the market until the final trading day of November 27 (scheduled).

Q4. What will happen to the Company’s shares in the Share Exchange?

On the effective date of the Share Exchange (November 30, 2024) (scheduled), 1.46 shares of U.S.M.H shall be allocated and delivered for each share of the Company’s stock, and the Company’s shareholders will hold U.S.M.H shares in exchange for the shares they hold in the Company.

Q5. What will happen to fractional shares less than one share in the Share Exchange?

In accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations, for the Company’s shareholders who will receive fractions of U.S.M.H shares less than one share as a result of the Share Exchange, U.S.M.H will sell a number of U.S.M.H shares equivalent to the total number of such fractions (if there is a fraction less than 1 in the total number, it will be rounded down), and the sale proceeds will be distributed to the Company’s shareholders in proportion to the fractions thereof.

Q6. How was the allotment ratio for the Share Exchange determined?

The Company appointed Nomura Securities Co., Ltd. and Nagashima Ohno & Tsunematsu as its respective third-party valuation institution and legal advisor independent of AEON, and U.S.M.H appointed Mizuho Securities Co., Ltd. and Yodoyabashi & Yamagami LPC as its respective third-party valuation institution and legal advisor independent of AEON, and both companies conducted thorough examinations.

Both companies obtained share exchange ratio calculation reports submitted by their respective third-party valuation institution, and carefully discussed and considered the advice from their respective legal advisor, and the results of their respective due diligence review conducted on the other party, and repeatedly conducted negotiations and consultations by comprehensively taking into account factors, such as their financial condition, asset status and future prospects. In addition, both companies established a Special Committee, which consists solely of independent members with no conflict of interest in the other party or AEON, and carefully discussed and considered in light of the instructions, advice, and content of the report from the committee.

As a result, the Company and U.S.M.H concluded that the allotment ratio for this Share Exchange is appropriate and will benefit the respective shareholders, and therefore determined that it is appropriate to implement the Share Exchange based on the Share Exchange Ratio.

Q7. Is the allotment ratio for the Share Exchange appropriate?

As stated in the response to Q6., the Company obtained a share exchange ratio calculation report from Nomura Securities, our third-party valuation institution, and carefully discussed and considered the matters, taking into account the advice received from Nagashima Ohno & Tsunematsu, our legal advisor, the results of the due diligence review of U.S.M.H by the Company, the instructions and advice received from the Company’s Special Committee, which consists solely of independent members with no conflict of interest in U.S.M.H or AEON, as well as the content of the report received from the Committee. As a result, the Company determined that the Share Exchange Ratio allotting 1.46 shares of U.S.M.H for each share of the Company’s stock is appropriate and will contribute to the interests of the Company’s shareholders, and has therefore determined that it is appropriate to implement the Share Exchange based on the Share Exchange Ratio.

The valuation range of the Share Exchange Ratio by Nomura Securities is as follows.

Calculation method	Calculation range of share exchange ratio
Market price average method	1.34 to 1.50
Comparable multiple valuation method	1.16 to 1.20
DCF method	0.96 to 1.68

Q8. What will happen to U.S.M.H shares constituting less than one unit that will be held as a result of the Share Exchange?

Pursuant to the provisions of the Articles of Incorporation and the Share Handling Regulations of U.S.M.H, the shareholders of the Company who will hold less than one unit (less than 100 shares) of U.S.M.H shares as a result of the Share Exchange will be eligible to use the following systems with regard to U.S.M.H shares: (1) System for requiring additional purchase of shares less than one unit (additional purchase to constitute 100 shares); (2) System for requesting purchase of shares less than one unit (sale of shares less than one unit). (Please refer to (Note 3) on page 9 of the Notice of Convocation of the Ordinary General Meeting of Shareholders.) Shares less than one (1) unit cannot be sold on the financial instruments exchange market.

Proposal 3: Election of Nine (9) Directors

The terms of office of all nine (9) Directors will expire at the conclusion of this General Meeting of Shareholders.

Accordingly, the Company requests the election of nine (9) Directors.

The candidates for Director are as follows:

No.	Name		Current positions and responsibilities at the Company	Attendance at the Board of Directors meetings
1	Yoshikazu Motosugi	[Reappointment]	Representative Director and President	25/25 (100%)
2	Kazushige Hamura	[Reappointment]	Senior Managing Director Responsible for Compliance and Administration	24/25 (96.0%)
3	Kazuhiko Shimamoto	[Reappointment]	Managing Director Responsible for Group Management Strategy, Sales Strategy, and IR	19/19 (100%)
4	Makoto Sugaya	[Reappointment]	Director Responsible for Store Operations; General Manager of Sales Division	25/25 (100%)
5	Masato Moriya	[Reappointment]	Director Responsible for Merchandise and Logistics; General Manager of Perishable Foods and Prepared Meals Strategy Division	19/19 (100%)
6	Shigeru Nakabayashi	[Reappointment]	Director Responsible for Information Systems	19/19 (100%)
7	Hiroyuki Watanabe	[Reappointment]	Director	14/19 (93.3%*)
8	Shuichi Otani	[Reappointment] [Outside] [Independent]	Outside Director	25/25 (100%)
9	Yaeko Ishida	[Reappointment] [Outside] [Independent]	Outside Director	25/25 (100%)

[Reappointment] Candidate for reappointment as Director

[Outside] Candidate for Outside Director

[Independent] Independent director stipulated by the rules of stock exchanges, etc.

*

Attendance record of Mr. Hiroyuki Watanabe

Since Mr. Hiroyuki Watanabe’s assumption of office as Director, 19 Board of Directors meetings were held during the fiscal year under review. Of these meetings, four were dedicated to deliberations on management integration. He did not attend these four meetings as he was an interested party with respect to the subject matter of these meetings, and therefore, his attendance rate was calculated, taking such circumstances into consideration.

Note:	The Company’s decision policy on nominations and the distribution of Directors’ major knowledge, experience, ability, etc. of Directors after the General Meeting are stated on pages 44 to 46.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held
1	Yoshikazu Motosugi (March 20, 1964) [Reappointment] [Attendance at the Board of Directors meetings] 25/25 (100%)	April 1986	Joined the Company	5,800
		June 2011	Executive Officer
		October 2012	General Manager of Sales & Marketing Planning Headquarters
		September 2014	General Manager of Group Human Resources Headquarters
		June 2016	Director General Manager of Sales Headquarters
		July 2018	General Manager of Merchandise Headquarters
		October 2019	General Manager of Sales & Marketing Headquarters
		April 2020	Representative Director and President (to present)
[Significant concurrent positions]
None

[Reason for nomination as a candidate for Director]

Mr. Yoshikazu Motosugi has fulfilled an appropriate role in decision-making on important matters, supervising business execution, etc. with the aim of contributing to society as a useful business to the region. He is well versed in all aspects of businesses and, as the Company’s Representative Director and President, committed to transformation and challenge, he has been responsible for management to resolve various important issues through the initiatives for key strategies based on the Inageya Group Sustainability Policy. The Company has renominated him as a Director candidate because it considers him to be an appropriate talented person to achieve sustainable growth and medium- to long-term increase of the Group’s corporate value by reflecting in the Company’s management the synergy with the AEON Group to be achieved through the management integration.

There is no special interest between the candidate and the Company.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held
2	Kazushige Hamura (January 16, 1964) [Reappointment] [Attendance at the Board of Directors meetings] 24/25 (96.0%)	April 1988	Joined the Kyowa Bank, Ltd. (currently Resona Bank, Limited)	5,680
		April 2008	General Manager of Customer Service Division, Akishima Branch, Resona Bank, Limited
		January 2011	Senior Auditor of Internal Audit Division
		October 2011	General Manager of Sales Division III, Shinjuku Branch
		January 2015	Compliance Officer of Compliance Division and Advisor of Sales Support Division
		August 2017	Seconded to the Company
		August 2019	Joined the Company
		October 2019	Executive Officer of the Company; In charge of IR; in charge of Finance; and General Manager of Finance Division
		June 2020	Director General Manager of Administrative Headquarters; in charge of IR; in charge of Finance; and General Manager of Finance Division
		December 2020	General Manager of Administrative Headquarters; in charge of IR; in charge of Finance; in charge of Compliance; and General Manager of Finance Division
		June 2021	Managing Director General Manager of Administrative Headquarters; in charge of Compliance; and General Manager of Inageya Group Life Service Center
		April 2022	General Manager of Administrative Headquarters; in charge of Compliance
		October 2022	In charge of Compliance; Human Resources; General Affairs; Finance; Store Development; Information Systems
		June 2023	Senior Managing Director (to present) Responsible for Compliance and Administration (to present)
[Significant concurrent positions]
None

[Reason for nomination as a candidate for Director]

Mr. Kazushige Hamura has fulfilled an appropriate role in decision-making on important matters, supervising business execution, etc. with the aim of contributing to society as a useful business to the region. Leveraging his abundant experience and a high level of insight in financial institution operations, as Senior Managing Director, he has been focusing on raising awareness of and providing guidance on compliance, and managing risks, and has exercised leadership in the cultivation of a sound working environment and corporate culture, as well as the restructuring of the organization, systems, and functions. The Company has renominated him as a Director candidate because it considers him to be an appropriate talented person to achieve sustainable growth and medium- to long-term increase of the Group’s corporate value by reflecting in the Company’s management the synergy with the AEON Group to be achieved through the management integration.

There is no special interest between the candidate and the Company.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held
3	Kazuhiko Shimamoto (April 16, 1961) [Reappointment] [Attendance at the Board of Directors meetings] 19/19 (100%)	July 1981	Joined the Company	9,000
		July 2009	Executive Officer General Manager of FM Headquarters
		June 2011	Director General Manager of FM Headquarters
		October 2012	General Manager of Sales Headquarters; General Manager of FM Headquarters
		August 2013	General Manager of Sales Headquarters
		June 2016	Managing Director In charge of President’s Office and Diversity; General Manager of Human Resources Headquarters
		June 2017	Senior Executive Director, Welpark Co., Ltd.
		November 2019	Representative Director and President
		June 2023	Managing Director of the Company (to present) Responsible for Group Management Strategy, Sales Strategy, and IR (to present)
[Significant concurrent positions]
None

[Reason for nomination as a candidate for Director]

Mr. Kazuhiko Shimamoto has fulfilled an appropriate role in decision-making on important matters, supervising business execution, etc. with the aim of contributing to society as a useful business to the region. Leveraging his abundant business experience in the sales divisions of the Company and management experience at a subsidiary of the Company, etc., as a Managing Director, he has promoted strengthening of the sales plan, strengthening of the new businesses, operational improvement, etc. and has exercised leadership concerning the management strategy and the sales strategy. The Company has renominated him as a Director candidate because it considers him to be an appropriate talented person to achieve sustainable growth and medium- to long-term increase of the Group’s corporate value by reflecting in the Company’s management the synergy with the AEON Group to be achieved through the management integration.

There is no special interest between the candidate and the Company.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held
4	Makoto Sugaya (December 6, 1969) [Reappointment] [Attendance at the Board of Directors meetings] 25/25 (100%)	March 1993	Joined the Company	3,468
		July 2011	General Manager of Ageo-shonan Store
		October 2012	General Manager of Noda-mizuki Store
		August 2013	Manager of Grocery SV Group
		September 2014	Manager of No.7 Sales Group
		March 2016	General Manager of No.6 Sales Group
		March 2019	General Manager in charge of Model Stores and Division PL
		June 2019	Executive Officer
		October 2019	In charge of Human Resources and Division PL
		June 2020	In charge of Human Resources and General Affairs; and General Manager of General Affairs Division
		June 2021	Director (to present) General Manager of Sales Strategy Headquarters
		October 2022	In charge of Store Reform; General Manager of Sales Division
		June 2023	Responsible for Store Operations; General Manager of Sales Division (to present)
[Significant concurrent positions]
None

[Reason for nomination as a candidate for Director]

Mr. Makoto Sugaya has fulfilled an appropriate role in decision-making on important matters, supervising business execution, etc. with the aim of contributing to society as a useful business to the region. Leveraging his abundant experience in the operations of the Company’s sales divisions, he has promoted initiatives to improve store competitiveness and exercised leadership concerning store operation. The Company has renominated him as a Director candidate because it considers him to be an appropriate talented person to achieve sustainable growth and medium- to long-term increase of the Group’s corporate value by reflecting in the Company’s management the synergy with the AEON Group to be achieved through the management integration.

There is no special interest between the candidate and the Company.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held
5	Masato Moriya (February 24, 1966) [Reappointment] [Attendance at the Board of Directors meetings] 19/19 (100%)	April 1988	Joined the Company	2,000
		August 2006	General Manager of Processed Meat Division
		July 2009	General Manager of Sales & Marketing Headquarters
		July 2010	General Manager of Tachikawa-saiwai Store
		February 2012	General Manager of Fresh Fruit & Vegetables
		June 2013	Executive Officer
		August 2013	Deputy General Manager of Merchandise Headquarters, General Manager of Perishables; Group Manager of Fresh Fruit & Vegetables
		April 2014	General Manager of Sales & Marketing Planning Headquarters
		June 2018	Senior Executive Officer General Manager of Sales & Marketing Planning Headquarters; General Manager of Sales & Marketing Planning Division; in charge of ESBI Operations
		July 2018	General Manager of Sales Headquarters
		June 2020	Senior Executive Director, SAVIA Corporation
		April 2021	Representative Director and President
		June 2023	Director of the Company (to present) Responsible for Merchandise and Logistics; General Manager of Perishable Foods and Prepared Meals Strategy Division (to present)
[Significant concurrent positions]
None

[Reason for nomination as a candidate for Director]

Mr. Masato Moriya has fulfilled an appropriate role in decision-making on important matters, supervising business execution, etc. with the aim of contributing to society as a useful business to the region. Leveraging his extensive experience in the Company’s merchandise, sales planning, and sales divisions of the Company and management experience at a subsidiary of the Company, he has promoted strengthening of private-brand products and enhancement of logistics efficiency and exercised leadership concerning the merchandise and logistics strategies. The Company has renominated him as a Director candidate because it considers him to be an appropriate talented person to achieve sustainable growth and medium- to long-term increase of the Group’s corporate value by reflecting in the Company’s management the synergy with the AEON Group to be achieved through the management integration.

There is no special interest between the candidate and the Company.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held
6	Shigeru Nakabayashi (January 17, 1966) [Reappointment] [Attendance at the Board of Directors meetings] 19/19 (100%)	April 1988	Joined Fujitsu Limited	0
		February 2003	General Manager of the Project Section, No. 1 Logistics Solutions Dept 1
		October 2009	General Manager of Retail Solution Dept. 3, Fujitsu System Solutions Limited
		April 2015	General Manager of the Information Service Department, Fujitsu Systems East Limited
		November 2016	General Manager of the Information Service Department, Fujitsu Limited
		June 2021	Representative Director and President of AB System Solutions Limited
		April 2023	Joined the Company System Advisor, Information Systems Division
		June 2023	Director (to present) Responsible for Information Systems (to present)
[Significant concurrent positions]
None

[Reason for nomination as a candidate for Director]

Mr. Shigeru Nakabayashi has fulfilled an appropriate role in decision-making on important matters, supervising business execution, etc. with the aim of contributing to society as a useful business to the region. Leveraging his extensive business experience as a system engineer engaged in information system construction services mainly for the retail industry, he has promoted strengthening of the Information Systems Division and improvement of efficiency of field operations by promoting digitalization and exercised leadership concerning information systems. The Company has renominated him as a Director candidate because it considers him to be an appropriate talented person to achieve sustainable growth and medium- to long-term increase of the Group’s corporate value by reflecting in the Company’s management the synergy with the AEON Group to be achieved through the management integration.

There is no special interest between the candidate and the Company.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held
7	Hiroyuki Watanabe (July 17, 1958) [Reappointment] [Attendance at the Board of Directors meetings] 14/19 (93.3%) Since his assumption of office as Director, 19 Board of Directors meetings were held during the fiscal year under review. Of these meetings, four were dedicated to deliberations on management integration. He did not attend these four meetings as he was an interested party with respect to the subject matter of these meetings, and therefore, his attendance rate was calculated, taking such circumstances into consideration.	April 1982	Joined Isejin Jusco Co., Ltd. (currently AEON CO., LTD.)	0
		September 2003	General Manager, Administration Department, Kanto Company, Jusco Co., Ltd.
		May 2006	Representative Director, AEON Financial Project Co., Ltd. (currently AEON Bank, Ltd.)
		September 2006	Director, Head of Personnel & General Affairs and Public Relations
		April 2008	Director and Managing Executive Officer; in charge of Personnel Department and General Affairs Department
		June 2012	Director and Managing Executive Officer; General Manager of Administrative Headquarters
		November 2012	Director, AEON CREDIT SERVICE CO., LTD. (currently AEON Financial Service Co., Ltd.)
		April 2013	Director; in charge of Personnel & General Affairs, Legal & Compliance
		April 2014	Representative Director; Senior Managing Executive Officer and General Manager of Sales Division, AEON Bank Co., Ltd
		April 2015	President & CEO
		June 2016	Director, AEON CREDIT SERVICE CO., LTD. (currently AEON Financial Service Co., Ltd.)
		June 2017	Executive Vice President, AEON Financial Service Co., Ltd.
		September 2018	Executive Officer, in charge of Human Resources & Administration; Risk Management, AEON CO., LTD.
		October 2018	Director, AEON Financial Service Co., Ltd. (to present)
		May 2021	Director, AEON DELIGHT CO., LTD. (to present)
		March 2022	Executive Vice President, in charge of Human Resources & Administration; Risk Management, AEON CO., LTD.
		June 2023	Outside Director of the Company
		November 2023	Director (to present)
		March 2024	Executive Vice President and Executive Officer Chief Human Resources and AEON Living Zone Promotion Officer, Supervisor of Risk Management, AEON CO., LTD. (to present)
[Significant concurrent positions]
Executive Vice President, AEON CO., LTD. Director, AEON Financial Service Co., Ltd. Director, AEON DELIGHT CO., LTD.

[Reason for nomination as a candidate for Director]

Mr. Hiroyuki Watanabe has been engaged in management of AEON Group companies for many years and has abundant experience and a high level of insight as a corporate manager. He has actively voiced his opinion at Board of Directors meetings, and has fulfilled an appropriates role in decision-making on important matters, supervising business execution, etc. The Company has renominated him as a Director candidate because it considers him to be an appropriate talented person to achieve sustainable growth and medium- to long-term increase of the Group’s corporate value by reflecting in the Company’s management the synergy with the AEON Group to be achieved through the management integration.

Special interests between the candidate and the Company.

Mr. Hiroyuki Watanabe is concurrently Executive Vice President and Executive Officer, AEON CO., LTD., which is the parent of the Company and with which the Company deposits funds for management.

Mr. Hiroyuki Watanabe is concurrently Director of AEON Financial Service Co., Ltd., which is a business alliance partner of the Company.

Mr. Hiroyuki Watanabe is concurrently Director of AEON DELIGHT CO., LTD., which is a business alliance partner of the Company.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held
8	Shuichi Otani (April 9, 1954) [Reappointment] [Outside] [Independent] [Term of Office as Director] 4 years at the conclusion of this General Meeting [Attendance at the Board of Directors meetings] 25/25 (100%)	April 1977	Joined Nissan Motor Co., Ltd.	100
		April 2002	General Manager of Materials Division
		April 2004	Corporate Officer
		April 2009	Senior Vice President, NISSAN SHATAI CO., LTD.
		June 2009	Director and Senior Vice President
		June 2011	Representative Director and President, NISSAN SHATAI COMPUTER SERVICE Co., Ltd.
		April 2018	Advisor
		June 2020	Outside Director of the Company (to present)
[Significant concurrent positions]
None

[Reason for nomination as a candidate for Outside Director and summary of expected roles]

Mr. Shuichi Otani has been engaged in corporate management for many years and has abundant experience and a high level of insight as a corporate manager. He has actively voiced his opinion at Board of Directors meetings, provided helpful advice and supervision, and fulfilled an appropriate role as Outside Director of the Company. He has also contributed to more transparent and fair management as Chairman of the Nomination and Compensation Committee. To achieve sustainable growth and medium- to long-term increase of the Company’s corporate value, his expected role will be to utilize his experience and insight to provide supervision and advice. The Company has therefore renominated him as an Outside Director candidate.

[Matters concerning independence]

The Company has designated him as an independent director, who does not violate the independence standards stipulated by the Tokyo Stock Exchange nor represent risks of conflicts of interest with general shareholders.

There is no special interest between the candidate and the Company.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held
9	Yaeko Ishida (August 18, 1970) [Reappointment] [Outside] [Independent] [Term of Office as Director] 3 years at the conclusion of this General Meeting [Attendance at the Board of Directors meetings] 25/25 (100%)	October 2000	Registered as an attorney-at-law	0
		October 2000	Joined Yamazaki General Law Office
		October 2005	Partner, Yamazaki General Law Office
		January 2007	Judicial Commissioner of Tokyo Summary Court
		April 2016	Conciliation Commissioner of Tachikawa Branch of Tokyo Family Court
		June 2019	Outside Audit & Supervisory Board Member of Citizen Watch Co., Ltd. (to present)
		November 2019	Partner of Midorikawa-Kitadai Law Office (to present)
		June 2021	Outside Director of the Company (to present)
		April 2022	Vice-president of Dai-Ichi Tokyo Bar Association
		June 2023	Outside Director of Shindengen Electric Manufacturing Co., Ltd. (to present)
[Significant concurrent positions]
Partner of Midorikawa-Kitadai Law Office Outside Audit & Supervisory Board Member of Citizen Watch Co., Ltd. Outside Director of Shindengen Electric Manufacturing Co., Ltd.

[Reason for nomination as a candidate for Outside Director and summary of expected roles]

Ms. Yaeko Ishida has abundant experience and a high level of insight as an attorney-at-law. Although she has never been involved in corporate management other than as an outside officer, she has actively voiced her opinion at Board of Directors meetings, provided helpful advice and supervision, and fulfilled an appropriate role as Outside Director of the Company. She has also contributed to more transparent and fair management as Nomination and Compensation Committee Member. To achieve sustainable growth and medium- to long-term increase of the Company’s corporate value, her expected role will be to utilize her experience and insight to provide supervision and advice. The Company has therefore renominated her as an Outside Director candidate.

[Matters concerning independence]

The Company has designated her as an independent director, who does not violate the independence standards stipulated by the Tokyo Stock Exchange nor represent risks of conflicts of interest with general shareholders.

There is no special interest between the candidate and the Company.

Notes:

1.	Mr. Shuichi Otani and Ms. Yaeko Ishida are candidates for Outside Director.

2.	Pursuant to Article 427, Paragraph 1 of the Companies Act and the provisions of the Company’s Articles of Incorporation, the Company has concluded liability limitation agreements with Mr. Hiroyuki Watanabe, who is a non-executive Director, and Mr. Shuichi Otani and Ms. Yaeko Ishida, who are Outside Directors, which limit their liability for damages stipulated in Article 423, Paragraph 1 of the said Act. If they are reelected and assume their positions, the Company plans to continue the same liability limitation agreements with them. The maximum amount of liability for damages under these agreements is the minimum amount of liability set forth in Article 425, Paragraph 1 of the Companies Act.

3.	Pursuant to Article 430-3, Paragraph 1 of the Companies Act, the Company has concluded a directors and officers liability insurance contract with an insurance company, to cover losses arising from damages claims related to the execution of his or her duties (except in cases corresponding to exemptions under the insurance contract) to be borne by the insured parties. If the candidates are elected and assume their positions, they will be covered under this insurance contract. The term of the insurance contract is one year, and the Company intends to renew the contract before this term expires, by resolution of the Board of Directors.

4.	Ms. Yaeko Ishida’s name in her capacity as an attorney-at-law is Yaeko Kitadai.

Proposal 4: Election of One (1) Audit & Supervisory Board Member

The term of office of Audit & Supervisory Board Member Mr. Masakazu Yamamoto will expire at the conclusion of this General Meeting of Shareholders. Accordingly, the election of one (1) Audit & Supervisory Board Member is proposed.

The consent of the Audit & Supervisory Board has been obtained with regard to the submission of this Proposal.

The candidate for Audit & Supervisory Board Member is as follows:

Name (Date of birth)	Career summary and positions		Number of shares of the Company held
Masakazu Yamamoto (August 25, 1955) [Reappointment] [Outside] [Independent] [Term of Office as Audit & Supervisory Board Member] 8 years at the conclusion of this General Meeting [Attendance at the Board of Directors meetings] 25/25 (100%) [Attendance at the Audit & Supervisory Board meetings] 20/20 (100%)	April 1978	Joined The Fuji Bank, Limited (currently Mizuho Bank, Ltd.)	0
	December 1987	Assistant to General Manager, International Business Planning Division
	July 1992	Senior Assistant to General Manager, Business Promotion Section, International Treasury Division
	January 1994	Deputy Manager, Foreign Currency Treasury Section, International Treasury Division
	May 1994	Deputy General Manager, Customer Relations Section, International Treasury Division
	October 1997	Deputy Councilor, International Business Planning Division
	December 1997	General Manager, Hong Kong Dealing Office, International Treasury Division
	April 2002	Councilor, Hong Kong Treasury Office, Market Planning Division, Mizuho Corporate Bank, Ltd. (currently Mizuho Bank, Ltd.)
	August 2002	General Manager, Hanoi Branch
	March 2005	General Manager, Singapore Branch
	April 2007	Deputy Director-General, Assistant to Osaka Sales Division II, Seconded to Sharp Corporation
	March 2008	Deputy General Manager, Accounting Headquarters; General Manager, Treasury Department, Sharp Corporation
	April 2013	General Manager, Finance Department; Chief, Treasury Group, Corporate Headquarters
	April 2015	Director, Finance Department, Corporate Headquarters
	April 2016	Senior Counselor, Finance Department, Accounting & Finance Headquarters
	June 2016	Outside Audit & Supervisory Board Member of the Company (to present)
[Significant concurrent positions]
None

[Reason for nomination as a candidate for Audit & Supervisory Board Member]

Mr. Masakazu Yamamoto was engaged in financial affairs at financial institutions and business companies for many years. The Company has renominated him as an Audit & Supervisory Board Member candidate so that his abundant experience and a high level of insight will be reflected in the Company’s audit.

Although he has never been involved in the management of a company other than as an outside officer, the Company believes that he will be able to appropriately fulfill his duties as Outside Audit & Supervisory Board Member based on the reasons above.

[Matters concerning independence]

The Company has designated him as an independent auditor, who does not violate the independence standards stipulated by the Tokyo Stock Exchange nor represent risks of conflicts of interest with general shareholders. Although he used to work for Mizuho Bank, Ltd., from which the Company borrows money, he retired from it more than 10 years ago.

There is no special interest between the candidate and the Company.

Notes:

1.	Pursuant to Article 427, Paragraph 1 of the Companies Act and the provisions of the Company’s Articles of Incorporation, the Company has concluded a liability limitation agreement with Mr. Masakazu Yamamoto, which limits his liability for damages stipulated in Article 423, Paragraph 1 of the said Act. If Mr. Masakazu Yamamoto is reelected and assumes his position, the Company plans to continue the same liability limitation agreement with him. The maximum amount of liability for damages under these agreements is the minimum amount of liability set forth in Article 425, Paragraph 1 of the Companies Act.

2.	Pursuant to Article 430-3, Paragraph 1 of the Companies Act, the Company has concluded a directors and officers liability insurance contract with an insurance company, to cover losses arising from damages claims related to the execution of his or her duties (except in cases corresponding to exemptions under the insurance contract) to be borne by the insured parties. If the candidate is elected and assumes his positions, he will be covered under this insurance contract. The term of the insurance contract is one year, and the Company intends to renew the contract before this term expires, by resolution of the Board of Directors.

Proposal 5: Appointment of an Accounting Auditor

The term of appointment of the current Accounting Auditor, GYOSEI & CO., will expire at the conclusion of this General Meeting of Shareholders.

Accordingly, it is proposed to appoint Deloitte Touche Tohmatsu LLC as Accounting Auditor.

Deloitte Touche Tohmatsu LLC is engaged in accounting audits of all domestic operating companies of AEON CO., LTD., the parent of the Company. Therefore, based on the decision of the Audit & Supervisory Board, it is proposed to appoint the same Accounting Auditor as the parent company’s.

The candidate for Accounting Auditor is as follows:

Name	Deloitte Touche Tohmatsu LLC
Principal Office	Marunouchi Nijubashi Building
3-2-3 Marunouchi, Chiyoda-ku, Tokyo
History	May 1968	Tohmatsu Awoki & Co. established
	May 1975	Joined Touche Ross International (TRI) alliance (currently Deloitte Touche Tohmatsu Limited (DTTL))
	February 1990	Changed the company name to Tohmatsu & Co.
	July 2009	Converted to a limited liability company and changed the company name in English to Deloitte Touche Tohmatsu LLC

Overview	Share capital:	1,173 million yen
	Members:
	Employees:
	Certified public accountants:	480
	Specified employees:	61
	Staff:
	Certified public accountants:	2,514
	Persons who passed the certified public accountant examination (including assistant accountants):	1,236
	Other professionals:	3,610
	Clerical staff:	89
	Total:	7,990
	Number of companies audited:	3,162

(Reference)

[Decision Policy on Nominations]

Prerequisites for all officers:

●	Strongly empathize with the Group Management Philosophy of realizing Sukoyakeku (to contribute to realizing our customers’ healthy, prosperous, warm daily lives and a healthier society) and practicing a customer-first approach to business

●	Possess the ability to contribute to the Group’s sustainable growth and the enhancement of corporate value

●	Possess an abundant awareness of compliance with laws, regulations, social and other rules

●	Possess outstanding character, dignity, knowledge and insight, and a high standard of ethics

●	Be capable of constructing optimal management systems and structures, and engaging in appropriate and proper corporate management through the establishment of high corporate ethics

●	Be able to engage in constructive dialogue with shareholders, and reflecting in management the insights obtained through this dialogue

Configuration of the Board of Directors

●	The Company selects and nominates members of the Board of Directors with consideration to the balance of knowledge, experience, ability, diversity, etc. for the Board of Directors overall.

Policy on the selection of internal Directors

●	Deeply comprehend the Group Code of Conduct, and are able to serve as a model for employees

●	Possess outstanding management sense, management and leadership qualities, etc.

●	Possess abundant knowledge, ability, expertise, experience and achievements related to business operations

●	Possess the ability to take a high-level, comprehensive view of company-wide business operations, execute business and supervise business execution accordingly

●	Be able to promote achievement of the Sustainable Development Goals (SDGs), to continue to be a company that enjoys the support of its customers

Policy on the nomination of Outside Directors

●	Possess the ability to supervise the execution of business, and provide advice and recommendations regarding the Company’s sustainable growth from an independent and objective perspective

●	Possess a high degree of specialized knowledge and abundant experience in fields such as corporate management, industry knowledge, financial accounting, legal affairs, finance, DX, etc.

●	Can be expected to voice opinions and act from a stance independent to the execution of business, and contribute to constructive deliberation at Board of Directors meetings

●	Are able to engage in effective supervision of management, through important decision-making regarding Directors, including their appointment and dismissal Policy and process for the appointment of Audit & Supervisory Board Members

●	Audit & Supervisory Board Members candidates are nominated after consideration whether they possess sufficient knowledge and insight in fields such as finance, accounting and legal affairs, and after obtaining the consent of the Audit & Supervisory Board

The distribution of Directors’ major knowledge, experience, ability, etc.

Name	Corporate management	Industry experience & insight	Finance & accounting	Legal & risk management	HR & personnel development	Information systems & DX	Sustainability & ESG
Yoshikazu Motosugi	○	○			○		○
Kazushige Hamura			○	○	○
Kazuhiko Shimamoto	○	○			○		○
Makoto Sugaya		○			○
Masato Moriya	○	○					○
Shigeru Nakabayashi	○					○	○
Hiroyuki Watanabe	○	○	○	○	○		○
Shuichi Otani	○					○	○
Yaeko Ishida				○

(Note) The above table does not indicate all knowledge, experience, ability, etc. possessed by each candidate.

Reason for selecting the various knowledge, experience, ability, etc. categories

Skill type	Reason
Corporate management	Corporate management skill is selected as a necessary requirement in order to appropriately formulate strategies, allocate management resources and make important decisions based on changes in the business environment.
Industry experience & insight	Industry experience & insight skills are selected as necessary requirements in order to meet the diversified needs of our clients in the retail industry.
Finance & accounting	Finance & accounting skills are selected as necessary requirements to enable accurate and timely disclosure of information and appropriate business decisions.
Legal & risk management	Legal and risk management skills are selected as necessary requirements to strengthen the governance and compliance of the Group.
HR & personnel development	HR & personnel development skills are selected as necessary requirements to develop human resources to support the growth of the Group.
Information systems & DX	Information systems and DX skills are selected as a necessary requirement to promote operational reforms to cope with the digitalized society and to achieve growth.
Sustainability & ESG	Sustainability and ESG skills are selected as necessary requirements to promote measures for the realization of a sustainable society and the medium- to long-term growth of the Group.

(Appendix)

Business Report

(April 1, 2023 - March 31, 2024)

1.	Overview of the Corporate Group

(1)	Business Progress and Results

During the fiscal year ended March 31, 2024, the Japanese economy witnessed an upswing in socioeconomic activity and a recovery in inbound tourism demand, due in part to COVID-19 being downgraded to a Class 5 Infectious Disease under the Infectious Diseases Act. On the other hand, prices of raw materials and services continue to rise, due to various factors such as the weak yen, rising energy prices and labor shortages, and defensive sentiment remains high among consumers. As such, the future outlook of the economy remains uncertain.

In the food supermarket industry to which the Group belongs, increasingly diverse buying patterns among consumers, particularly in online sales, among other factors, are contributing to the ongoing severity of the environment surrounding sales.

Under these circumstances, in the spirit of “the customer comes first,” the Group has engaged in its business activities with the aim of providing safe and reliable food and contributing to the enrichment of local communities as a useful business to the region.

In operating results for the fiscal year under review, operating revenue increased by 5.2% year on year to 261,486 million yen, due to a recovery in customer traffic at existing stores, which increased by 2.6% year on year, achieved by strengthening “sale of the day” and point card measures. Operating gross profit was 80,642 million yen, up 4.8% year on year, and selling, general and administrative expenses increased by 3.6% to 77,710 million yen due to efforts to improve efficiency, including self-checkout systems and electronic shelf labels.

As a result, operating profit amounted to 2,931 million yen (up 54.3% year on year), ordinary profit amounted to 2,892 million yen (up 32.4% year on year), and net profit attributable to owners of the parent amounted to 497 million yen (net loss attributable to owners of the parent of 2,105 million yen in the previous fiscal year).

The Group became a consolidated subsidiary of the AEON Group on December 6, 2023.

The status by reportable segment of the Group was as follows:

Supermarket	Net sales		Operating profit
Business	203, 925 million yen (year-on-year difference: up 5.4%)		2,037 million yen (year-on-year difference: up 145.1%)
Share of	Net sales	(million yen)	Operating profit	(million yen)
net sales	FY ended March 31, 2023	193,470	FY ended March 31, 2023	831
81.4%	FY ended March 31, 2024	203,925	FY ended March 31, 2024	2,037

With the management goal of “delivering freshness at reasonable prices and with heart” and the aim of giving customers a sense of enjoyment, delicious taste, and freshness, the Company has promoted policies based on a theme of increasing the frequency of customer visits through the development of products that offer value, the provision of goods at reasonable prices, and the creation of places for shopping from the customers’ viewpoint.

In terms of goods, we worked to strengthen our fresh foods, prepared meals, and in-store bakery items in our efforts to differentiate ourselves from our competitors. In January 2024, our “Chokotto Tabetai Katsuo-don,” a snack-size bonito rice bowl developed by our young buyers, received an award for excellence in the sushi category of the Bento and Prepared Meal Awards hosted by the National Supermarket Association of Japan. In such ways, we have been able to convey the deliciousness and appeal of our goods and deliver discerning products to our customers. For grocery items, to counter price rises of many products caused by soaring raw material costs, we periodically implemented discount sales by category in our efforts to expand the number of customers.

In sales promotions, we implemented a sale-of-the day approach for commodity goods as an incentive for customers to visit our stores, and strengthened point card measures for member customers. We also worked to expand contact points with customers with the use of digital content, including a LINE mini app and native apps, as well as paper leaflets.

To respond to changes in lifestyle, we strengthened the development of online supermarkets, reaching 18 stores as of March 31, 2024. We will further pursue initiatives in quick commerce as a response to last-mile delivery (from receipt of order from customer to delivery).

To allay the concerns of customers in regional areas, we expanded the service area of the Tokushimaru mobile supermarket service, launching operations at the Yokohama Sakonyama store (Asahi-ku, Yokohama City) in February. We have steadily increased the number of the fleet, which stood at 25 vehicles as of March 31, 2024.

With the aims of mitigating customers’ stress when waiting in checkout lines, responding to increasingly diverse payment methods, and eliminating labor shortages, we are accelerating the introduction of semi and full self-checkout systems.

In terms of capital investment, we opened one new store, the Nerima Nakamura-Minami Store (Nerima-ku, Tokyo) through a scrap-and-replace scheme and closed four stores, namely ina21 Nerima Nakamura-Minami Store (Nerima-ku, Tokyo), ina21 Machida Aihara-Ekimae Store (Machida City, Tokyo), Tachikawa Minamiguchi Store (Tachikawa City, Tokyo), and Kawasaki Nakanoshima Store (Tama-ku, Kawasaki City), the last for scrap-and-build purposes. We also continued to promote the revitalization of existing stores with the refurbishment of 16 stores, including Yokohama Sakonyama Store (Asahi-ku, Yokohama City), Moro Store (Moroyama-machi, Iruma-gun, Saitama), and Chofu Sengawa Store (Chofu City, Tokyo). The number of stores as of March 31, 2024 stood at 130, a decrease of three stores from the end of the previous fiscal year.

In the third quarter, the Company became a subsidiary of AEON CO., LTD., making it a member of AEON Group. Currently, the Company is working to gradually expand TOPVALU private brand products, an asset of the AEON Group, to differentiate itself from its competitors. We are also working to improve customer convenience by introducing AEON Pay, a payment method of the AEON Group.

As a result of the above, net sales at existing stores increased 5.4% year on year, with segment sales (external customers) of 203,925 million yen (up 5.4%) and segment profit of 2,037 million yen (up 145.1%) in the fiscal year under review.

	Net sales		Operating profit
Drugstore Business	46,196 million yen (year-on-year difference: up 5.8%)		589 million yen (year-on-year difference: down 22.3%)
Share of	Net sales	(million yen)	Operating profit	(million yen)
net sales	FY ended March 31, 2023	43,676	FY ended March 31, 2023	758
18.4%	FY ended March 31, 2024	46,196	FY ended March 31, 2024	589

Under the basic policy of “Enhancing growth capacity and profitability by deepening chain store management,” Welpark Co., Ltd. is working on new drugstore openings and the refurbishment of existing drugstores, promoting drugstores with dispensing pharmacies attached, and striving to increase its growth capacity through the expansion of e-commerce channels. Welpark is also engaging in sales activities with the aim of maximizing the benefits of chain store management, such as improving sales per employee hour with the full transition to a new distribution center to reduce receiving operations at stores, thus enhancing the appeal of individual stores and increasing customer satisfaction.

In terms of capital investment, a new store with attached dispensing pharmacy, Higashimurayama Fujimi-cho 3-chome Store (Higashimurayama City, Tokyo) was opened, while four stores, including Niiza Katayama Store (Niiza City, Saitama), Futamatagawa Kitaguchi Store (Asahi-ku, Yokohama City), Fujimino Store (Fujimino City, Saitama), and Koshigaya Store (Koshigaya City, Saitama) were closed. In addition, 23 stores, including Hanakoganei Ekimae Store (Kodaira City, Tokyo) were refurbished, and a dispensing pharmacy was newly added to the Kunitachi Yagawa Store (Kunitachi City, Tokyo), as part of the revitalization of existing stores. The number of stores as of March 31, 2024 stood at 140.

As a result of the above, net sales at existing stores increased 4.9% year on year, with segment sales (external customers) of 46,196 million yen (up 5.8%) and segment profit of 589 million yen (down 22.3%) in the fiscal year under review.

	Net sales		Operating profit
Retail Support Business	471 million yen (year-on-year difference: down 41.6%)		320 million yen (year-on-year difference: up 10.5%)
Share of	Net sales	(million yen)	Operating profit	(million yen)
net sales	FY ended March 31, 2023	806	FY ended March 31, 2023	289
0.2%	FY ended March 31, 2024	471	FY ended March 31, 2024	320

SUN FOOD JAPAN CO., LTD., a wholesaler of daily food products and manufacturer of prepared meals, is engaged in the provision of goods that are safe, reliable and delicious and that offer value. The company’s prepared meals manufacturing business has concentrated its efforts in providing backup for the strengthening of this business within the Group, such as the joint development of proprietary products with Inageya Co., Ltd., and in-house manufacturing.

SAVIA Corporation is engaged in the planning, design, security, and cleaning of buildings and facilities, with a particular focus on commercial facilities. To assist the enhancement of the Inageya Group’s corporate value as a useful business to the region, the company works on cost reductions and risk mitigations in the development and management of stores through its involvement in deliberations from the planning stage. It has also provided non-Group clients with safe, reliable, and comfortable functions and services that it has accumulated in its operations within the Group.

Inageya Wing Co., Ltd., a special subsidiary that aims to promote the employment of people with disabilities, is engaged in support for the employment of people with disabilities at Group companies, as well as developing employees’ skills and supporting their independence. The company also plays a role in deepening understanding of people with disabilities among Group companies through such efforts as assisting people with disabilities to become settled in their workplaces.

INAGEYA DREAM FARM CO. LTD. is engaged in agricultural management, such as open-field cultivation and hydroponic cultivation, and works to improve quality and promote local production and local consumption, with the aim of creating wellbeing and smiles with “safety,” “reliability,” and “deliciousness.” The company also plays a role in human resources development in the Group, including conducting agricultural training as a learning opportunity for fresh fruit and vegetables staff at Inageya Co., Ltd.

As a result of the above, segment sales (external customers) amounted to 471 million yen (down 41.6% year on year), and segment profit was 320 million yen (up 10.5%) in the fiscal year under review.

The status of environmental and community contribution activities of the Group is as follows:

As a useful business to the region that offers customers in local communities a daily life that is centered on safe and reliable food, the Inageya Group has formulated a Sustainability Policy based on its corporate creed, management philosophy, and Group Vision and is engaged in the promotion of sustainable management.

In our environmental initiatives, to realize a carbon-free society, we will work on the introduction of energy-saving equipment and more installation of solar power facilities, with the aim of achieving a 46% reduction in carbon emissions by 2030 and carbon neutrality by 2050. We will also continue to engage in the reduction of food loss, food recycling, and PET bottle recycling (bottle-to-bottle) for the realization of a recycling-oriented society.

With respect to social contribution activities, the Group has implemented various initiatives, such as promoting the employment of people with disabilities (Inageya Wing Co., Ltd.), promoting local production and local consumption (INAGEYA DREAM FARM CO. LTD.), responses to customers who have difficulties shopping at physical stores (mobile supermarket Tokushimaru), and fund-raising activities at stores (support for guide dog training).

The Inageya Group was recognized again in the fiscal year under review in the 2024 Certified Health & Productivity Management Outstanding Organizations Recognition Program run by the Ministry of Economy, Trade and Industry and Nippon Kenko Kaigi, in recognition of our efforts toward health and productivity management under the Group’s Health Management Declaration.

Going forward, we will continue to cherish our connections with local communities and contribute to the realization of a healthy society.

(2)	Status of Capital Investment

The total amount spent by the Group on capital investment in the fiscal year under review was approximately 4,300 million yen, the main use of which are as follows:

(i)	Major facilities completed in the consolidated fiscal year under review

Segment	Store	Location	Opening date	Sales floor area (m2)
Supermarket Business	Nerima Nakamura-Minami Store *1	Nerima-ku, Tokyo	Nov. 10, 2023	1,385
Drugstore Business	Higashimurayama Fujimi-cho 3-chome Store *2	Higashimurayama City, Tokyo	Oct. 18, 2023	825

*1.	New store through scrap and replacement

*2.	Store with dispensing pharmacy

(ii)	Ongoing construction and expansion of major facilities during the consolidated fiscal year under review

Segment	Store	Location	Scheduled opening date	Sales floor area (m2)
Drugstore Business	Cross Mukogaoka store	Tama-ku, Kawasaki City	Apr. 5, 2024	434
	Other (3 stores)	Tokyo, other	1st half of 2024	-

(3)	Status of Financing

The Group conducts financing that it deems most favorable and appropriate at each point in time, taking the prevailing business climate and financial situation into comprehensive consideration.

There was no capital increase in the consolidated fiscal year under review.

(4)	Issues to Be Addressed

Management policy, etc.

Establishing the management policy, ultimate vision, and raison d’être of the Group in the form of the Group Corporate Creed, Group Management Philosophy, and Group Vision, we will conduct our business that is strongly committed to a “customer first” approach.

(i)	Group Corporate Creed (management policy)

Inageya Group’s Corporate Creed is to broadly serve society through sales and to ensure that the company’s development is always aligned with the happiness of its employees.

(ii)	Group Management Philosophy (ultimate vision)

The realization of Sukoyakeku

Contribute to the creation of healthy, fulfilling, and warm daily lives for customers and a healthier society

The implementation of the Merchant’s Way

A group of people who can feel the joy of customers as their own joy

(iii)	Group Vision (raison d’etre)

To contribute to society as a useful business to the region

Inageya Group Sustainability Policy

With pride in the patronage of its customers since its foundation in 1900, the Inageya Group strives to promote sustainable management based on the Group Corporate Creed, Group Management Philosophy, and Group Vision. While pursuing the satisfaction of both customers and employees, we will continue to contribute to the realization of a healthier and sustainable society as an eternal enterprise that is of useful to the region.

Growth strategy	Materiality	Promise
(i) Creation of business competitiveness

“We will continue to grow”

We will pursue customer satisfaction by continuously creating new competitiveness and providing customers in local communities with safe, reliable, and high-quality goods and services.

(i) Co-prosperity with local communities

“We will be useful to the region”

As a useful business to the region, we will grow and prosper together with local communities by contributing to solutions for those communities’ concerns through our business activities.

	(iii) Promotion of partnerships	“We will work together” We will work together to solve issues by boosting the comprehensive strengths of the Inageya Group and promoting cooperation with suppliers.

ESG strategy	(iv) Human resources development that connects to the future along with the growth of the Group

“We will value people”

We will respect the character and values of every individual, establish an environment in which diverse human resources can demonstrate their abilities so that we can make the most of each other’s strengths, and thereby pursue employee satisfaction.

(v) Sustainable mitigation of environmental impact

“We will protect the global environment”

So that people may continue to enjoy their daily lives with peace of mind, we will strive to protect the global environment with responses to climate change and the efficient use of resources throughout our business activities.

(vi) Building of a strong governance structure

“We will establish safety and security”

We will conduct fair and highly transparent business activities in compliance with laws, regulations, and social norms and build a governance structure for the reinforcement of risk management.

Inageya Group Key Strategies

Supermarket Business

[Growth strategy] (for next development and convenience)

1.	Creation of business competitiveness

●	Strengthen existing business

(Create appealing shopping spaces, streamline store operations and logistics, improve customer service levels, etc.)

●	Develop and venture into new businesses

●	Strengthen information systems and leverage digital technologies

2.	Coexistence with local communities

●	Solve concerns of local communities

(e.g., dilution of local community, people with difficulties accessing shopping)

●	Promote customers’ health

3.	Formulation of partnerships

●	Boost Group’s comprehensive strengths

●	Promote cooperation with external parties

[ESG strategy] (for sustainable growth)

4.	Development of human resources that connects to future along with growth of the Group

●	Develop next-generation and professional human resources

●	Active participation of diverse human resources

●	Establish employee-friendly environment

●	Promote employees’ health

5.	Sustainable mitigation of environmental impact

●	Reduce waste including food loss

●	Promote conservation of resources

●	Respond to climate change

6.	Building of a strong governance structure

●	Strengthen compliance

●	Thorough information security

●	Strengthen responses to disaster risks

●	Promote dialogue with stakeholders

Drugstore Business

1.	Expansion of new store openings and development of type-based format strategy

●	Enhance growth capacity by expanding market share

2.	Building of a profit scheme by strengthening health-related products and services and promoting the reduction of merchandise losses and costs

●	Enhance profitability by improving efficiency

3.	Establishment of life-support drugstores

●	Promote differentiation from competitors by enhancing human capabilities

(5)	Trends in Assets and Income

[Consolidated]

(In millions of yen, unless otherwise specified.)

Item	73rd fiscal year ended March 31, 2021	74th fiscal year ended March 31, 2022	75th fiscal year ended March 31, 2023	76th fiscal year ended March 31, 2024 (Fiscal year under review)
Operating revenue	265,917	251,417	248,546	261,486
Net sales	255,637	240,877	237,953	250,594
Operating profit	6,982	3,525	1,899	2,931
Ordinary profit	7,290	3,880	2,184	2,892
Profit (loss) attributable to owners of parent	4,124	2,399	(2,105)	497
Profit (loss) per share (yen)	88.98	51.77	(45.43)	10.73
Total net assets	55,533	56,886	54,980	56,016
Total assets	99,064	98,698	97,451	102,320
Net assets per share (yen)	1,174.24	1,202.24	1,160.26	1,181.55

Note:	In the previous fiscal year, there were errors in the reversal of deferred tax assets in the accounts of the filing company, Inageya Co., Ltd. Those errors have been corrected retrospectively, and the corrected figures are presented here.

[Non-consolidated]

(In millions of yen, unless otherwise specified.)

Item	73rd fiscal year ended March 31, 2021	74th fiscal year ended March 31, 2022	75th fiscal year ended March 31, 2023	76th fiscal year ended March 31, 2024 (Fiscal year under review)
Operating revenue	213,918	205,064	203,841	214,607
Net sales	203,739	194,617	193,472	203,928
Operating profit	5,272	2,142	831	2,037
Ordinary profit	5,561	2,436	1,259	2,133
Profit (loss)	3,023	1,919	(2,414)	1,416
Profit (loss) per share (yen)	65.22	41.42	(52.09)	30.56
Total net assets	42,709	43,728	41,869	43,455
Total assets	81,541	82,351	81,505	85,119
Net assets per share (yen)	921.24	943.59	903.38	937.58

Note:	In the previous fiscal year, there were errors in the reversal of deferred tax assets. Those errors have been corrected retrospectively, and the corrected figures are presented here.

(6)	Principal Business

Inageya Group consists of the Company and five consolidated subsidiaries and is engaged in retail business and retail support business with supermarket businesses and drugstore business as its pillars.

(7)	Significant Parent Company and Subsidiaries (as of March 31, 2024)

(i)	Relationship with the parent company

AEON CO., LTD. is the parent company of the Company and holds 50.80% of the voting rights in the Company.

(ii)	Matters concerning transaction with the parent company, etc.

a.	Matters considered to ensure the Company’s interests are not harmed in these transactions

Regarding the deposits for investment transactions with the parent company presented under “Notes Regarding Transactions with Related Parties” in the Notes to Non-Consolidated Financial Statements, for surplus funds arising in the timely preparation and updating of financing plans, the Company compared these transactions with relatively safe financial instruments, and conducted these transactions if it was determined that the transactions would be able to ensure higher investment benefits and liquidity.

b.	Judgment of the Board of Directors regarding whether or not these transactions would harm the interests of the Company and the reasons therefor

The Company makes decisions on whether to conduct these transactions after multifaceted deliberations in the Board of Directors, while also obtaining appropriate opinions about the Company’s management from the Independent Outside Directors, based on the perspective of securing the Company’s independence from the parent company. Business operations are executed based on the Company’s own decisions, centered on the Board of Directors, and appropriate management and business activities are conducted while ensuring the independence of management, respecting our mutual positions as listed companies.

c.	Opinions of the Outside Directors if such opinions differed from the determination of the Board of Directors

Not applicable.

(iii)	Status of significant subsidiaries

Business division		Company name	Capital (million yen)	Ownership of the Company (%)	Description of main businesses
Retail business	Drugstore business	Welpark Co., Ltd.	950	84.2	Sales of pharmaceuticals, cosmetics, daily necessities, and food products
Retail support business	Wholesale of foods/Manufacture of prepared foods	SUN FOOD JAPAN CO., LTD.	100	100.0	Purchase and sales of daily foods and processed marine products, manufacturing of prepared foods
	Facilities management	Savia Corporation	300	100.0	Planning, design, maintenance, repair, security, and cleaning of stores
	Special subsidiary (Employment of people with disabilities)	Inageya Wing Co., Ltd.	10	100.0	Subcontracting of store support operation
	Agricultural management	INAGEYA DREAM FARM CO. LTD.	95	100.0	Cultivation and production of agricultural products

Note:	The consolidated subsidiaries of the Company are those five companies in the above table.

(8)	Principal Business Locations (as of March 31, 2024)

Company name			Category	Name, location, etc. of principle businesses
The Company	Inageya Co., Ltd.		Head office	6-1-1 Sakae-cho, Tachikawa City, Tokyo
			Logistics center	Tachikawa Fruit and Vegetables and Perishables Center (Tachikawa City, Tokyo) Musashimurayama Center (Musashimurayama City, Tokyo)
		Retail stores (130 stores)	Tokyo (70 stores)	Chofu Sengawa Store, Hanakoganei Ekimae Store, Nerima Kamishakujii Minami Store
			Saitama (29 stores)	Oizumi-Gakuen Store, Matsubushi Store, Tokorozawa Sayamagaoka Store
			Kanagawa (25 stores)	Atsugi Sanda Store, Yokohama Hoshikawaeki-Mae Store, Kawasaki Kyomachi Store
			Chiba (6 stores)	Kimitsu Store, Noda Mizuki Store, Otaki Store
Subsidiaries	Welpark Co., Ltd.		Head office	6-1-1 Sakae-cho, Tachikawa City, Tokyo
			Retail stores (140 stores)	Ikegami Store, Nishitachikawa Store, Musashimurayama Store
	SUN FOOD JAPAN CO., LTD.		Head office	1st floor, Tachihi 204, 935-27 Izumi-cho, Tachikawa City, Tokyo
	Savia Corporation		Head office	6-1-1 Sakae-cho, Tachikawa City, Tokyo
	Inageya Wing Co., Ltd.		Head office	6-1-1 Sakae-cho, Tachikawa City, Tokyo
	INAGEYA DREAM FARM CO. LTD.		Head office	6-1-1 Sakae-cho, Tachikawa City, Tokyo

(9)	Employees (as of March 31, 2024)

Category	Number of employees	Change from end of previous fiscal year	Average age	Average length of service
The Group	2,623 (6,273)	Down 54 (Down 25)	—	—
The Company	2,002 (5,359)	Down 64 (Down 26)	46.5 years old	21.6 years

Notes:

1.	Numbers in parenthesis ( ) show the annual average number of part-time and casual workers (converted to 8 hours per day)

2.	Temporary employees are not included in part-time and casual workers.

3.	Number of employees excludes employees who have been temporarily assigned to outside the Group from the Group and includes employees who have been temporarily assigned to the Group from outside the Group.

(10)	Major lenders (as of March 31, 2024)

Lenders	Outstanding borrowings (Millions of yen)
Resona Bank, Limited	2,328
MUFG Bank, Ltd.	1,500
Aioi Nissay Dowa Insurance Co., Ltd.	465
Sumitomo Mitsui Banking Corporation	464
Mizuho Bank, Ltd.	464
Nippon Life Insurance Company	440
Sumitomo Mitsui Trust Bank, Limited	101
The Norinchukin Bank	81
Meiji Yasuda Life Insurance Company	70
Development Bank of Japan Inc.	60

Note:	The outstanding borrowings of Resona Bank, Ltd., MUFG Bank, Ltd., and Mizuho Bank, Ltd. include the unredeemed amount of bonds (private placement bonds) totaling 2,212 million yen).

(11)	Other significant matters concerning the current status of the corporate group

The Company and United Super Markets Holdings Inc. (hereinafter “U.S.M.H”) have decided to implement a share exchange (hereinafter the “Share Exchange”) in which U.S.M.H will become the wholly-owning parent company in the share exchange and the Company the wholly-owned subsidiary in the share exchange, based on resolutions of the Boards of Directors of both companies on April 18, 2024. On the same date, a share exchange agreement (hereinafter the “Share Exchange Agreement”) was concluded between the two companies, and a business integration agreement (hereinafter the “Business Integration Agreement”) regarding the business integration of the Company by U.S.M.H was concluded between U.S.M.H, The Maruetsu, Inc. (hereinafter “Maruetsu”), KASUMI CO., LTD. (hereinafter “KASUMI”), MAXVALU KANTO CO., LTD. (hereinafter “MV KANTO”; hereinafter U.S.M.H, Maruetsu, KASUMI, and MV KANTO are collectively referred to as “U.S.M.H Group Companies”), the Company and AEON CO., LTD. (hereinafter “AEON”).

The Share Exchange is scheduled to take effect on November 30, 2024, after obtaining approval of the Share Exchange Agreement by resolution at U.S.M.H’s annual general meeting of shareholders scheduled to be held on May 24, 2024 and the Company’s annual general meeting of shareholders scheduled to be held on June 26, 2024. Prior to the effective date of the Share Exchange, the Company’s common shares (hereinafter the “Company Shares”) will be delisted from the Prime Market of the Tokyo Stock Exchange (the last trading date will be November 27, 2024).

As a result of execution of the Share Exchange, the Company will become a wholly owned subsidiary of U.S.M.H.

Purpose of becoming a wholly-owned company through the Share Exchange

The Company, AEON, and U.S.M.H have come to the conclusion that, in order to continue to respond to customers’ needs with a sense of speed, and to coexist with local communities and grow together in the Tokyo metropolitan area, where competition is expected to intensify further in the future, it is most appropriate to further deepen the relationship through strengthening capital relationships and management integration. This will allow the Company, AEON and U.S.M.H to make the most of the AEON Group’s various assets such as digital, products, human resources, and payment infrastructure. The goal being to evolve into a new business model that utilizes economies of scale as a combined one (1) trillion yen supermarket group. Based on this conclusion, on April 25, 2023, the Company, AEON, and U.S.M.H concluded a Memorandum of Understanding Regarding the Business Integration for Realization of a JPY1 trillion Supermarket in Kanto. The Company and U.S.M.H will set aside sufficient time for discussions following the execution of the memorandum of understanding with a view to determining how to maximize synergies by around November 2024. The Company and AEON, which have already formed an alliance, will further strengthen their capital and business alliance relationship. The Company and AEON determined that they can promptly realize synergies by utilizing various assets of the AEON Group. AEON conducted a tender offer to the Company (the “Tender Offer”) dated October 6, 2023, and now holds 51.0% of shares of Inageya, as announced in the “Notice of Results of Tender Offer for Shares of Inageya Co., Ltd. and Change of Subsidiary” dated November 30, 2023.

The preparatory committee for integration, which was jointly established on June 19, 2023, by the Company and U.S.M.H Group Companies, discussed and reviewed the realization and effect of the synergies envisaged following the execution of the memorandum of understanding. As a result of discussions, it has been determined that, in addition to contributing to the enhancement of corporate value, in an increasingly competitive environment, strengthening the dominance of the Company and U.S.M.H in the Tokyo metropolitan area, where stable demand is expected to continue, will lead to the creation of various economies of scale.

In response to a proposal from U.S.M.H, the Company commenced consideration of whether to proceed with the transactions that would make Inageya a wholly owned subsidiary of U.S.M.H, including the Share Exchange (the “Transactions”). After thorough consideration of the potential disadvantages associated with the delisting of the Company, such as its corporate creditworthiness and the impact on current shareholders, the Company concluded that it would benefit from becoming a wholly owned subsidiary of U.S.M.H. This is because the Company considered that it will be able to maintain its corporate creditworthiness as a major group company of U.S.M.H even following the Share Exchange, and that it is possible to provide the shareholders of the Company with the value and benefits that can be generated by the Share Exchange through the delivery of shares of U.S.M.H as consideration for the Share Exchange. The Company considered that the Share Exchange will be beneficial not only for U.S.M.H but also for the shareholders of the Company. AEON agreed with the plans of the Company and U.S.M.H and approved the Share Exchange. Further, as described in “Notice Regarding 100% Acquisition of Welpark Co., Ltd. by WELCIA HOLDINGS CO., LTD., Changes in Subsidiary at Inageya Co., Ltd. (share transfer) and receipt of special dividend from such Subsidiary, as well as Recognition of Extraordinary Income” dated April 18, 2024, the Company has reached an agreement with WELCIA HOLDINGS CO., LTD. (“Welcia HD”), a subsidiary of AEON, to transfer the shares of Welpark Co., Ltd. (“Welpark”), which is a subsidiary of the Company and operates a drug store business, to Welcia HD prior to the execution of the Transactions. The consideration of the Share Exchange by the Company and U.S.M.H is subject to the transfer of the shares of Welpark to Welcia HD.

As a result of the above, the Company decided to implement the Share Exchange by resolution of the Board of Directors on April 18, 2024.

For details, please refer to the Notes to Consolidated Financial Statements (Notes Regarding Significant Subsequent Events).

2.	Status of Shares (as of March 31, 2024)

(1)	Total number of shares authorized to be issued	200,000,000 shares
(2)	Total number of shares outstanding	52,381,447 shares
(including 5,947,152 treasury shares)
(3)	Number of shareholders	8,702 persons
(4)	10 Major shareholders

Name	Number of shares held (Thousand shares)	Ratio of shareholding (%)
AEON CO., LTD.	23,586	50.80
The Master Trust Bank of Japan, Ltd. (trust account)	1,972	4.25
Wakagikai Shareholders Association	1,216	2.62
Custody Bank of Japan, Ltd. (trust account)	887	1.91
Resona Bank, Limited	791	1.71
NIPPON ACCESS,INC.	679	1.46
Mitsubishi Shokuhin Co., Ltd.	436	0.94
KOKUBU GROUP CORP.	419	0.90
Inageya Employee Shareholders Association	379	0.82
Nippon Life Insurance Company	365	0.79

Notes:

1.	The Company holds 5,947,000 shares of treasury shares, which are not included in the above list of major shareholders.
2.	Ratio of shareholding is calculated after deducting the number of treasury shares (5,947,000 shares).
3.	84,000 shares of the Company held as trust assets in the stock benefit trust for officers and the stock benefit trust for employees are not included in the number of treasury shares stated above.

3.	Company Officers

(1)	Directors and Corporate Auditors (as of March 31, 2024)

Name	Positions and Responsibilities	Important concurrent positions
Yoshikazu Motosugi	Representative Director and President
Kazushige Hamura	Senior Managing Director Responsible for Compliance and Administration
Kazuhiko Shimamoto	Managing Director Responsible for Group Management Strategy, Sales Strategy, and IR
Makoto Sugaya	Director Responsible for Store Operations; General Manager of Sales Division
Masato Moriya	Director Responsible for Merchandise and Logistics; General Manager of Perishable Foods and Prepared Meals Strategy Division
Shigeru Nakabayashi	Director Responsible for Information Systems
Hiroyuki Watanabe	Director	Executive Vice President, AEON CO., LTD. Director, AEON Financial Service Co., Ltd. Director, AEON DELIGHT CO., LTD.
Shuichi Otani	Outside Director
Yaeko Ishida	Outside Director	Partner of Midorikawa-Kitadai Law Office Outside Audit & Supervisory Board Member of Citizen Watch Co., Ltd. Outside Director of Shindengen Electric Manufacturing Co., Ltd.
Masakazu Yamamoto	Full-time Outside Audit & Supervisory Board Member
Kenichiro Takayanagi	Full-time Audit & Supervisory Board Member
Masami Shinozaki	Outside Audit & Supervisory Board Member	Representative of Shinozaki & Partners Outside Audit & Supervisory Board Member of MarkLines Co., Ltd. Outside Audit & Supervisory Board Member of Maezawa Kasei Industries Co., Ltd.
Koji Makino	Outside Audit & Supervisory Board Member	Representative Director, BE1 & Co. Outside Director, Audit and Supervisory Committee Member of Digital Garage, Inc. Outside Director of Obara Group Inc.

Notes:

1.	At the conclusion of the 75th Annual General Meeting of Shareholders held on June 22, 2023, Directors Mr. Shintaro Kakui, Mr. Mikio Uehara, and Mr. Yoshitomo Suzuki retired from their positions due to the expiration of their terms of office.
2.	At the 75th Annual General Meeting of Shareholders held on June 22, 2023, Mr. Kazuhiko Shimamoto, Mr. Masato Moriya, Mr. Shigeru Nakabayashi, and Mr. Hiroyuki Watanabe were newly elected as Directors and assumed office.
3.	Outside Director Shinya Watanabe passed away on September 13, 2023 and retired from his position on the same day.
4.	Outside Directors Mr. Shuichi Otani and Ms. Yaeko Ishida have been notified to the Tokyo Stock Exchange as independent officers with no risk of conflicts of interest with general shareholders.
5.	Full-time Outside Audit & Supervisory Board Member Mr. Masakazu Yamamoto and Outside Audit & Supervisory Board Members Mr. Masami Shinozaki and Mr. Koji Makino have been notified to the Tokyo Stock Exchange as independent officers with no risk of conflicts of interest with general shareholders.

6.	Full-time Outside Audit & Supervisory Board Member Mr. Masakazu Yamamoto and Outside Audit & Supervisory Board Members Mr. Masami Shinozaki and Mr. Koji Makino have considerable knowledge of finance and accounting as follows.

●	Mr. Masakazu Yamamoto has many years of experience engaging in financial operations at financial institutions and operating companies.
●	Mr. Masami Shinozaki is a certified public tax accountant.
●	Mr. Koji Makino is a certified public accountant and a certified public tax accountant.

7.	Mr. Wataru Higuchi was elected as a substitute Outside Audit & Supervisory Board Member at the 72nd Annual General Meeting of Shareholders held on June 25, 2020, in anticipation of the event where the number of Audit & Supervisory Board Members falls short of the statutory number.

8.	Changes in positions and responsibilities of directors during the fiscal year under review are as follows.

Name	Now	Before	Date of change
Kazushige Hamura	Senior Managing Director Responsible for Compliance and Administration	Managing Director In charge of Compliance; Human Resources; General Affairs; Finance; Store Development; Information Systems	June 22, 2023
Kazuhiko Shimamoto	Managing Director Responsible for Group Management Strategy, Sales Strategy, and IR	Representative Director and President, Welpark Co., Ltd.	June 22, 2023
Makoto Sugaya	Director Responsible for Store Operations; General Manager of Sales Division	Director In charge of Store Reform; General Manager of Sales Division	June 22, 2023
Masato Moriya	Director Responsible for Merchandise and Logistics; General Manager of Perishable Foods and Prepared Meals Strategy Division	Representative Director and President, SAVIA Corporation	June 22, 2023
Shigeru Nakabayashi	Director Responsible for Information Systems	System Advisor, Information Systems Division	June 22, 2023

(2)	Outline of Limited Liability Agreement

The Company has concluded a limited liability agreement with Non-executive Directors, Outside Directors, and Audit & Supervisory Board Members to limit their liability for damages under Article 423, Paragraph (1) of the Companies Act, in accordance with Article 427, Paragraph (1) of the same Act.

The maximum amount of liability for damages under the Agreement shall be the minimum amount of liability stipulated in Article 425, Paragraph (1) of the same Act.

(3)	Outline of Directors and Officers Liability Insurance Agreement

The Company has entered into a directors and officers liability insurance agreement with an insurance company, as stipulated in Article 430-3, Paragraph (1) of the Companies Act, under which Directors, Audit & Supervisory Board Members, Executive Officers, etc. of the Company and its subsidiaries are the insured, and renews this agreement every year.

Pursuant to this agreement, damage arising from a claim for damages in connection with the performance of his/her duties that the insured would bear (excluding those that fall under the grounds for exemption specified in the insurance agreement) shall be indemnified under the insurance agreement.

Payment of the total amount of the insurance premiums is shared between the Company and its subsidiaries.

(4)	Compensation, etc. of Directors and Audit & Supervisory Board Members for the fiscal year under review

(i)	Outline of policy for the determination of compensation, etc. of Officers

The Company has set forth a Policy Concerning the Determination of Compensation, Etc. of Officers (hereinafter the “Determination Policy”) in the Board of Directors as follows. For the resolution by the Board of Directors, the Company has submitted the details of the matters to be resolved to the Nomination and Compensation Committee, the majority of whose members are independent Outside Directors, and received the Committee’s response in advance.

In addition, with respect to compensation, etc. for individual Directors for the fiscal year under review, the Board of Directors has confirmed the details and determination method of compensation, etc. and that the details of the determined compensation, etc. are in conformity with the Determination Policy and respect the response from the Nomination and Compensation Committee, and has judged that the compensation, etc. for individual Directors is in line with the Determination Policy.

a.	Basic Policy

I.	Compensation shall place emphasis on links with performance and long-term corporate value, and value will be shared with shareholders, with the aim of profit growth and appropriate shareholder returns through sound business activities.

II.	Compensation shall maintain transparency of management that is able to be accountable.

b.	Compensation Structure

Directors’ compensation comprises “Basic Compensation,” which is fixed compensation, and “Short-term Performance-linked Compensation” and “Medium- to Long-term Performance-linked Compensation (Performance-linked Stock Compensation,” which will vary depending on financial performance. From the perspectives of their role and independence, compensation of Outside Directors and Audit & Supervisory Board Members comprises Basic Compensation only.

I.	Basic Compensation

Taking economic circumstances and societal standards into consideration, Basic Compensation is paid in cash every month as fixed compensation according to roles and responsibilities.

II.	Short-term Performance-linked Compensation

Short-term Performance-linked Compensation is paid to Directors, excluding Outside Directors, and is calculated by multiplying Basic Compensation by a co-efficient corresponding to the single fiscal year’s financial performance. It is paid in cash and comprises a portion paid in monthly installments and a portion paid as a lump sum. The monthly installment portion is calculated by multiplying the Basic Compensation amount, as the basis for calculation, by a co-efficient (0% - 75%) that corresponds to the rate of achievement of the previous fiscal year’s consolidated operating profit target. Meanwhile, a prerequisite for payment of the lump-sum portion is that consolidated operating profit, consolidated ordinary profit, and consolidated profit have each exceeded the actual results for the previous fiscal year. It is calculated by multiplying the monthly amount of Basic Compensation by a co-efficient (25% - 400%) corresponding to the amount by which consolidated operating profit exceeded the target amount.

III.	Medium- to Long-term Performance-linked Compensation

Directors, excluding Outside Directors, are paid shares and cash in a lump sum on retirement from their positions due to their beneficiary rights in monetary trusts (stock benefit trusts) that are not cash trusts. Directors who meet the requirements for retirement, etc. as Director are granted Company shares and cash according to the number of points granted according to their Director’s position and degree of achievement of performance targets. Share-based compensation varies within a range of 0% to 200%, according to the degree of achievement of numerical targets for consolidated net sales in each fiscal year set on the basis of the Medium-term Management Plan together with the Company’s subsidiaries from the perspective of “Group management” and, as an evaluation of sustainability, according to the reduction of the consolidated inventory loss ratio.

A system has been established whereby, if an eligible Director is involved in serious misconduct or illegal act, etc., the Company may forfeit (malus clause) the Director’s beneficiary rights to shares scheduled to be delivered according to the number of points awarded.

IV.	Component percentages of compensation

Although the percentage of total compensation that each compensation component comprises will change according to the degree of achievement of performance targets, the compensation structure has been designed so that the ratio of Basic Compensation, Short-term Performance-linked Compensation, and Medium- to Long-term Performance-linked Compensation will be around 5:4:1 in the event that the targets are achieved. Compensation for Outside Directors and Audit & Supervisory Board Members comprises Basic Compensation only, in light of their roles and independence.

(ii)	Resolutions at the general meeting of shareholders regarding the compensation, etc. of Directors and Audit & Supervisory Board Members

The amount of monetary compensation for Directors was resolved to be no more than 350 million yen per year (not including the portion of employee’s salary for Directors who concurrently serve as employees) at the 43rd Annual General Meeting of Shareholders held on June 27, 1991. The number of Directors at the close of that Annual General Meeting of Shareholders was fourteen (14).

In addition, separately from this monetary compensation, a scheme for share-based compensation was introduced upon resolution at the 70th Annual General Meeting of Shareholders held on June 21, 2018 and was partially revised at the 73rd Annual General Meeting of Shareholders held on June 24, 2021. Based on the Stock Award Regulations set forth in this scheme, share compensation amounts are contributed to a trust with an upper limit of 198 million yen (including 60 million yen for the Company’s Directors) over three fiscal years. With respect to this scheme, the upper limit for delivery of shares for the relevant three-year period shall be 90,000 points (including 27,000 points for the Company’s Directors) for each relevant three-year period according to the position and degree of achievement of performance targets in each year of the relevant period (excluding Outside Directors). The number of Directors of the Company eligible under this scheme at the conclusion of that Annual General Meeting of Shareholders was five (5).

The amount of monetary compensation for Audit & Supervisory Board Members was resolved to be no more than 60 million yen per year at the 47th Annual General Meeting of Shareholders held on June 29, 1995. The number of Audit & Supervisory Board Members at the close of that Annual General Meeting of Shareholders was four (4).

(iii)	Total Amount of Compensation, etc. of Directors and Audit & Supervisory Board Member

Category	Total amount (Millions of yen)	Total amount by compensation type (Millions of yen)			Number of eligible Officers
		Basic Compensation	Short-term Performance- linked Compensation	Medium- to Long-term Performance- linked Compensation (Stock Compensation)
Directors (excluding Outside Directors)	61	48	8	4	9
Audit & Supervisory Board Members (excluding Outside Audit & Supervisory Board Members	15	15	-	-	1
Outside Directors	14	14	-	-	4
Outside Audit & Supervisory Board Member	25	25	-	-	3

Notes:

1.	The amount of 35 million yen in the employee’s salary portion of Directors who concurrently serve as employees is not included.
2.	The number of officers on the last day of the fiscal year under review was nine (9) Directors (including four (2) Outside Directors) and four (4) Audit & Supervisory Board Members (including 3 Outside Audit & Supervisory Board Members).
3.	The conditions, etc. for calculation of Short-term Performance-linked Compensation are as described in “(i) Outline of policy for the determination of compensation, etc. of Officers.” The performance indicator that provides the basis for calculation of the installment portion is the rate of achievement of the target for consolidated operating profit in the previous fiscal year. As the actual result was 52.8%, the Company paid 8 million yen in Short-term Performance-linked Compensation. As the prerequisite conditions for the lump-sum portion were not met, no payments were made for this portion.
4.	The details and conditions, etc. for calculation of Medium- to Long-term Performance-linked Compensation (Stock Compensation) are as described in “(i) Outline of policy for the determination of compensation, etc. of Officers.” This compensation comprises a portion pertaining to the degree of achievement in each fiscal year of the numerical target for consolidated net sales based on the Medium-term Management Plan, in accordance with the performance indicators that provide the basis for calculation, and a portion pertaining to the reduction of consolidated inventory loss, as an evaluation of sustainability. Regarding the portion pertaining to the degree of achievement in each fiscal year of the numerical target for consolidated net sales, as the actual result was 103.3%, the Company posted provision for share awards of 4 million yen. Regarding the portion pertaining to the reduction of consolidated inventory loss, no amount was recorded for this portion as the results did not meet the requirements.

(5)	Outside Officers

(i)	Relationships with the other corporations, etc. at which Outside Officers hold significant concurrent positions.

There are no special relationships between the other corporations, etc. at which Outside Officers hold concurrent positions and the Company.

(ii)	Main activities of the Outside Officers

Category	Name	Attendance and Comments
Director	Shuichi Otani	Mr. Otani attended all 25 meetings of the Board of Directors held in the fiscal year under review and made comments based on his abundant experience and high degree of insight as a corporate manager.
Director	Yaeko Ishida	Ms. Ishida attended all 25 meetings of the Board of Directors held in the fiscal year under review and made comments based on her expert knowledge and high degree of insight as an attorney.
Full-time Audit & Supervisory Board Member	Masakazu Yamamoto	Mr. Yamamoto attended all 25 meetings of the Board of Directors and all 20 meetings of the Audit & Supervisory Board held in the fiscal year under review and made comments from an objective standpoint based on his abundant experience and high degree of insight, mainly from his involvement in finance-related operations.
Audit & Supervisory Board Member	Masami Shinozaki	Mr. Shinozaki attended 21 of the 25 meetings of the Board of Directors and all 20 meetings of the Audit & Supervisory Board held in the fiscal year under review and made comments from an objective standpoint based on his expert knowledge and high degree of insight as an attorney and certified public tax accountant.
Audit & Supervisory Board Member	Koji Makino	Mr. Makino attended 24 of the 25 meetings of the Board of Directors and all 20 meetings of the Audit & Supervisory Board held in the fiscal year under review and made comments from an objective standpoint based on his expert knowledge and high degree of insight as a certified public accountant and certified public tax accountant.

(iii)	Outline of duties executed by the Outside Directors relating to their expected roles

Category	Name	Outline of duties executed by the Outside Directors relating to their expected roles
Director	Shuichi Otani	As described in (ii) above, Mr. Otani contributed to the improvement of the effectiveness of the Company’s Board of Directors by actively commenting in Board of Directors meetings.
Director	Yaeko Ishida	As described in (ii) above, Ms. Ishida contributed to the improvement of the effectiveness of the Company’s Board of Directors by actively commenting in Board of Directors meetings.

Consolidated Financial Statements

(April 1, 2023 - March 31, 2024)

Consolidated Balance Sheet

(As of March 31, 2024)

(In millions of yen)

Description	Amount	Description	Amount
(Assets)		(Liabilities)
Current assets	44,119	Current liabilities	34,490
Cash and deposits	6,482	Accounts payable-trade	19,332
Accounts receivable-trade	9,518	Electronically recorded obligations - operating	233
Securities	8,600	Current portion of bonds payable	523
Merchandise and finished goods	9,990	Current portion of long-term borrowings	1,548
Work in process	7	Lease liabilities	450
Raw materials and supplies	177	Income taxes payable	802
Deposits paid to subsidiaries and associates	5,000	Accrued consumption taxes	409
Other	4,344	Provision for bonuses	2,114
Non-current assets	58,152	Provision for bonuses for directors (and other officers)	18
Property, plant and equipment	33,410	Provision for point card certificates	96
Buildings and structures	12,266	Contract liabilities	2,524
Land	16,455	Asset retirement obligations	154
Leased assets	1,160	Other	6,280
Construction in progress	263	Non-current liabilities	11,814
Other	3,264	Bonds payable	1,689
Intangible assets	1,871	Long-term borrowings	2,214
Investments and other assets	22,870	Lease liabilities	1,077
Investment securities	10,273	Deferred tax liabilities	1,274
Long-term loans receivable	10	Provision for share awards	19
Deferred tax assets	945	Provision for share awards for directors (and other officers)	39
Retirement benefit asset	1,747	Retirement benefit liability	656
Guarantee deposits	9,378	Asset retirement obligations	3,793
Other	532	Other	1,049
Allowance for doubtful accounts	(16)	Total liabilities	46,304
Deferred assets	48	(Net Assets)
Bond issuance costs	48	Shareholders’ equity	49,066
		Share capital	8,981
		Capital surplus	13,598
		Retained earnings	32,750
		Treasury shares	(6,263)
		Accumulated other comprehensive income	5,697
		Valuation difference on available-for-sale securities	5,076
		Remeasurements of defined benefit plans	620
		Non-controlling interests	1,251
		Total net assets	56,016
Total assets	102,320	Total liabilities and net assets	102,320

Consolidated Statement of Income

(April 1, 2023 - March 31, 2024)

(In millions of yen)

Description	Amount
[Operating revenue]		[261,486]
Net sales		250,594
Cost of sales		180,844
Gross profit		69,749
Operating revenue		10,892
Operating gross profit		80,642
Selling, general and administrative expenses		77,710
Operating profit		2,931
Non-operating income
Interest income	26
Dividend income	184
Subsidy income	37
Commission income	107
Gain on receipt of donated non-current assets	7
Other	54	417
Non-operating expenses
Interest expenses	55
Amortization of bond issuance costs	11
Commission expenses	365
Provision of allowance for doubtful accounts	16
Other	7	456
Ordinary profit		2,892
Extraordinary income
Gain on sale of investment securities	440
Compensation income	117	558
Extraordinary losses
Loss on disposal of non-current assets	25
Impairment losses	722
Other	39	787
Profit before income taxes		2,663
Income taxes - current	694
Income taxes - deferred	1,423	2,118
Profit		544
Profit attributable to non-controlling interests		47
Profit attributable to owners of parent		497

Non-Consolidated Financial Statements

(April 1, 2023 - March 31, 2024)

Non-Consolidated Balance Sheet

(As of March 31, 2024)

(In millions of yen)

Description	Amount	Description	Amount
(Assets)		(Liabilities)
Current assets	34,458	Current liabilities	32,168
Cash and deposits	5,626	Accounts payable-trade	11,883
Accounts receivable-trade	7,533	Electronically recorded obligations-operating	233
Securities	8,600	Short-term borrowings from subsidiaries and associates	7,223
Merchandise and finished goods	4,219	Current portion of bonds payable	523
Raw materials and supplies	146	Current portion of long-term borrowings	1,508
Prepaid expenses	1,183	Lease liabilities	400
Short-term loans receivable	2	Accounts payable-other	3,621
Short-term loans receivable from subsidiaries and associates	109	Accrued expenses	1,456
Deposits paid to subsidiaries and associates	5,000	Income taxes payable	605
Accounts receivable-other	1,884	Accrued consumption taxes	361
Current portion of guarantee deposits	215	Deposits received	558
Other	33	Provision for bonuses	1,797
Allowance for doubtful accounts	(96)	Provision for executive bonuses	13
Non-current assets	50,612	Provision for point card certificates	73
Property, plant and equipment	28,476	Contract liabilities	1,795
Buildings	10,365	Asset retirement obligations	112
Structures	496	Non-current liabilities	9,494
Machinery, equipment and vehicles	362	Bonds payable	1,689
Tools, furniture and fixtures	2,530	Long-term borrowings	2,134
Land	13,521	Lease liabilities	864
Leased assets	1,066	Provision for share awards	17
Construction in progress	133	Provision for share awards for directors (and other officers)	23
Intangible assets	1,662	Provision for retirement benefits	652
Leasehold interests in land	18	Asset retirement obligations	3,089
Software	1,419	Long-term guarantee deposits	1,023
Other	224	Total liabilities	41,663
Investments and other assets	20,473	(Net assets)
Investment securities	10,272	Shareholders’ equity	38,379
Shares of subsidiaries and associates	946	Share capital	8,981
Long-term loans receivable	10	Capital surplus	13,598
Prepaid pension costs	752	Legal capital surplus	13,598
Deferred tax assets	209	Retained earnings	22,062
Guarantee deposits	7,926	Legal retained earnings	1,544
Other	354	Other retained earnings	20,518
		Reserve for tax purpose reduction entry of non-current assets	366
Deferred assets	48	General reserve	17,300
Bond issuance costs	48	Retained earnings brought forward	2,852
		Treasury shares	(6,263)
		Valuation and translation adjustments	5,076
		Valuation difference on available-for-sale securities	5,076
		Total net assets	43,455
Total assets	85,119	Total liabilities and net assets	85,119

Non-Consolidated Statement of Income

(April 1, 2023 - March 31, 2024)

(In millions of yen)

Description	Amount
[Operating revenue]		[214,607]
Net sales		203,928
Cost of sales		147,805
Gross profit		56,122
Operating revenue		10,679
Operating gross profit		66,802
Selling, general and administrative expenses		64,764
Operating profit		2,037
Non-operating income
Interest income	11
Interest on securities	9
Dividend income	368
Commission income	91
Other	55	536
Non-operating expenses
Interest expenses	55
Amortization of bond issuance costs	11
Commission expenses	365
Other	7	439
Ordinary profit		2,133
Extraordinary income
Gain on sale of investment securities	440
Compensation income	117	558
Extraordinary losses
Loss on disposal of non-current assets	41
Impairment losses	595
Other	43	680
Profit before income taxes		2,011
Income taxes - current	397
Income taxes - deferred	197	595
Profit		1,416

Matters Regarding Accounting Auditors

(1)	Accounting Auditor’s Name

GYOSEI & CO.

(2)	Accounting Auditor’s Compensation, etc.

(In millions of yen)

Category	Amount of compensation
Amount of compensation, etc. to be paid by the Company for the fiscal year under review:	49
Total amount of money or other economic benefits to be paid by the Company and the Company’s subsidiaries:	62

Notes:

1.	In the audit agreement concluded between the Company and the Accounting Auditor, no distinction is made between audit compensation for audits based on the Companies Act and audits based on the Financial Instruments and Exchange Act, and such distinction cannot be substantively made. For this reason, the above amount of compensation, etc. to be paid by the Company for the fiscal year under review represents the total amount of compensation, etc., for audits based on the two Acts.
2.	As a result of deliberation of the number of scheduled audit hours, the appropriateness of the compensation amount, and other matters contained in the audit plan for the fiscal year under review after comparison of the audit plan and audit results for the previous fiscal year and confirmation of trends in audit hours and compensation amounts based on the Practical Guidelines for Cooperation with Accounting Auditors published by Japan Audit & Supervisory Board Members Association, the Audit & Supervisory Board has given its consent to the Accounting Auditor’s compensation, etc.
3.	Accounting Auditor’s compensation, etc. includes 0 million yen in compensation for audits of the non-consolidated financial statements related to the corrected report based on the Financial Instruments and Exchange Act.

(3)	Policy for determination of dismissal or non-reappointment of Accounting Auditor

If the Accounting Auditor is deemed to fall under any of the items of Article 340, Paragraph (1) of the Companies Act, the Accounting Auditor shall be dismissed by the Audit & Supervisory Board with the unanimous consent of all Audit & Supervisory Board Members.

In addition, the Audit and Supervisory Board comprehensively evaluates the Accounting Auditor based on its competence, expertise, independence from the Company, and other criteria, and if it is found necessary to change the Accounting Auditor, the Audit and Supervisory Board shall decide the contents of a proposal concerning the dismissal or non-reappointment of the Accounting Auditor, and the Board of Directors shall submit the proposal to the General Meeting of Shareholders based on that decision.

Matters Regarding Establishment of Systems to Ensure the Properness of Operations

(1)	Systems for Ensuring the Properness of Business Operations

The basic policy regarding systems to ensure the properness of operations (internal control system) resolved by the Board of Directors of the Company is as follows:

(i)	Systems to ensure that the execution of duties by Directors and employees (hereinafter “Officers and Employees”) of the Company complies with laws, regulations, and the Articles of Incorporation

(a)	We have established the “Inageya Group Philosophy” to describe the laws, regulations and social norms, etc. that Officers and Employees must comply with (hereinafter “compliance”) regarding our management stance and response to customers that the Company and the Group aim to achieve. To ensure that the Inageya Group Philosophy is thoroughly implemented, we will establish the Inageya Group Compliance Committee to supervise compliance activities across the Group. The Committee will conduct its activities in a planned manner and report the situation to the Board of Directors and the Audit & Supervisory Board as necessary.

(b)	We will establish helplines both within and outside of the Company as contact points for consultation and whistleblowing regarding compliance for Officers and Employees of the Company and individual Group companies. We will establish a system in which, if any compliance-related problems arise, details of and countermeasures against such problems will be immediately reported to the Board of Directors and the Audit and Supervisory Board through the Inageya Group Compliance Committee.

(c)	Audit & Supervisory Board Members will audit the execution of duties by Directors from an independent standpoint. As the department responsible for internal audits, we will establish an audit office that will conduct auditing of the day-to-day operations of each department.

(d)	We will have no involvement whatsoever with anti-social forces or groups that threaten social order and security, and we will cooperate with attorneys, the police, and others in dealing with unreasonable demands in a resolute manner.

(ii)	Systems regarding the retention and management of information pertaining to the execution of the duties of Directors of the Company

(a)	We will establish a system in which information pertaining to matters resolved at and reported to the Board of Directors, Management Meetings, and other meetings is recorded, retained, and managed in accordance with laws, regulations, and internal regulations and made available for inspection by Directors and Audit & Supervisory Board Members as necessary.

(b)	We will retain and manage documents and electronic data in accordance with regulations such as the Confidential Information Management Rules and Basic Rules for the Protection of Personal Information and various manuals, and we will revise these regulations as necessary.

(iii)	Rules and other systems related to management of the risk of loss of the Company

(a)	In accordance with the Risk Management Committee Regulations, we will identify, analyze, and evaluate risks of the Company and its subsidiaries and build effective risk management systems.

(b)	We will establish a system in which, if the risk of loss is found by internal audit, this fact will immediately be reported to the general administration division and responsible department(s).

(iv)	Systems to ensure that the execution of the duties of Directors of the Company is performed efficiently

(a)	The Board of Directors will set forth company-wide management goals to be shared by Officers and Employees. Executive Directors will then determine specific and individual targets to achieve such goals and regularly assess whether the execution of these targets is progressing as initially planned and revise them through situation reports.

We will establish a Nomination and Compensation Committee whose membership will include independent Outside Directors as a voluntary advisory body to the Board of Directors to strengthen its supervisory functions by ensuring objectivity and transparency of procedures regarding nomination and compensation.

(b)	The Management Meeting, which will be held twice a month in principle, will make swift decisions on important matters other than matters for resolution by the Board of Directors and will share information after receiving reports from its members regarding the execution of duties.

(v)	Systems to ensure the properness of business operations in a group of enterprises comprised of the Company and its subsidiaries

(a)	We will establish a system to monitor the business operations of its subsidiaries, such as establishing Company approval and reporting procedures regarding important matters of subsidiaries and a system for regular reporting to the Company.

(b)	We will establish a system in which the status of subsidiaries’ business operations and the execution of duties by their Directors, etc. will be reported at the Group Presidents Meeting.

(c)	The Group will identify, analyze, and evaluate risks in accordance with the Risk Management Committee Regulations.

(d)	We will establish a department responsible for the administration of subsidiaries and strive to improve the soundness and efficiency of management across the Group through deliberation of and information exchanges on important matters by the responsible department with the relevant subsidiaries.

(e)	We will establish a system that will enable the Company to monitor the properness of subsidiaries’ business operations, while respecting the autonomy of subsidiaries, by means such as Officers and Employees of the Company assuming Director or Audit & Supervisory Board Member posts at the subsidiaries and receiving reports from subsidiaries on a regular basis.

(f)	We will appoint members of the Inageya Group Compliance Committee from the subsidiaries as well and promote Group compliance activities together with the subsidiaries.

(vi)	Matters related to such employees if the Company’s Audit & Supervisory Board Members request that an employee be appointed to assist with the Audit & Supervisory Board Members duties, matters related to such employees’ independence from Directors; and matters related to ensuring the effectiveness of instructions to such employees

(a)	Audit & Supervisory Board Members may direct the staff of the audit office to assist with auditing work as assistants to the Audit & Supervisory Board Members. Staff members who receive such directions will not receive directions or supervision from Directors or the head of the audit office in relation to such directions given by the Audit & Supervisory Board Members.

(b)	The prior consent of the Audit & Supervisory Board is required for transfers and disciplinary action of the staff of the audit office.

(vii)	Systems for Officers and Employees of the Company to report to the Audit & Supervisory Board Members and systems for those who have received reports from Officers and Employees of subsidiaries and Audit & Supervisory Board Members of such subsidiaries or any of these persons to report to the Audit & Supervisory Board Members of the Company

Any person who receives a report from Officers and Employees of the Company and its subsidiaries and Audit & Supervisory Board Members of subsidiaries or any of these persons will promptly report to an Audit & Supervisory Board Member of the Company if he or she finds any facts, etc. such as matters that may violate laws and regulations or others, whistleblowing, and other facts that may cause significant damage to the Company and the Group. The Audit & Supervisory Board Members of the Company may seek explanations directly from the person who made the report as necessary.

(viii)	Systems to ensure that persons who have made reports as set forth in the preceding item will not be treated unfavorably on the grounds of having made such reports

In the Internal Reporting Regulations, the Company prohibits the unfair treatment of any person on the grounds of having made such reports, as well as any search for such whistleblower. It is also strictly prohibited to treat any person who has made an internal report to an Audit & Supervisory Board Member unfavorably on the grounds of having made such reports.

(ix)	Matters related to policies for the procedures for advance payment or reimbursement of expenses incurred in the execution of duties by Audit & Supervisory Board Members of the Company and for the treatment of other expenses or obligations incurred in the execution of duties

When Audit & Supervisory Board Members request advance payments or reimbursement, etc. for expenses necessary for the execution of his/her duties, the Company will promptly address said expenses or obligations.

(x)	Other systems to ensure effective execution of audits by Audit & Supervisory Board Members of the Company

(a)	We will hold regular meetings to exchange opinions with the Audit and Supervisory Board, Accounting Auditor, and the Representative Director.

(b)	The Board of Directors and individual Directors will fully respect the opinions of each Audit & Supervisory Board Member with regard to ensuring the effectiveness of audits.

(c)	Audit & Supervisory Board Members may attend important meetings and committees, including the Board of Directors meetings and Management Meetings in order to understand the status of important decision-making and business execution.

(xi)	Systems to ensure the credibility of financial reporting

To ensure the credibility of financial reporting of the Group, including subsidiaries, the Company will build and maintain sufficient systems throughout the Group and operate internal control systems in accordance with the Financial Instruments and Exchange Act and other relevant laws and regulations and the Inageya Group Philosophy. In addition, we will appoint an internal control promotion officer under the direction of the President and Representative Director, who is the responsible officer for internal control, and we will regularly verify and evaluate whether the internal control system is functioning properly and how effective it is and make correction as necessary.

(2)	Status of operation of systems for ensuring the properness of business operations

Pursuant to the basic policy described above, the Company will strive for maintenance and appropriate operation of internal control system. Major initiatives conducted in the fiscal year under review are as follows:

(i)	Status of initiatives for compliance and risk management

We held six meetings of the Inageya Group Compliance Committee, which supervises compliance activities across the Group to check the initiatives taken by individual Group companies and share information. The Company is engaged in various initiatives such as implementation of grade-based training and the strengthening of store inspections by Compliance Committee members, in our efforts to verify measures to prevent the recurrence of incident and check the implementation status of such measures, as well as to encourage deeper understanding and penetration of compliance on the frontlines. We also conducted a compliance awareness survey of all employees of the Group to clarify workplaces’ current issues. By sharing priorities for the recognition and solution of issues and linking them to the next compliance activity measures, we are striving for early detection and remedy of issues.

In terms of initiatives for risk management, we held four meetings of the Risk Management Committee to work on the identification, analysis, and evaluation of risks across the Group. We are also striving to identify problems related to risk events that have occurred and to strengthen and improve management systems, such as implementing risk management measures for the prevention of recurrences.

(ii)	Status of initiatives for ensuring the properness and efficiency of the execution of duties

The Board of Directors met 25 times during the fiscal year under review. At these meetings, in addition to deliberation of individual proposals and the supervision of the status of execution of duties, etc., we confirmed the status of the establishment and implementation of the internal control system for each business year. Further, we set up a Nomination and Compensation Committee as a voluntary advisory body for the Board of Directors. This Committee’s membership comprises one internal Director and two Outside Directors and is run with an Outside Director elected and serving as chair. It exchanges opinions on the nomination of Directors and on the structure of compensation and deliberates and provides responses to matters that have been submitted to it by the Board of Directors. In addition, the Outside Directors and Audit & Supervisory Board Members exchange information about important issues when necessary and appropriate.

(iii)	Status of initiatives for ensuring the properness of business operations in the Group

The Group regularly holds meetings of the Group Presidents Meeting, whose members are the Presidents of the Company and its subsidiaries. These meetings were held six times in the fiscal year under review, in which the members received reports and shared information on matters such as financial performance, the state of progress of management plans and policies, and the status of execution of operations.

(iv)	Status of initiatives for ensuring that the system for reporting to Audit & Supervisory Board Members and audits by the Audit & Supervisory Board Members are conducted effectively

The Audit & Supervisory Board met 20 times during the fiscal year under review, at which discussions were held on important matters concerning audits and advice and proposals regarding management were made as necessary. The Audit & Supervisory Board also holds regular exchanges of opinion with the Representative Directors, Accounting Auditor, and staff of the audit office. The Full-time Audit & Supervisory Board Member attends Management Meetings and other important meetings, obtains necessary information from Directors and employees, etc., and shares information with Outside Audit & Supervisory Board Members, in his/her efforts to improve the effectiveness of audits.

Policy on Determining the Dividends of Surplus, etc.

The Company considers returning profits to shareholders a key management policy, and it has adopted a basic dividend policy of continuing stable dividends while taking into comprehensive account matters such as the status of consolidated financial performance, future business outlook, improvement of profitability, and internal reserves for strengthening the Company’s financial condition.

The Company has established provisions in the Articles of Incorporation that allow the dividend of surplus, etc. by resolution of the Board of Directors, and has a policy of issuing dividends twice a year, namely an interim dividend and a year-end dividend.

Consolidated Statement of Changes in Equity

(April 1, 2023 – March 31, 2024)

(In millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance as of April 1, 2023	8,981	13,598	33,898	(6,266)	50,211
Cumulative effects of correction of errors			(948)		(948)
Balance as of April 1, 2023 reflecting correction of errors	8,981	13,598	32,949	(6,266)	49,262
Changes during period
Dividends of surplus			(696)		(696)
Profit attributable to owners of parent			497		497
Purchase of treasury shares				(0)	(0)
Disposal of treasury shares			0	3	3
Net changes in items other than shareholders’ equity
Total changes during period	－	－	(199)	3	(195)
Balance as of March 31, 2024	8,981	13,598	32,750	(6,263)	49,066

	Accumulated other comprehensive income			Non-controlling interests	Total net assets
	Valuation difference on available-for-sale securities	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance as of April 1, 2023	4,213	299	4,512	1,205	55,929
Cumulative effect of correction of errors					(948)
Balance as of April 1, 2023 reflecting correction of errors	4,213	299	4,512	1,205	54,980
Changes during period
Dividends of surplus					(696)
Profit attributable to owners of parent					497
Purchase of treasury shares					(0)
Disposal of treasury shares					3
Net changes in items other than shareholders’ equity	863	321	1,184	46	1,231
Total changes during period	863	321	1,184	46	1,035
Balance as of March 31, 2024	5,076	620	5,697	1,251	56,016

Notes to the Consolidated Financial Statements

Notes Regarding the Basis for Preparation of Consolidated Financial Statements

1.	Scope of consolidation

Number of consolidated subsidiaries	5
Names of consolidated subsidiaries	Savia Corporation SUN FOOD JAPAN CO., LTD. Welpark Co., Ltd. Inageya Wing Co., Ltd. INAGEYA DREAM FARM CO. LTD.

2.	Application of the equity method

Not applicable.

3.	Fiscal years of consolidated subsidiaries

The fiscal year end of the consolidated subsidiaries is the same as the consolidated fiscal year end.

4.	Accounting policies

(1)	Basis and methods for valuation of assets

(i)	Securities

Available-for-sale securities

Securities other than shares that do not have a market value	…	Fair value method (with the entire amount of valuation differences recorded directly into net assets, and the cost of sales calculated using the moving average method)

Shares that do not have a market value	…	Cost method based on the moving average method

(ii) Inventories	…	Primarily, the cost method based on the retail method (the amount stated in the balance sheet is calculated by writing down the book value of assets based on declines in profitability) is applied. For perishable foods, center merchandise, and dispensary division merchandise, etc., the last purchase cost method (the amount stated in the balance sheet is calculated by writing down the book value of assets based on declines in profitability) is applied.

(2)	Depreciation methods for non-current assets

(i)	Property, plant and equipment (excluding leased assets)	…

The straight-line method is applied. However, the retail support business subsidiary applies the declining balance method. For buildings (excluding facilities attached to buildings) acquired on or after April 1, 1998 and facilities attached to buildings and structures acquired on or after April 1, 2016, the straight-line method is applied.

The principal periods of useful life are as follows.

Buildings and structures         3 to 50 years

Tools, furniture and fixtures   3 to 20 years

(ii)	Intangible assets	…	The straight-line method is applied. For software for internal use, the straight-line method is used based on the expected useful life period (5 years).

(iii)	Leased assets	…	The straight-line method is applied using the lease term as service life and a residual value of zero.

(3)	Treatment of deferred assets

Bond issuance costs	…	The amount is amortized using the straight-line method over the term of the bonds.

(4)	Recognition criteria for provisions

(i)	Provision for bonuses	…	To provide for bonuses for employees, an amount is recorded based on the estimated amount of payment.

(ii)	Provision for bonuses for directors (and other officers)	…	To provide for bonuses for directors (and other officers), an amount is recorded based on the estimated amount of payment.

(iii)	Provision for point card certificates	…	To provide for the use of points other than those resulting from sales granted to point card members for the purpose of sales promotion, an amount estimated to be used in future at the end of the fiscal year under review is recorded.

(iv)	Provision for share awards	…	To provide for the awarding of shares of the Company to eligible senior managers of the Group pursuant to the Stock Award Regulations, an amount is recorded based on the expected amount of share award liabilities at the end of the fiscal year under review.

(v)	Provision for share awards for directors (and other officers)	…	To provide for the awarding of shares of the Company to eligible Directors, etc. of the Group pursuant to the Stock Award Regulations, an amount is recorded based on the expected amount of share award liabilities at the end of the fiscal year under review.

(5)	Accounting of retirement benefits	…

When calculating pension benefit liabilities, the method for attributing expected benefit payments for the period to the fiscal year under review is based on the benefit calculation criteria.

Actuarial gains and losses are treated as expenses in the fiscal year following the fiscal year in which they arise, in an amount proportionally divided using the straight-line method over a fixed number of years (7 years) that is within the average number of years of remaining service of employees at the time those gains and losses emerge each fiscal year.

In addition, for the calculation of retirement benefit liabilities and retirement benefit costs for part-time workers, a simplified method is applied that uses a method of treating estimated retirement benefit payments based on voluntary termination at the end of the fiscal year as retirement benefit liabilities.

(6)	Recognition criteria for revenue and expenses

(i)	Revenue recognition pertaining to sale of goods	…

Revenue that accrues from contracts with the Group’s customers are primarily based on the sale of goods in the retail business, which centers on the Supermarket Business and Drugstore Business. Revenue from these sales of goods are recognized at the time the goods are delivered to the customer.

Regarding goods sales in which the Group considers itself to be an agent, revenue is recognized in the net amount obtained by subtracting the amount paid to the supplier from the total amount of consideration received by the customer.

(ii)	Revenue recognition pertaining to company points program	…	Recognizing points awarded to point card members for sales in the Supermarket Business and Drugstore Business as performance obligations, the Group distributes transaction prices on the basis of independent sale prices calculated with consideration of future expected loss of validity and other factors, and recognizes revenue at the time that the points are used.

Notes Regarding Important Accounting Estimates

(Impairment of non-current assets)

(1)	Amount recorded in the consolidated financial statements for the fiscal year under review

Impairment losses	722 million yen
Property, plant and equipment	33,410 million yen

(2)	Other information to aid in understanding changes in accounting estimates

Regarding the identification, recognition, and measurement of signs of impairment losses of non-current assets, future performance forecasts and future cash flow estimates are made based on future business plans and past cash flow results.

These estimates, etc. may be affected by future uncertain market developments and other factors, and if the actual amounts accrued differ from the estimates, there is a possibility of significant impact on the impairment of non-current assets in the consolidated financial statements of the following fiscal year.

Notes Regarding Correction of Errors

At Inageya Co., Ltd., there were errors in some of the amounts recorded in deferred tax assets for the fiscal year ended March 31, 2023. For this reason, correction of errors from previous years has been made.

The cumulative impact of the correction of these errors is reflected in the book value of net assets at the beginning of the fiscal year under review. As a result, the opening balance for the fiscal year under review decreased by 948 million yen, reflecting the correction of errors in retained earnings in the Consolidated Statement of Changes in Equity.

Notes to the Consolidated Balance Sheet

Accumulated depreciation of property, plant and equipment	45,967 million yen

Notes to the Consolidated Statement of Changes in Equity

1.	Total number of outstanding shares as of March 31, 2024

Common shares:	52,381,447 shares

2.	Dividends

(1)	Dividend amount

Resolution	Class of shares	Total amount of dividends	Dividend per share	Record date	Effective date
Annual General Meeting of Shareholders on June 22, 2023	Common shares	348 million yen	7.50 yen	March 31, 2023	June 23, 2023
Board of Directors meeting on November 14, 2023	Common shares	348 million yen	7.50 yen	September 30, 2023	November 24, 2023

*1	The total amount of dividends resolved at the Annual General Meeting of Shareholders held on June 22, 2023 includes 0 million yen in dividends for treasury shares held as trust assets in the officers’ share-based remuneration scheme and the employees’ share-based incentive scheme.
*2	The total amount of dividends resolved at the Board of Directors meeting held on November 14, 2023 includes 0 million yen in dividends for treasury shares held as trust assets in the officers’ share-based remuneration scheme and the employees’ share-based incentive scheme.

(2)	Dividends whose record date falls in the fiscal year under review, but whose effective date is after the end of the fiscal year under review

Resolution	Class of shares	Total amount of dividends	Source of dividends	Dividend per share	Record date	Effective date
Annual General Meeting of Shareholders on June 26, 2024 (scheduled)	Common shares	348 million yen	Retained earnings	7.50 yen	March 31, 2024	June 27, 2024

*	The total amount of dividends to be resolved at the Annual General Meeting of Shareholders to be held on June 26, 2024 includes 0 million yen in dividends for treasury shares held as trust assets in the officers’ share-based remuneration scheme and the employees’ share-based incentive scheme.

Notes Regarding Financial Instruments

1.	Status of financial instruments

(1)	Policy of Initiatives for Financial Instruments

The Group raises the necessary funds mainly through bank loans and bond issues in light of its capital investment plans. Temporary surplus funds are invested only in short-term, highly secure financial assets and funds deposited with AEON CO., LTD., and short-term working capital is raised through bank loans.

(2)	Details of financial instruments and their risks

Although accounts receivable-trade are exposed to customer credit risk, most of these are settled in a short period of time.

Securities are mainly joint-investment monetary trusts and beneficial interests in trusts, which have the same nature as deposits held for surplus investment. Most of these are settled in a short period of time.

Deposits paid to subsidiaries and associates are investment deposits entrusted with AEON CO., LTD., a parent company of the Company, pursuant to a contract of deposit for consumption concluded with that company.

Investment securities, which are shares related to business with partner companies and correspondent financial institutions, are exposed to the risk of market price fluctuations.

Guarantee deposits are mainly deposits paid to the owners of stores in which the Company and Welpark Co., Ltd., a consolidated subsidiary of the Company, open stores, and are exposed to the owner’s credit risk.

Most accounts payable-trade and electronically recorded obligations-operating, which are trade payables, are due within one month. Long-term borrowings and bonds are mainly for capital investment financing purposes and have repayment dates or maturity dates of up to five years after the closing date. Borrowings and bonds are mainly borrowed at fixed interest rates.

(3)	Risk management system pertaining to financial instruments

(i)	Management of credit risk (risk of default, etc., of business partners)

In accordance with the Claims Management Rules, the individual divisions of the Group regularly monitor the status of major business partners regarding trade receivables and guarantee deposits and manage due dates for each partner. In addition, the Group is also making efforts to quickly identify and mitigate concerns about collection due to the deterioration of the financial status, etc. of business partners.

(ii)	Management of market risk (foreign exchange and interest rate fluctuation risk)

Market value of investment securities, all of which are listed shares, is checked at the end of each month and reported quarterly to the Board of Directors.

The financial status, etc. of the issuers of securities is periodically monitored in accordance with the Investment Rules.

With regard to borrowings, although there is risk of fluctuation of interest rates payable on borrowings and bonds, they are primarily borrowed at fixed interest rates.

(iii)	Management of liquidity risk related to financing (risk of inability to make payments on due date)

Trade payables, borrowings, and bonds are exposed to liquidity risk, but the Group has adopted a cash management system (CMS) for the purpose of efficient fund management and financing. Individual Group companies also manage liquidity risk by methods such as preparing monthly cash flow plans.

(iv)	Supplementary explanation of matters concerning the fair value, etc. of financial instruments

As variable factors are incorporated in the calculation of market value of financial instruments, that value is subject to change by adopting different assumptions.

2.	Fair value, etc. of financial instruments

The carrying amounts, fair values, and differences between them as of March 31, 2024 (the consolidated account closing date of the fiscal year under review) are as follows. Note that shares that do not have market prices (please refer to (Note 2)) are not included in “available-for-sale securities.” Also, notes for cash are omitted, and for deposits, accounts receivable-trade, deposits paid to subsidiaries and associates, accounts payable-trade, electronically recorded obligations-operating, and income taxes payable, notes are omitted because the fair values approach the book values since they are settled in the short term.

(In millions of yen)

	Carrying amounts	Fair value	Differences
(1) Securities and investment securities
Available-for-sale securities
Shares	10,272	10,272	—
Other	8,600	8,600	—
(2) Guarantee deposits (including current portion of guarantee deposits)	9,650	8,816	(834)
Total assets	28,523	27,689	(834)
(1) Bonds (including current portion of bonds payable)	2,212	2,175	(37)
(2) Long-term borrowings (including current portion of long-term borrowings)	3,762	3,720	(42)
Total liabilities	5,975	5,895	(80)

Note 1:	Matters concerning securities

Securities and investment securities

The carrying amount, acquisition cost or amortization cost, and the differences between them for each type of for available-for-sale securities, are as follows.

(In millions of yen)

	Type	Carrying amount	Acquisition cost or amortization cost	Differences
Carrying amount exceeds acquisition cost or amortization cost	(i) Shares	10,272	2,955	7,317
	(ii) Debentures	—	—	—
	(iii) Other	—	—	—
	Subtotal	10,272	2,955	7,317
Carrying amount does not exceed acquisition cost or amortization cost	(i) Shares	—	—	—
	(ii) Debentures	—	—	—
	(iii) Other	8,600	8,600	—
	Subtotal	8,600	8,600	—
Total		18,872	11,555	7,317

Note 2:	Shares, etc. that do not have a market value

(In millions of yen)

Category	Carrying amount
Unlisted shares	0

Shares, etc. that do not have a market price are not included in “available-for-sale securities.”

3.	Fair value information by level within the fair value hierarchy

The fair value of financial instruments is classified into the following three levels according to the observability and materiality of inputs used to measure fair value.

Level 1 fair value:	Fair value measured using observable inputs, i.e. quoted prices in active markets for assets or liabilities that are the subject of the measurement.
Level 2 fair value:	Fair value measured using observable inputs other than Level 1 inputs.
Level 3 fair value:	Fair value measured using unobservable inputs.

If multiple inputs are used that are significant to the fair value measurement, the fair value measurement is categorized in its entirety in the level of the lowest level input that is significant to the entire measurement.

(1)	Financial instruments measured at fair value

(In millions of yen)

Category	Fair value
	Level 1	Level 2	Level 3	Total
Securities and investment securities
Available-for-sale securities
Shares	10,272	—	—	10,272

(2)	Financial instruments other than those measured at fair value

(In millions of yen)

Category	Fair value
	Level 1	Level 2	Level 3	Total
Securities and investment securities
Available-for-sale securities
Other	—	8,600	—	8,600
Guarantee deposits	—	8,816	—	8,816
Total assets	—	17,416	—	17,416
Bonds	—	2,175	—	2,175
Long-term borrowings	—	3,720	—	3,720
Total liabilities	—	5,895	—	5,895

(3)	A description of the valuation technique(s) and inputs used in the fair value measurements

Securities and investment securities

Listed shares are valued using quoted prices. As listed shares are traded in active markets, their fair value is classified as Level 1. On the other hand, securities (“other” under available-for-sale securities) held by the Company are investment instruments (beneficial interests in trust, joint monetary trusts, etc.) with an investment period of three months or less that have been acquired as temporary surplus investments of cash and deposits and are considered to be of the same nature as cash and deposits, hence they are recorded at their acquisition costs. It is classified as Level 2 because they are not traded frequently in the public market and are not considered to have quoted prices in active markets.

Guarantee deposits

The fair value of guarantee deposits is measured using the present value of future cash flows, which are calculated based on the term of contract, discounted by appropriate indicators such as yields on government bonds. It is classified as Level 2.

Bonds (including current portion of bonds payable)

The fair value of bonds issued by the Company is measured using the discounted cash flow method, based on the total amount of the sum of principal and interest, the remaining period to maturity of those bonds, and an interest rate reflecting credit risk. It is classified as Level 2.

Long-term borrowings (including current portion of long-term borrowings)

The fair value of long-term borrowings is measured by discounting the total amount of the sum of principal and interest at the interest rate assumed for similar new borrowings. It is classified as Level 2.

Notes on Real Estate Such as Leases

The Company and some of its subsidiaries own commercial facilities for lease in Tokyo, Saitama Prefecture, and other areas within the Kanto region. As some of such facilities are used by the Company and its consolidated subsidiaries, they are recognized as real estate that includes portions used as real estate such as leases.

The carrying amounts, changes during the fiscal year under review, and fair values of real estate such as leases and real estate that includes portions used as real estate such as leases are as follows:

(In millions of yen)

	Carrying amount			Fair value as of March 31, 2024
	Carrying amount as of April 1, 2023	Changes during the fiscal year under review	Carrying amount as of March 31, 2024
Real estate such as leases	3,157	23	3,181	3,356
Real estate that includes portions used as real estate such as leases	3,499	235	3,735	4,509

Notes:

1.	Carrying amounts are the amounts obtained by subtracting accumulated depreciation and accumulated impairment loss from the acquisition cost.
2.	Major increases during the fiscal year under review include acquisition and the like (547 million yen), and major decreases include depreciation (182 million yen).
3.	The fair values as of March 31, 2024 represent the amounts calculated by the Company mainly based on the Japan Real Estate Appraisal Standards (including those adjusted using indices).

Profit or loss on real estate such as leases and real estate that includes portions used as real estate such as leases for the fiscal year under review were as follows:

(In millions of yen)

	Rental income	Rental expenses	Difference	Other (gain or loss on sale, etc.)
Real estate such as leases	123	159	(36)	(81)
Real estate that includes portions used as real estate such as leases	380	941	(560)	(24)
Note:

As real estate that includes portions used as real estate such as leases includes parts used by the Company and some of its consolidated subsidiaries to provide services and to conduct business administration, rental income from those parts is not recorded.

Expenses related to such real estate (depreciation, repair expenses, insurance premiums, taxes and dues, etc.) are included in rental expenses.

Notes Regarding Revenue Recognition

1.	Information on the breakdown of revenue generated from contracts with customers

(In millions of yen)

	Reportable segments				Operating revenue (*)	Total
	Supermarket Business	Drugstore Business	Retail Support Business	Total
Net sales
Retail sales	203,925	41,797	—	245,723	—	245,723
Dispensing	—	4,399	—	4,399	—	4,399
Other	—	—	471	471	9,285	9,757
Revenue generated from contracts with customers	203,925	46,196	471	250,594	9,285	259,879
Other revenue	—	—	—	—	1,607	1,607
Operating revenue from external customers	203,925	46,196	471	250,594	10,892	261,486
(*)	“Other” in operating revenue consists mainly of delivery agency income from supplying goods to stores on behalf of suppliers and revenue from consignment sales, and “other revenue” is real estate rental income from attracting tenants to the Group’s stores and other facilities.

2.	Information that provides the basis for the understanding of revenue generated from contracts with customers

The Group conducts retail businesses with Supermarket Business and Drugstore Business as its core, and business with subsidiaries that conduct retail business. The Group’s primary revenue comes from sales of goods to customers at individual retail stores, and we recognize revenue at the point of sale to customers, as we believe that our performance obligations are satisfied at the time of such sales. The consideration for the goods is received within approximately one month from the time of delivery.

Operating revenue consists primarily of delivery agency income from supplying goods to stores on behalf of suppliers, commission fees from consignment sales, and real estate rental income from attracting tenants to the Group’s stores, etc. We recognize revenue at the point of delivery of services because we believe that our performance obligations will be satisfied in accordance with use. Consideration for these services is received within approximately one month based on contracts with business partners.

3.	Reconciliation of satisfaction of performance obligations under contracts with customers and cash flows arising from such contracts, and the amount and timing of revenue arising from contracts with customers existing at the end of the fiscal year under review expected to be recognized in and after the following fiscal year

(1)	Balance of contract liabilities, etc.

Fiscal year under review
Contract liabilities (opening balance)	2,553 million yen
Contract liabilities (closing balance)	2,524 million yen

Contract liabilities are mainly related to points granted to customers at the time of sales, and are reversed upon recognition of revenue at the time when customers use their own available points at the time of sales of products.

Of revenue recognized in the fiscal year under review, 1,486 million yen was included in the opening balance of contract liabilities.

(2)	Transaction prices allocated to the remaining performance obligations

For contracts with an expected initial term of one year or less, descriptions are omitted in accordance with practical expedient.

Notes on Per Share Information

Net assets per share	1,181.55 yen
Profit per share	10.73 yen

Notes Regarding Significant Subsequent Events

Exchange of a Share Exchange Agreement and a Business Integration Agreement

The Company and United Super Markets Holdings Inc. (“U.S.M.H”) have decided, by resolution of Boards of Directors of respective companies on April 18, 2024, to enter into a share exchange agreement (the “Share Exchange Agreement”) to implement a share exchange (the “Share Exchange”) wherein U.S.M.H will become the parent company of the Company and the Company will become U.S.M.H’s wholly owned subsidiary. In addition, U.S.M.H, Maruetsu Co., Ltd. (“Maruetsu”), Kasumi Co., Ltd. (“Kasumi”), MaxValu Kanto Co., Ltd. (“MV Kanto”; U.S.M.H, Maruetsu, Kasumi and MV Kanto are collectively hereinafter referred to as the “U.S.M.H Group Companies”), the Company, and AEON CO., LTD. (“AEON”) have entered into a business integration agreement concerning U.S.M.H’s business integration with the Company (the “Business Integration Agreement”).

The Share Exchange is scheduled to take effect on November 30, 2024, upon approval by resolutions of the annual general meeting of shareholders of U.S.M.H to be held on May 24, 2024 and the Annual General Meeting of Shareholders of the Company to be held on June 26, 2024. Prior to the effective date of the Share Exchange, the common stock of the Company (the “Company Stock”) is scheduled to be delisted from the Prime Market of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) (the last trading date of the shares will be November 27, 2024).

The Company will become a wholly owned subsidiary of U.S.M.H upon implementation of the Share Exchange. The details are as follows.

1.	Purpose of the Share Exchange to make the company a wholly owned subsidiary

U.S.M.H was established on March 2, 2015, through a joint stock transfer by Maruetsu, Kasumi, and MV Kanto. As of April 18, 2024, U.S.M.H is comprised of twelve consolidated subsidiaries and three affiliated companies. U.S.M.H welcomes the participation of like-minded supermarket companies in the Tokyo metropolitan area under the basic philosophy of “contributing to the rich and healthy diet of our customers, wishing for the development and prosperity of the region, being deeply rooted in the region, constantly innovating and taking on challenges, and remaining a company that adapts to the times.” U.S.M.H aims to become the number one supermarket company in the Tokyo metropolitan area by establishing 1,000 stores with one trillion yen in sales as the core of AEON’s Kanto supermarket business.

The Company was founded in 1900 in Tachikawa City, Tokyo, and operates supermarket and drug store businesses in one metropolitan area and three prefectures in the Kanto region (Tokyo, Kanagawa, Saitama and Chiba). The Company aims to contribute to society as a “helpful local business” by promoting “sukoyakeku,” which means “contributing to the realization of healthy, rich and warm daily lives, and a healthier society for customers” and practicing “the way of the merchant” which refers to “a group of people who can experience the joy of their customers as their own joy.”

AEON is promoting management based on the basic philosophy of “pursuing peace with customers, respecting people and contributing to local communities” and aims to become a “company that contributes to the community to the upmost of its ability” by responding to increasingly diverse environmental changes and by continuing to provide customers with a better lifestyle and improved convenience as competition across business lines is expected to intensify against the background of changes in consumer lifestyles and purchasing behavior.

In the food supermarket industry, demand for home meals increased due to the spread of COVID-19, which increased the number of people spending time at home and working from home. The industry as a whole performed well and was temporarily yet greatly affected by this “stay-at-home demand.” However, the business environment has become increasingly severe, as consumer behavior has shifted away from stay-at-home meals to eating out due to the normalization of economic and social activities. Further, operating costs have increased due to rising raw material prices, rising wages, and rising water and utility costs. In addition, the handling of food products by other industries, such as e-commerce operators and drug stores has increased due to Japan’s declining birthrate and aging population, as well as due to changes in consumer lifestyles and purchasing behavior. As a result, competition across industries has become more intense. Consequently, further shakeout and industry restructuring is expected in the future.

Based on this recognition of the environment, the Company, AEON, and U.S.M.H have continued to share information and discuss issues and have strived to realize their respective principles and increase corporate value. As announced in the press release dated April 25, 2023 “AEON CO., LTD., Inageya Co., Ltd., and United Super Markets Holdings Inc. Announce the Execution of a Memorandum of Understanding Regarding the Business Integration for Realization of a JPY1 trillion Supermarket in Kanto,” the Company, AEON, and U.S.M.H have come to the conclusion that, in order to continue to respond to customers’ needs with a sense of speed, and to coexist with local communities and grow together in the Tokyo metropolitan area, where competition is expected to intensify further in the future, it is most appropriate to further deepen the relationship through strengthening capital relationships and management integration. This will allow the Company, AEON, and U.S.M.H to make the most of the AEON Group’s various assets such as digital, products, human resources, and payment infrastructure. The goal being to evolve into a new business model that utilizes economies of scale as a combined one trillion yen supermarket group. The Company and U.S.M.H will set aside sufficient time for discussions following the execution of the memorandum of understanding with a view to determining how to maximize synergies by around November 2024. The Company and AEON, which have already formed an alliance, will further strengthen their capital and business alliance relationship. AEON and the Company determined that they can promptly realize synergies by utilizing various assets of the AEON Group. AEON conducted a tender offer to the Company (the “Tender Offer”), as announced in the “Notice of Commencement of Tender Offer to Inageya Co., Ltd. (Securities Code: 8182)” dated October 6, 2023, and now holds 51.0% of shares of the Company, as announced in the “Notice of Results of Tender Offer for Shares of Inageya Co., Ltd. and Change of Subsidiary” dated November 30, 2023.

The preparatory committee for integration, which was jointly established on June 19, 2023, by the Company and U.S.M.H Group Companies, discussed and reviewed the realization and effect of the synergies envisaged following the execution of the memorandum of understanding. As a result of discussions, it has been determined that, in addition to contributing to the enhancement of corporate value through the synergies described below, in an increasingly competitive environment, strengthening the dominance of the Company and U.S.M.H in the Tokyo metropolitan area, where stable demand is expected to continue, will lead to the creation of various economies of scale.

In response to a proposal from U.S.M.H, the Company commenced consideration of whether to proceed with the transactions that would make the Company a wholly owned subsidiary of U.S.M.H, including the Share Exchange (the “Transactions”). After thorough consideration of the potential disadvantages associated with the delisting of the Company, such as its corporate creditworthiness and the impact on current shareholders, the Company concluded that it would benefit from becoming a wholly owned subsidiary of U.S.M.H. This is because the Company considered that it will be able to maintain its corporate creditworthiness as a major group company of U.S.M.H even following the Share Exchange, and that it is possible to provide the shareholders of the Company with the value and benefits that can be generated by the Share Exchange through the delivery of shares of U.S.M.H as consideration for the Share Exchange. The Company considered that the Share Exchange will be beneficial not only for U.S.M.H but also for the shareholders of the Company. AEON agreed with such plans of the Company and U.S.M.H, and approved the Share Exchange. Further, as described in “Notice Concerning Making Welpark Co., Ltd. a Wholly Owned Subsidiary Company of WELCIA HOLDINGS CO., LTD., Change of Subsidiary Company in Inageya Co., Ltd. (Share Transfer), Receipt of Special Dividends from Subsidiary and Recording of Extraordinary Profit” dated April 18, 2024, the Company has reached an agreement with WELCIA HOLDINGS CO., LTD. (“Welcia HD”), a subsidiary of AEON, to transfer the shares of Welpark Co., Ltd. (“Welpark”), which is a subsidiary of the Company and operates a drug store business, to Welcia HD prior to the execution of the Transactions. The consideration of the Share Exchange by the Company and U.S.M.H is subject to the transfer of the shares of Welpark to Welcia HD.

As a result of the above, Boards of Directors of both companies resolved to implement the Share Exchange on April 18, 2024. Specifically, the two companies expect the following synergies to arise, which will result in the improvement of corporate value:

(i)	Increase in sales and gross margin by expanding the use of TOPVALU private label products;
(ii)	Cost reduction through joint product procurement (national brand products, regional products, and imported products);
(iii)	Promotion of mutual efforts to revitalize food supermarkets, develop stores tailored to local customers, etc.;
(iv)	Cost reduction by organizing and utilizing the functions of distribution centers, and process centers, etc.;
(v)	Cost reduction through joint procurement of materials, fixtures and equipment, and integration of back-office operations;
(vi)	Joint use of credit cards, e-money and loyalty cards;
(vii)	E-commerce initiatives such as joint research and development of online businesses;
(viii)	Utilization of AEON Group’s education system and personnel exchange;
(ix)	Provision of analysis services combining membership information and POS information; and
(x)	Cost reduction through system sharing, and DX promotion.

2.	Overview of the Share Exchange

(1)	Schedule for the Share Exchange

Date of resolution by the board of directors of both companies on the execution of the Share Exchange Agreement	April 18, 2024
Execution date of the Share Exchange Agreement (both companies)	April 18, 2024
Annual general meeting of shareholders to approve the Share Exchange Agreement (U.S.M.H)	May 24, 2024
Annual general meeting of shareholders to approve the Share Exchange Agreement (the Company)	June 26, 2024 (to be confirmed)
Final trading date (the Company)	November 27, 2024 (to be confirmed)
Delisting date (the Company)	November 28, 2024 (to be confirmed)
Effective date of the Share Exchange	November 30, 2024 (to be confirmed)

Note:	The schedule of the Share Exchange may be changed by agreement between the two companies if it becomes necessary to satisfy the procedures of the Share Exchange or for other reasons. Any changes to the above schedule will be announced promptly.

(2)	Method of the Share Exchange

The Share Exchange is a share exchange wherein U.S.M.H will become the parent company of the Company, and the Company will become U.S.M.H’s wholly owned subsidiary. The Share Exchange is scheduled to take effect on November 30, 2024, subject to approval of the Share Exchange Agreement by resolution at the annual general meeting of shareholders of U.S.M.H held on May 24, 2024 and at the Annual General Meeting of Shareholders of the Company scheduled to be held on June 26, 2024.

(3)	Details of the ownership ratio for the Share Exchange

	U.S.M.H (to become the parent company resulting from the share exchange)	The Company (wholly owned subsidiary resulting from the share exchange)
Ownership ratio of shares for the Share Exchange	1	1.46
Number of shares to be delivered as a result of the Share Exchange	U.S.M.H ordinary shares (planned) 67,794,529 shares

(4)	Overview of the Business Integration Agreement

Under the Business Integration Agreement, the Company, the U.S.M.H Group Companies, and AEON have agreed to implement the business integration through a share exchange, whereby U.S.M.H will become the parent company of the Company, and the Company will become U.S.M.H’s wholly owned subsidiary. In addition to the matters related to the Share Exchange described above, the two companies have agreed that with respect to the management structure following the Share Exchange, U.S.M.H shall have an appropriate number of representative director(s), directors and auditors that will contribute to resolving relevant issues with the aim of realizing the basic principles of U.S.M.H and achieving management goals. The Company, the U.S.M.H Group Companies, and AEON will cooperate with each other to create new value beyond the scope of each company while maintaining their existing corporate brands and maintaining the independent management of each company.

(5)	Outline of the wholly owning parent company in the Share Exchange

Trade name	United Super Markets Holdings Inc.
Head office address	1 Kanda Aioi-cho, Chiyoda-ku, Tokyo
Representative name	Motohiro Fujita, President and Representative Director
Paid-in capital	10,000 million yen (as of February 29, 2024)
Net assets	150,250 million yen (as of February 29, 2024)
Total assets	285,505 million yen (as of February 29, 2024)
Business description	Management of supermarket businesses

Share Transfer Agreement

The Company (together with its subsidiaries, “the Group”), AEON CO., LTD. (“AEON” and, together with its subsidiaries, “AEON Group”), and WELCIA HOLDINGS CO., LTD. (“Welcia” and, together with its subsidiaries, “Welcia Group”) have entered into a share transfer agreement (“Share Transfer Agreement”) on April 18, 2024, whereby Welcia will acquire 16 million shares (84.21%) and 3 million shares (15.79%) of the Company’s consolidated subsidiary Welpark Co., Ltd. (“Welpark”) from the Company and AEON, respectively (“Transaction”). As a result, Welpark will become a wholly owned subsidiary of Welcia.

As a result of the above, the Company is expected to record extraordinary income of approximately 1,623 million yen during the second quarter of the fiscal year ending March 31, 2025.

Also, as a result of the Transaction, Welpark will cease to be a consolidated subsidiary of the Company.

1.	Reason for the transfer of shares

Welcia’s corporate slogan is “To promote higher quality of life and healthy lifestyles for our customers.” Based on this slogan, Welcia has been evolving its business model (“Welcia Model”) centered on “In-store pharmacy,” “Counselling,” “Late night operations” and “Nursing,” aiming to become a “Lifestyle platform” offering value-added products and services on the theme of health and “Specialized General Store.” We aim to build stores that support a rich lifestyle, health and beauty of nearby residents by expanding our service offering to be more convenient, to have a selection of goods that reflects the regional nature, and to provide counselling and polite customer service that leverages the specialized knowledge of our employees. We operate stores from Hokkaido to Okinawa.

The Company operates supermarket and drug store businesses in the Kanto region (Tokyo, Kanagawa, Saitama and Chiba). The Company aims to contribute to society as a “helpful local business” by promoting “sukoyakeku,” which means “contributing to the realization of healthy, rich and warm daily lives, and a healthier society for customers” and practicing “the way of the merchant” which refers to “a group of people who can experience the joy of their customers as their own joy.”

Welpark, which handles the drugstore business of the Group, has a corporate slogan of “helping with a healthy and rich everyday.” Welpark has a total of 140 stores (as of March 2024, 21 of these stores include pharmacies and seven stores are exclusively pharmacies) in good locations such as residential areas, train station areas, and next to major roads, in the Kanto region (Tokyo, Kanagawa, Saitama and Chiba). In recent years, Welpark has been promoting its status as a “lifestyle support drugstore” by improving its customer interaction capabilities and its employment of personnel with qualifications, and by strengthening its e-commerce business and stores that combine sales of products together with a pharmacy.

AEON is promoting management based on the basic philosophy of “pursuing peace with customers, respecting people and contributing to local communities.” AEON has made the evolution of health and wellness to respond to the new era an important strategy. The extension of healthy lifespan is a social issue, and customers’ desire for improved health is at an all-time high. In this environment, AEON aims to continue to provide convenience and a richer lifestyle to customers through evolving its health and wellness business to provide holistic products and services.

The drugstore business to date has expanded steadily in market size based on aggressive expansion in number of stores, expanded product selection and increases in the demand for health. On the other hand, consumers have become more cost-conscious as a result of price increases, and personnel and logistics costs have been increasing, among other changes in the business environment. Also, the room for new store openings in the domestic market is shrinking, and the opportunities for restructuring are increasing as we approach a mature stage of growth as an industry.

Through the Transaction, Welcia will be able to further strengthen its dominance of Welcia’s mother markets by Welpark joining the Welcia Group, as Welpark has a strong management base in the Tokyo metropolitan area, where the population continues to grow despite the overall aging population and decreases in birth rate. We believe Welcia will be able to increase its business operations’ efficiency through optimized logistics and marketing. Welpark, we believe, will be able to improve its ability to attract revenues and customers by increasing stores with in-store pharmacies and joining forces with Welcia on its private brand products, procurement and marketing.

Welcia determined that it would be most effective for Welpark to join the Welcia Group in order to advance its crosscutting development of the “Welcia Model” in the Tokyo metropolitan area by building an operation that can make maximum use of both companies’ management resources. This is why we have decided to proceed with the acquisition of shares. Welcia would like to achieve its vision of providing healthy living and a rich lifestyle to local customers by proactively giving back to customers the new value created.

On the other hand, the Company also determined, taking into account the changes taking place within the drugstore industry, it would be appropriate to leverage the synergies that would be created by utilizing both companies’ management resources after the Transaction resulting in Welpark becoming a wholly owned subsidiary of Welcia, rather than keeping Welpark as the Company’s subsidiary, in order to provide better products and services to customers, and to maximize the motivation of the employees who work at Welpark and also Welpark’s corporate value. This is why the Company determined to transfer its Welpark shares to Welcia.

AEON agrees with Welcia’s and the Company’s thoughts stated above, and that it is possible to increase Welpark’s and Welcia’s corporate value through the Transaction. This is why AEON decided to transfer its Welpark shares to Welcia.

2.	Overview of the subsidiary experiencing the change (Welpark)

Name	Welpark Co., Ltd.
Address	1-1 Sakae-cho 6-chome, Tachikawa City, Tokyo
Name and title of representative	Ichiro Sugano, Representative Director
Business overview	Operation of drugstores and dispensing pharmacies in the greater Tokyo area
Paid-in capital	950 million yen (as of March 31, 2024)
Date of establishment	September 17, 1990
Major shareholders and shareholding ratios	Inageya Co., Ltd.	84.21%
	AEON CO., LTD.	15.79%
Relationships between the listed company	Capital relationship	There is no relevant relationship with Welcia. However, Welpark is a subsidiary of Inageya, which is a subsidiary of AEON, which is Welcia’s parent company. Also, Welpark is a subsidiary of AEON.
Personnel relationship

There is no relevant relationship with Welcia. However, WELCIA YAKKYOKU CO., LTD., a subsidiary of Welcia, has a director named Hiroyuki Namba, and he services as a director of Welpark.

With respect to Inageya, its Director Kazuhiko Shimamoto concurrently serves as a director of Welpark. Further, Kenichiro Takayanagi, a Full-time Audit & Supervisory Board Member of Inageya, also serves as an auditor of Welpark.

Business relationship

There is no relevant relationship with WELCIA.

Inageya has business relationships with Welpark by leasing a portion of its stores and purchasing some products. Also, Inageya and Welpark have entered into an “Agreement on Cash Management.”

Consolidated operating results and consolidated financial position of the company for the past three years
Fiscal year ended	March 31, 2022	March 31, 2023	March 31, 2024
Net assets	7,357 million yen	7,603 million yen	7,872 million yen
Total assets	15,545 million yen	15,752 million yen	18,359 million yen
Net assets per share	387.3 yen	400.2 yen	414.3 yen
Net sales	42,638 million yen	43,676 million yen	46,196 million yen
Operating profit	1,000 million yen	770 million yen	605 million yen
Ordinary profit	1,059 million yen	801 million yen	609 million yen
Profit	567 million yen	302 million yen	298 million yen
Profit per share	29.9 yen	15.9 yen	15.7 yen
Dividend per share	2.99 yen	1.60 yen	1.60 yen

3.	Overview of the wholly owning company acquiring the shares (Welcia Holdings)

Name	Welcia Holdings Co., Ltd.
Address	2-15 Sotokanda 2-chome, Chiyoda-ku, Tokyo
Name and title of representative	Takamitsu Ikeno, Representative Director, Chairman and President
Business overview	Management and operation of subsidiaries and group companies which operate a chain of drugstores with in-store pharmacies
Paid-in capital	7,748 million yen (as of February 29, 2024)
Date of establishment	September 1, 2008
Net assets	244,367 million yen (as of February 29, 2024)
Total assets	551,860 million yen (as of February 29, 2024)
Major shareholders and shareholding ratios (as of August 31, 2023)	AEON	50.54%
	The Master Trust Bank of Japan, Ltd. (trust account)	7.81%
	Custody Bank of Japan, Ltd. (trust account)	3.40%
	Welcia Holdings Employee Stockownership Plan	1.88%
	Tsuruha Holdings, Inc.	1.60%
	Custody Bank of Japan, Ltd. (trust account E)	1.39%
	STATE STREET BANK WEST CLIENT-TREATY 505234 (Standing proxy: Settlement & Clearing Services Department, Mizuho Bank, Ltd.)	1.36%
	SMBC Nikko Securities Inc.	1.14%
	Ishida Co., Ltd.	0.77%
	Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.	0.71%
Relationships between the listed company	Capital relationship	There is no relevant relationship with Inageya. AEON holds 105,950,600 ordinary shares of Welcia (approximately 50.54%* of the total)
	Personnel relationship	There is no relevant relationship with Inageya. Motoya Okada, Director, Chairman and Representative Executive Officer of AEON, serves as a Director of Welcia.
	Trading relationship

There is no relevant relationship with Inageya.

The AEON Group and the Welcia Group have a relationship that includes payment of royalties, consumption bailment, financial services and purchases of products.

	Relevant status with respect to related parties	As Inageya is a subsidiary of AEON, it constitutes a related party of WELCIA. AEON is Welcia’s parent company.

Note:	“Shareholding ratios” refers to the percentages of the number of shares obtained by subtracting the treasury shares (13,634 shares) held by Welcia on August 31, 2023 (however, this excludes the 3,425,219 shares of the Company held in the stock benefit trust for officers and employees as of August 31, 2023) from the total number of outstanding shares as of August 31, 2023 (209,656,076 shares) stated in the “Consolidated Financial Results for the Six Months Ended August 31, 2023” submitted by Welcia on October 10, 2023. Percentages have been rounded off to the nearest second decimal place.

4.	Status of share ownership before and after the acquisition of shares (transfer), acquisition (transfer) price and number of shares acquired (transferred)

(1)	WELCIA

(1) Share ownership before change	0 shares (Number of voting rights: 0) (Percentage of voting rights: 0.0%)
(2) Number of shares to be acquired	19,000,000 shares (Number of voting rights: 19,000)
(3) Acquisition price	Common shares of Welpark 8,300 million yen Advisory fees, etc. (estimate) 105 million yen Total (estimate) 8,405 million yen
(4) Share ownership after change	19,000,000 shares (Number of voting rights: 19,000) (Percentage of voting rights: 100%)

(2)	Inageya

(1) Share ownership before transfer	16,000,000 shares (Number of voting rights: 84.21%)
(2) Number of shares to be transferred	16,000,000 shares (Percentage of voting rights: 84.21%)
(3) Transfer price	6,989 million yen
(4) Share ownership after transfer	0 shares (Percentage of voting rights: 0.0%)

(3)	AEON

(1) Share ownership before transfer	3,000,000 shares (Number of voting rights: 15.79%)
(2) Number of shares to be transferred	3,000,000 shares (Percentage of voting rights: 15.79%)
(3) Transfer price	1,311 million yen
(4) Share ownership after transfer	0 shares (Percentage of voting rights: 0.0%)

5.	Schedule

(1) Date of Board of Directors resolution and Representative Executive Officer’s decision	April 18, 2024
(2) Date of agreement	April 18, 2024
(3) Date of execution of share transfer	September 2, 2024 (to be confirmed)

6.	Receipt of dividends by Inageya

(1) Dividend amount	1,263 million yen
(2) Date of determination	April 18, 2024
(3) Effective date	August 30, 2024 (to be confirmed)
(4) Impact on financial results	Non-operating income of 1,263 million yen in dividend income will be recorded in Inageya’s non-consolidated financial results for the fiscal year ending March 31, 2025. As these are dividends received from a consolidated subsidiary, there will be no impact on the consolidated financial results.

7.	Recording of extraordinary income by Inageya

Once the share transfer has been executed upon satisfaction of the preconditions of the Share Transfer Agreement, extraordinary income of 1,623 million yen will be recorded as gain on sale of shares of subsidiaries and associates in Inageya’s consolidated financial results for the six months ending September 30, 2024.

Non-Consolidated Statement of Changes in Equity

(April 1, 2023 - March 31, 2024)

(In millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings
		Legal capital surplus	Legal retained earnings	Other retained earnings			Total retained earnings
				Reserve for tax purpose reduction entry of non-current assets	General reserve	Retained earnings brought forward
Balance as of April 1, 2023	8,981	13,598	1,544	367	17,300	3,080	22,291
Cumulative effects of correction of errors						(948)	(948)
Balance as of April 1, 2023 reflecting correction of errors	8,981	13,598	1,544	367	17,300	2,131	21,343
Changes during period
Dividends of surplus						(696)	(696)
Reversal of reserve for tax purpose reduction entry of non-current assets				(1)		1	－
Profit						1,416	1,416
Purchase of treasury shares
Disposal of treasury shares						0	0
Net changes in items other than shareholders’ equity
Total changes during period	－	－	－	(1)	－	721	719
Balance as of March 31, 2024	8,981	13,598	1,544	366	17,300	2,852	22,062

	Shareholders’ equity		Valuation and translation adjustments	Total net assets
	Treasury shares	Total shareholders’ equity	Valuation difference on available-for-sale securities
Balance as of April 1, 2023	(6,266)	38,604	4,213	42,818
Cumulative effects of correction of errors		(948)		(948)
Balance as of April 1, 2023 reflecting correction of errors	(6,266)	37,655	4,213	41,869
Changes during period
Dividends of surplus		(696)		(696)
Reversal of reserve for tax purpose reduction entry of non-current assets				－
Profit		1,416		1,416
Purchase of treasury shares	(0)	(0)		(0)
Disposal of treasury shares	3	3		3
Net changes in items other than shareholders’ equity			863	863
Total changes during period	3	723	863	1,586
Balance as of March 31, 2024	(6,263)	38,379	5,076	43,455

Notes to Non-Consolidated Financial Statements

Notes Regarding Significant Accounting Policies

1.	Basis and methods for valuation of assets

(1)	Securities

(i)	Shares of subsidiaries	…	Cost method based on the moving average method
(ii)	Available-for-sale securities
	Securities other than shares that do not have a market value	…	Fair value method (with the entire amount of valuation differences recorded directly into net assets, and the cost of sales calculated using the moving average method)
	Shares that do not have a market value	…	Cost method based on the moving average method

(2)	Inventories	…	Primarily, the cost method based on the retail method (the amount stated in the balance sheet is calculated by writing down the book value of assets based on declines in profitability) is applied. For perishable foods and center merchandise, the last purchase cost method (the amount stated in the balance sheet is calculated by writing down the book value of assets based on declines in profitability) is applied.

2.	Depreciation methods for non-current assets

(1)	Property, plant and equipment (excluding leased assets)	…	The straight-line method is applied. The principal periods of useful life are as follows. Buildings and structures 3 to 50 years Tools, furniture and fixtures 3 to 20 years
(2)	Intangible assets	…	The straight-line method is applied. For software for internal use, the straight-line method is used based on the expected useful life period (5 years).
(3)	Leased assets	…	The straight-line method is applied using the lease term as service life and a residual value of zero.

3.	Treatment of deferred assets

Bond issuance costs	…	The amount is amortized using the straight-line method over the term of the bonds.

4.	Recognition criteria for provisions

(1)	Allowance for doubtful accounts	…	To provide for bad debt expenses in the allowance for accounts receivable – trade, loans receivable, etc., estimated uncollectible receivables are recorded based on the actual rate of bad debts for general receivables and on the estimated recoverability for specific doubtful receivables.
(2)	Provision for bonuses	…	To provide for bonuses for employees, an amount is recorded based on the estimated amount of payment.
(3)	Provision for bonuses for directors (and other officers)	…	To provide for bonuses for directors (and other officers), an amount is recorded based on the estimated amount of payment.
(4)	Provision for point card certificates	…	To provide for the use of points other than those resulting from sales granted to point card members for the purpose of sales promotion, an amount estimated to be used in future at the end of the fiscal year under review is recorded.

(5)	Provision for share awards	…	To provide for the awarding of shares of the Company to eligible senior managers pursuant to the Stock Award Regulations, an amount is recorded based on the expected amount of share award liabilities at the end of the fiscal year under review.
(6)	Provision for share awards for directors (and other officers)	…	To provide for the awarding of shares of the Company to eligible Directors, etc. of the Company pursuant to the Stock Award Regulations, an amount is recorded based on the expected amount of share award liabilities at the end of the fiscal year under review.
(7)	Provision for retirement benefits

To provide for retirement benefits for employees, an amount is recorded based on the estimated amounts of retirement benefit liabilities and pension assets at the end of the fiscal year under review. When calculating pension benefit liabilities, the method for attributing expected benefit payments for the period to the fiscal year under review is based on the benefit calculation criteria.

Actuarial gains and losses are treated as expenses in the fiscal year following the fiscal year in which they arise, in an amount proportionally divided using the straight-line method over a fixed number of years (7 years) that is within the average number of years of remaining service of employees at the time those gains and losses emerge each fiscal year.

In addition, for the calculation of provision for retirement benefits and retirement benefit costs for part-time workers, a simplified method is applied that uses a method of treating estimated retirement benefit payments based on voluntary termination at the end of the fiscal year as retirement benefit liabilities.

5.	Recognition criteria for revenue and expenses

(1)	Revenue recognition pertaining to sale of goods	…

Revenue that accrues from contracts with the Company’s customers are primarily based on the sale of goods. Revenue from these sales of goods are recognized at the time the goods are delivered to the customer.

Regarding goods sales in which the Company considers itself to be an agent, revenue is recognized in the net amount obtained by subtracting the amount paid to the supplier from the total amount of consideration received by the customer.

(2)	Revenue recognition pertaining to company points program	…	Recognizing points awarded to point card members for sales in the Supermarket Business as performance obligations, the Company distributes transaction prices on the basis of independent sale prices calculated with consideration of future expected loss of validity and other factors, and recognizes revenue at the time that the points are used.

6.	Other important matters that form the basis of the preparation of the financial statements

Accounting of retirement benefits	…	The accounting method for unrecognized actuarial gains and losses pertaining to retirement benefits differs from the accounting method used in the consolidated financial statements.

Notes Regarding Important Accounting Estimates

(Impairment of non-current assets)

(1)	Amount recorded in the non-consolidated financial statements for the fiscal year under review

Impairment losses	595 million yen
Property, plant and equipment	28,476 million yen

(2)	Other information to aid in understanding changes in accounting estimates

Regarding the identification, recognition, and measurement of signs of impairment losses of non-current assets, future performance forecasts and future cash flow estimates are made based on future business plans and past cash flow results.

These estimates, etc. may be affected by future uncertain market developments and other factors, and if the actual amounts accrued differ from the estimates, there is a possibility of significant impact on the impairment of non-current assets in the non-consolidated financial statements of the following fiscal year.

Notes Regarding Correction of Errors

There were errors in some of the amounts recorded in deferred tax assets for the fiscal year ended March 31, 2023. For this reason, correction of errors from previous years has been made.

The cumulative impact of the correction of these errors is reflected in the book value of net assets at the beginning of the fiscal year under review. As a result, the balance at the beginning of the fiscal year under review decreased by 948 million yen, reflecting the correction of errors in retained earnings in the Non-consolidated Statement of Changes in Equity.

Notes to the Non-Consolidated Balance Sheet

1.	Accumulated depreciation of property, plant and equipment	42,295million yen

2.	Monetary claims and debts related to subsidiaries and associates (excluding claims and debts presented separately)

Short-term monetary claims	3,548 million yen
Long-term monetary claims	270 million yen
Short-term monetary debts	1,562 million yen
Long-term monetary debts	17 million yen

*	Short-term borrowings from subsidiaries and associates presented separately are short-term monetary debts for the purpose of efficient fund management and procurement within the Group through the Cash Management System (CMS).

Notes to the Non-Consolidated Statement of Income

Turnover of business transactions with subsidiaries and associates

Turnover of sales transactions

Net sales	2 million yen
Operating revenue	1,009 million yen
Purchases	6,587 million yen
Selling, general and administrative expenses	3,997 million yen
Turnover of business transactions other than sales transactions	962 million yen

Notes to the Non-Consolidated Statement of Changes in Equity

Class and number of treasury shares on March 31, 2024

Common shares	6,032,108 shares

*	The number of treasury shares on March 31, 2024 includes 84,956 shares held as trust assets in the stock benefit trust for officers and the stock benefit trust for employees.

Notes on Tax Effect Accounting

Breakdown of major factors that caused deferred tax assets and liabilities

Deferred tax assets
Impairment losses	2,101 million yen
Asset retirement obligations	980 million yen
Provision for retirement benefits	199 million yen
Bonuses payable, etc.	643 million yen
Provision for point card certificates	22 million yen
Contract liabilities	549 million yen
Loss on valuation of shares of subsidiaries and associates	363 million yen
Loss on valuation of goods	211 million yen
Accrued business taxes	94 million yen
Tax losses carried forward	371 million yen
Other	183 million yen
Deferred tax assets sub-total	5,722 million yen
Valuation allowance for tax losses carried forward	- million yen
Valuation allowance for total deductible temporary differences	(2,727) million yen
Valuation allowances sub-total	(2,727) million yen
Total deferred tax assets	2,995 million yen

Deferred tax liabilities
Valuation difference on available-for-sale securities	(2,240) million yen
Prepaid pension costs	(230) million yen
Reserve for tax purpose reduction entry of non-current assets	(161) million yen
Retirement costs for meeting asset retirement obligations	(152) million yen
Total deferred tax liabilities	(2,785) million yen
Net deferred tax assets	209 million yen

Notes Regarding Transactions with Related Parties

1.	Parent company

(In millions of yen)

Type	Name of company, etc.	Percentage of voting rights held	Relationship	Summary of transactions	Transaction amount	Account	Balance at end of period
Parent company	AEON Co., Ltd.	Holds Direct 50.8% Indirect 0.2%	Deposits for investment	Deposits for investment (Note)	6,716	Deposits paid to subsidiaries and associates	5,000
				Receipt of interest (Note)	0	-	-

Transaction terms and policy for determination of transaction terms, etc.

Note:	The transaction amount of deposits for investment indicates the average balance between February 2024, when the basic contract on deposits for consumption was concluded, and March 2024. The interest rate is calculated reasonably, taking TIBOR into account.

2.	Subsidiaries

(In millions of yen)

Type	Name of company, etc.	Percentage of voting rights held	Relationship	Summary of transactions	Transaction amount	Account	Balance at end of period
Subsidiary	Welpark Co., Ltd.	Holds Direct 84.2%	CMS Concurrent officers	Interest expenses	0	Short-term borrowings from subsidiaries and associates	4,228
	Savia Corporation	Holds Direct 100%	CMS Concurrent officers	Interest expenses	0	Short-term borrowings from subsidiaries and associates	2,117

Transaction terms and policy for determination of transaction terms, etc.

Notes:

1.	CMS refers to the Cash Management System consisting of short-term loan transactions for the purpose of efficient fund management and procurement within the Group. Interest pertaining to these transactions is decided with reference to market interest rates.

2.	Transaction amounts do not include consumption taxes, etc.

3.	Sister company

(In millions of yen)

Type	Name of company, etc.	Percentage of voting rights held	Relationship	Summary of transactions	Transaction amount	Account	Balance at end of period
Subsidiary of the parent company	AEON Financial Service Co., Ltd.	-	Outsourcing of credit and electronic money services	Fees for credit and electronic money services (Note)	570	Accounts receivable- trade	3,498

Transaction terms and policy for determination of transaction terms, etc.

Fees are determined in the same way as general terms and conditions.

Notes Regarding Per Share Information

Net assets per share	937.58 yen
Profit per share	30.56 yen

Notes Regarding Significant Subsequent Events

Notes are omitted as the same information is included in the Notes Regarding Significant Subsequent Events in the Notes to the Consolidated Financial Statements.